   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               SOURCE MEDIA, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                         4825                        13-3700438
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

                       8140 WALNUT HILL LANE, SUITE 1000
                              DALLAS, TEXAS 75231
                                 (214) 890-9050
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------

                               TIMOTHY P. PETERS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               SOURCE MEDIA, INC.
                       8140 WALNUT HILL LANE, SUITE 1000
                              DALLAS, TEXAS 75231
                                 (214) 890-9050
           (Name, address, including zip code, and telephone number,
            including area code, of Registrant's agent for service)
                             ---------------------

                           Copy of Communication to:
                           MICHAEL L. BENGTSON, ESQ.
                            THOMPSON & KNIGHT, P.C.
                        1700 PACIFIC AVENUE, SUITE 3300
                              DALLAS, TEXAS 75201
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
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
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                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE       AGGREGATE OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED       REGISTERED(1)      PER SHARE(2)             PRICE(2)              FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per
  share..........................    1,428,955           $7.25               $10,359,923         $3,139.37

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(1) Based upon the number of Class A Shares and Class B Shares ("Cableshare
    Common Shares") of Cableshare Inc. ("Cableshare") outstanding as of November 25, 1996, minus the Cableshare Common Shares held by the Registrant or its affiliates, divided by 5, the minimum exchange ratio in the transaction with Cableshare.
(2) Calculated pursuant to Rule 457(c), based upon the average of the bid and asked prices of the Common Stock on November 22, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996

                                            SHARES

                               SOURCE MEDIA, INC.

                                  COMMON STOCK
                               ($.001 PAR VALUE)

                             ---------------------

     Each share of common stock, par value $.001 per share ("Source Common Shares"), of Source Media, Inc., a Delaware corporation ("Source"), offered hereby is issuable upon exchange of an exchangeable share, no par value per share (an "Exchangeable Share"), of Cableshare Inc., an Ontario corporation ("Cableshare"), issued by Cableshare in exchange for Class A Shares and Class B Shares of Cableshare in connection with the Plan of Arrangement involving Cableshare and its shareholders. Source Common Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during the period of time that the Registration Statement to which this Prospectus relates remains effective. Source and Cableshare will offer Source Common Shares in exchange for Exchangeable Shares from time to time during the period of time described under "Plan of Distribution." Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one Source Common Share, plus an additional amount of cash equivalent to declared but unpaid dividends on such Exchangeable Share. All expenses of registration incurred in connection with this offering are being paid by Source. Source and Cableshare, as applicable, will receive the Exchangeable Shares exchanged for the Source Common Shares offered hereby. Source Common Shares are quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "SRCM." On November 25, 1996, the last reported sale price of the Source Common Shares on the Nasdaq National Market was $7.50 per share.

                             ---------------------

 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN SOURCE COMMON SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF
                                THIS PROSPECTUS.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Risk Factors," "Business of Source," "Business of Cableshare" and "Management's
Discussion and Analysis of Financial Condition and Results of Operations of
Source -- Liquidity and Capital Resources," regarding Source's financial position, business strategy, plans and objectives of management of Source for future operations and indebtedness covenant compliance, are forward-looking statements. Although Source believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Source's expectations (called
"Cautionary Statements" herein) are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to Source or persons acting on its behalf are expressly qualified in their entirety by the Cautionary
Statements.

                             ---------------------

                               TABLE OF CONTENTS

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                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................    3
Risk Factors..........................................................................    6
Use of Proceeds.......................................................................   11
Dividend Policy of Source.............................................................   11
Price Range of Source Common Shares...................................................   11
Price Range of Cableshare Shares......................................................   11
Selected Consolidated Financial Data of Source........................................   12
Selected Unaudited Pro Forma Consolidated Financial Data of Source....................   13
Selected Consolidated Financial Data of Cableshare....................................   14
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of
  Source..............................................................................   15
Management's Discussion and Analysis of Financial Condition and Results of Operations
  of Cableshare.......................................................................   22
Business of Source....................................................................   24
Business of Cableshare................................................................   34
Management of Source..................................................................   37
Certain Transactions..................................................................   42
Principal Stockholders of Source......................................................   43
Management of Cableshare..............................................................   45
Principal Shareholder of Cableshare...................................................   46
Description of Capital Stock of Source................................................   46
Description of Capital Stock of Cableshare............................................   49
Income Tax Considerations.............................................................   51
Plan of Distribution..................................................................   62
Validity of Source Common Shares......................................................   64
Legal Opinions........................................................................   64
Experts...............................................................................   65
Available Information.................................................................   65
Index to Financial Statements.........................................................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus gives effect to a 1-for-2 reverse stock split effected on October 10, 1995 (the "Reverse Split"). Except as otherwise specified, (a) all references to Source or the Company include Source Media, Inc. and its wholly-owned subsidiary, IT Network, Inc. ("IT"), and (b) all references to Source's activities, results of operations or financial condition prior to June 23, 1995 relate to IT. "Dollars" and "$" refer to United States dollars, and "Cdn$" refers to Canadian dollars. Investors should carefully consider the information set forth under the heading "Risk Factors."

THE ARRANGEMENT

     On November 13, 1996, Source entered into an agreement with Cableshare (the "Arrangement Agreement") to, in effect, acquire the outstanding voting stock of Cableshare that it and its subsidiaries did not already own. Pursuant to the Arrangement Agreement, Source acquired the balance of Cableshare's voting shares (the "Cableshare Common Shares") pursuant to a procedure known as a statutory arrangement (the "Arrangement"), which was subject to approval by the Ontario Court of Justice (General Division) (the "Ontario Court") pursuant to Section 182 of the Business Corporations Act (Ontario) (the "OBCA"). In general, the Arrangement involved a recapitalization of the Cableshare Common Shares pursuant to which the outstanding Cableshare Common Shares were exchanged, at the option of the holder thereof, either for shares of (i) a new class of Cableshare non-voting exchangeable shares, no par value per share (the "Exchangeable Shares") or (ii) common stock, $.001 par value per share, of Source ("Source Common Shares"), and Source and its subsidiaries became the owners of all of the outstanding voting stock of Cableshare. The holders of Exchangeable Shares have no rights to any assets of Cableshare except, on a redemption or retraction of the Exchangeable Shares or a liquidation of Cableshare or Source, to receive Source Common Shares and an amount equal to declared but unpaid dividends on such Exchangeable Shares.

PLAN OF DISTRIBUTION

     Source Common Shares may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may at any time elect to retract such shares and exchange such shares for an equivalent number of Source Common Shares; (ii) at the times described below, Source may redeem such Exchangeable Shares by exchanging therefor an equal number of Source Common Shares; and (iii) upon liquidation of Source or Cableshare, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for Source Common Shares.

     Holders of Exchangeable Shares are entitled at any time to retract any or all such Exchangeable Shares owned by them and to receive an equivalent number of Source Common Shares, plus an amount of cash equal to all declared but unpaid dividends on such Exchangeable Shares. The retraction will become effective on the date specified by the holder, which date must be not less than 10 business days nor more than 15 days after the request was received by Cableshare. Source has the overriding call right to purchase all of the Exchangeable Shares submitted for a purchase price equal to an equivalent number of Source Common Shares, plus an amount equal to all declared but unpaid dividends, if Source notifies Cableshare within five business days after receiving notice of the request for retraction. The holder may revoke the request at any time before the close of business on the business day preceding the date on which the Exchangeable Shares were to be retracted.

     On December   , 2001, unless a later date has been specified by the
Cableshare Board of Directors or an earlier date has been specified by the Cableshare Board of Directors after there are fewer than 350,000 Exchangeable Shares outstanding, Cableshare will redeem all of the then outstanding Exchangeable Shares in exchange for an equal number of Source Common Shares, plus an amount of cash equal to all declared but unpaid dividends on the Exchangeable Shares. Source will have the overriding right to purchase all of the then outstanding Exchangeable Shares for a purchase price equal to an equal number of Source Common Shares plus an amount equal to all declared but unpaid dividends on the Exchangeable Shares. Cableshare will provide at least 120 days' notice prior to such redemption. See "Plan of Distribution."

THE COMPANIES

  SOURCE

     Source is a provider of information and services to consumers through the television and telephone. In September 1996, in Colorado Springs, Colorado, Source commercially introduced the Interactive Channel (SM), its on-line television programming service which provides a range of on-demand information and services to consumers utilizing cable television and telephone lines. Source utilizes Cableshare's patents and technologies embodied in an interactive television system to deliver the service to cable subscribers through the Interactive Channel. Source has announced distribution agreements for the Interactive Channel with three cable operators: Marcus Cable Company L.P., Cablevision Systems Corporation, and Century Communications Corporation. The Interactive Channel offers over 60 interactive programs including on demand local and national news, sports and weather, home shopping with companies such as J.C. Penney, Hallmark Connections and Waldenbooks, interactive Yellow Pages, television and movie guides, travel information and games.

     Since 1988, Source has been delivering audiotext information to consumers through the touch-tone telephone. Through its On-Line Telephone Business, Source provides consumers with information on demand, such as news, weather and sports, together with topical information for health, legal and other matters of consumer interest. Source's principal On-Line Telephone Business product, called the Network Guide, consists of approximately 800 specific information topics listed in a stand-alone insert generally bound in the front of Yellow Pages directories distributed by certain regional bell operating companies or their affiliates ("RBOCs") or other Yellow Pages publishers.

     Source's future performance will depend substantially on its ability to manage change in its businesses and operations, to respond to competitive developments, to upgrade its technologies and programming, to commercialize products and services incorporating such upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses. See "Business of Source."

  CABLESHARE

     Cableshare has developed a patented interactive television technology that uses telephone and cable television to deliver interactive services to consumers. This interactive television technology is a multi-user, multimedia system designed to deliver pictures, text, graphics and audio on demand to a user's television set through existing coaxial cable television and telephone networks. This technology stores the video and audio presentations in a compressed digital form on a computer hard drive.

     Cableshare has licence agreements with Source and GTE Corporation. Cableshare has entered into an agreement with Source's subsidiary, IT, whereby Cableshare is developing a new interactive television system for Source's Interactive Channel. The new system is intended to utilize recent advances in technology, software, and computer systems in conjunction with Cableshare's patented process, and to utilize Cableshare's experience in engineering, software development, and systems integration to deliver an interactive television system that Cableshare believes is low cost, reliable, easy to maintain, user friendly, and application developer friendly.

     Cableshare believes this new system will have advantages over other interactive television and interactive information delivery systems. Cableshare designed the system for quick response to users' requests. Implementation should be less costly on a per household basis than under the former system. It should not require upgrades to function on broadband digital systems. If digital systems become available, Cableshare believes the system can be enhanced to provide features such as computer animation and full motion video.

     More than $35 million has been invested in development of this technology. Three patents have been issued to Cableshare in the United States and two patents in Canada covering the delivery of video presentation over cable and broadcast systems. Cableshare positions its interactive television technology as an ideal platform for delivering home shopping and information services. See "Business of Cableshare."

INCOME TAX CONSIDERATIONS

     See "Income Tax Considerations" for a discussion of certain United States federal and Canadian federal income tax considerations relating to the ownership of the Exchangeable Shares and the exchange pursuant to the offering made hereby of the Exchangeable Shares for Source Common Shares.

                                  RISK FACTORS

     INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE EXCHANGING THEIR EXCHANGEABLE SHARES FOR THE SOURCE COMMON SHARES OFFERED HEREBY.

     HISTORICAL AND PROJECTED LOSSES. Source has reported an operating loss and a net loss attributable to its common shareholders in each year since its inception, including operating losses of $7.8 million, $11.3 million and $8.3 million and net losses attributable to common shareholders of $10.7 million, $14.5 million and $10.6 million in the fiscal years ended December 31, 1993, 1994 and 1995, respectively. In addition, Source reported an operating loss of $9.6 million and a net loss attributable to common shareholders of $9.2 million for the nine months ended September 30, 1996. The operating losses for these periods were experienced both in Source's Interactive Channel, which is in the development stage, and its On-Line Telephone Business. As a result of these net losses, Source had an accumulated deficit of $52.2 million at September 30, 1996. Source expects that these losses will increase in 1997 as a result of, among other things, its continuing expenditures relating to its efforts to commercially introduce, deploy and enhance the Interactive Channel. Source expects to continue to incur operating losses through 1997 in excess of the amount of the operating losses experienced in past years and may incur operating losses at similar or greater levels thereafter.

     NEED FOR ADDITIONAL FINANCING. To continue to implement its business strategy, which includes the further expansion of the Interactive Channel beyond several United States cable systems and the pursuit of other strategic and programming initiatives, and to meet its anticipated cash needs for working capital and other capital expenditures through 1997, Source believes that during the first six months of 1997 it will require significant additional financing. Other than additional funds which may be available to Source pursuant to its Note Purchase Agreement with Northstar Advantage High Total Return Fund (the "Senior Note Agreement"), if certain conditions are met, Source currently does not have any arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to Source in the future on commercially acceptable terms, if at all. The inability to obtain additional financing would have a material adverse effect on Source's ability to further deploy and enhance the Interactive Channel on the two cable systems where it has been commercially introduced or on an additional cable system or continue Source's operations. To the extent that future financing requirements are satisfied through the issuance of equity securities, Source's shareholders may experience dilution. The incurrence of additional debt financing could result in a substantial portion of Source's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render Source more vulnerable to competitive pressures and economic downturns and could impose restrictions on Source's operations.

     TECHNOLOGICAL CHANGES AND POSSIBLE OBSOLESCENCE. The on-line information and services industry is characterized by rapidly changing technology and evolving industry standards. There can be no assurance that products or technologies developed by others will not render obsolete or otherwise significantly diminish the value of Source's technology used for the Interactive Channel or the On-Line Telephone Business. In particular, the Interactive Channel must compete with technologies that offer Internet access, some of which are currently available over the television. Source expects that its success will be dependent upon its ability to enhance its products and services and introduce new products and services to a level sufficient to achieve consumer acceptance on a timely basis, which may require Source to obtain rights to additional technologies from other parties. If Source is unable to design, develop and manufacture, or obtain and introduce such enhancements to its products and services and competitive new products on a timely basis, its business could be materially adversely affected.

     EVOLVING NATURE OF BUSINESS. Source's future performance will depend substantially on its ability to manage change in its businesses and operations, to respond to competitive developments, to upgrade its technologies and programming, to commercially introduce products and services incorporating such upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses.

     ACQUISITION RISKS. Source may consider strategic acquisitions in either of its lines of business from time to time. Although there can be no assurance that Source will consummate any such acquisitions, to the extent that it does so, such acquisitions would require Source to expend funds, issue additional equity securities or incur additional debt. The incurrence of additional indebtedness by Source could result in a substantial portion of Source's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render Source more vulnerable to competitive pressures and economic downturns and could impose restrictions on Source's operations. To the extent that future financing requirements are satisfied through the issuance of equity securities, Source's shareholders may experience dilution. In addition, any assessment of potential acquisitions is necessarily inexact and its accuracy is inherently uncertain. There can be no assurances that management of Source would recognize the risks and uncertainties associated with such an acquisition.

RISKS RELATING TO THE INTERACTIVE CHANNEL

     Uncertainty of Subscriber Acceptance. There can be no assurance that a market for on-line television in general and the Interactive Channel in particular will develop, that cable subscribers will use the television as a source of on-line information and services or that consumers subscribing to the Interactive Channel will maintain their subscriptions. In addition, the Interactive Channel will be competing with other on-line information and entertainment sources. This competition includes services offering access to the Internet through the television. There can be no assurance that the Interactive Channel will prove more desirable than such services or sufficiently desirable to cable subscribers to induce them to pay a subscription fee for the Interactive Channel. If the Interactive Channel does not achieve market acceptance, Source will be unable to implement its business strategy and Source's business will be materially adversely affected.

     Access to Channels on Cable Systems. Source's ability to offer the Interactive Channel on any cable television system depends on obtaining an agreement from the cable system operator for access to a channel on terms satisfactory to Source. There is intense competition among suppliers of programming for access to channels. Source currently has agreements that it believes will provide channel access on one or more additional cable systems. One such agreement requires the successful completion of a 90-day technical trial prior to deployment of the Interactive Channel. The technical trial has not yet begun. There can be no assurance that Source will be able to obtain agreements with any other cable system operator providing channel access on terms favorable to Source, if at all, or that it will successfully complete the 90-day technical trial.

     Availability of Programming. The success of the Interactive Channel is highly dependent on the availability of high-quality programming applications that will appeal to cable television subscribers and induce them to initially subscribe to, and continue to subscribe to, the Interactive Channel. Source depends on independent programming sources, such as local television and radio stations, retailers and information service providers, to create, produce and update the programming disseminated on the Interactive Channel and to provide such programming at no cost to Source. There can be no assurance that Source will succeed in attracting and retaining such independent programming sources. If independent programming sources do not develop high quality, up-to-date information, shopping, entertainment and other programming applications that are capable of being delivered on the Interactive Channel and that appeal to subscribers, or if such suppliers are unwilling to provide such applications to Source on terms favorable to Source, Source's business would be materially adversely affected.

     Availability of Equipment. For Source to offer the Interactive Channel on a given cable system, subscribers in that system must utilize cable converter boxes appropriately modified with subscriber equipment provided by Source, and the cable system operator's local facilities must be equipped with head-end computer equipment to be provided by Cableshare at Source's expense. The deployment of the Interactive Channel currently depends, and will continue to depend, on Source's ability to obtain from manufacturers sufficient quantities of the necessary subscriber equipment and on Cableshare's ability to obtain necessary head-end equipment components from its manufacturing supplier. Although Source has made arrangements with one manufacturer in South Korea to purchase subscriber equipment and has had discussions with another potential manufacturer of subscriber equipment located in Taiwan, there can be no assurance that Source will be able to obtain a sufficient quantity of subscriber equipment, or that Cableshare will be able to obtain the components necessary for its head-end equipment, on a timely basis or on commercially reasonable terms. In addition, a substantial disruption of the operations of the manufacturers of subscriber equipment or key components for the head-end equipment would have a material adverse effect on Source's operations. Although Source generally has identified alternative manufacturers in order to minimize the time required to re-establish production of subscriber equipment under such circumstances, certain of the key components used in Source's products and in Cableshare's head-end equipment are obtained from a single source. In the event that Cableshare or Source could not obtain needed equipment on a timely basis, Source's business could be materially adversely affected. In addition, because Source's suppliers of subscriber equipment are expected to be foreign manufacturers, Source will be subject to risks related to international regulatory requirements, export restrictions, tariffs and other trade barriers and fluctuations in currency exchange rates.

     Proprietary Information. Source's future success will depend in part on Cableshare's ability to protect and maintain the proprietary nature of its technology. In 1995, GTE Corporation and GTE MainStreet (collectively, "GTE") sued Cableshare seeking to invalidate Cableshare's United States patents that are licensed to and utilized by Source in connection with the Interactive Channel. Cableshare filed a counter-action against GTE claiming infringement by GTE of Cableshare's patents in connection with GTE's "MainStreet" on-line television channel. In early 1996, Cableshare and GTE settled the litigation. The settlement included an undisclosed fee paid to Cableshare and the grant to GTE of a license to use the Cableshare patents. Any resulting increase in competition as a result of the licence could materially adversely affect the business of Cableshare and Source.

     Source often enters into confidentiality or license agreements with certain of its employees, consultants and other outside parties, and generally seeks to control access to and distribution of its proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use Source's products or technology without authorization, or to independently develop similar products and technology. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by Source will prevent misappropriation of its technology or that additional litigation will not be necessary in the future to enforce Source's intellectual property rights, to protect Source's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in the invalidation of Source's proprietary rights and, in any event, could result in substantial costs and diversion of management time, either of which could have a material adverse effect on Source's business.

RISKS RELATING TO THE ON-LINE TELEPHONE BUSINESS

     Reliance on Yellow Pages Distribution Channel. Source's On-Line Telephone Business currently is dependent on Source's ability to distribute its printed menu of available programming topics in certain of the Yellow Pages directories published by the RBOCs or other Yellow Pages directory publishers. Source has agreements with three of the seven RBOCs and three additional Yellow Pages directory publishers for distribution in their respective regions. Some of Source's earlier agreements with these and other RBOCs have expired or been terminated. There can be no assurance that Source will be able to obtain new agreements with any other RBOC or Yellow Pages directory publisher or to renew existing agreements with RBOCs or Yellow Pages directory publishers on terms as favorable to Source as existing agreements. If the financial terms of any new agreements were to become more costly to Source than the terms of its existing agreements, the operating losses incurred by the On-Line Telephone Business could increase.

     Source's agreements with two RBOCs, Ameritech and Southwestern Bell, were terminated in 1996. These two agreements accounted for 34 percent of Source's monetary revenues in 1995.

     Uncertainty of Alternative Revenue Sources. Historically, a significant portion of Source's monetary revenues has been generated from the sale of advertising sponsorships in connection with its programming for the On-Line Telephone Business. Source has experienced declines in monetary revenues in a subsequent period following the initial year of operations of the On-Line Telephone Business in approximately one-half of the designated marketing areas ("DMAs") in which Source operates due to a number of factors, including operating disruptions experienced by Source in regions where it relies on RBOC equipment, systems and personnel, and lower advertising sales resulting from the re-deployment of sales personnel in connection with the opening of new markets. In the event Source were to experience a sustained decline in advertising revenues, the future success of Source's On-Line Telephone Business would depend in part on adding sources of monetary revenues in addition to advertising revenues, such as fees generated from consumer transactions, usage fees for database marketing, processing fees and sales agency fees. There can be no assurance that Source will be able to develop these additional monetary revenues or, if developed, that such revenues will allow Source's On-Line Telephone Business to be profitable. In addition, various government regulations may affect Source's ability to develop future revenue sources, particularly with respect to database marketing.

     COMPETITION. In an industry characterized by extensive capital requirements and rapid technological change, Source faces potential competition for the acceptance of its on-line programming and services from a number of companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than Source and may be in a better position to compete in the industry. In addition, Source faces competition for advertiser revenues from other media, including radio, television, newspapers, and magazines.

     Source believes that for the foreseeable future public access to on-line television will generally be through cable system operators. Accordingly, Source must compete with other providers of television programming to establish relationships with cable system operators to gain channel access.

     Many companies, including some of the largest companies in the industry, are developing, or have announced their intention to develop, products or services that would compete with the Interactive Channel. To the extent one or more competitors is successful in developing a competing service, the business of Source could be materially adversely affected. Source believes that, for the foreseeable future, the public's access to on-line television will generally be achieved through cable system operators. Therefore, Source must compete with other potential on-line television service providers, as well as other sources of programming, to establish relationships with cable system operators. In addition, the on-line television industry and the Interactive Channel face competition for consumer usage from personal computer on-line services. Many of those seeking to develop an on-line television service are also seeking to develop, or have shifted their development efforts to, personal computer on-line services, in particular, those offered over the Internet. Thus, Source faces competition in the interactive and on-line services market from companies in both the on-line television and on-line personal computer services industries.

     Source is aware of other companies currently offering some of the information services provided over Source's On-Line Telephone Business. Consumers can call a variety of "900" services for information provided by, among others, Dow Jones & Company, Inc., AT&T, GTE and certain major newspaper publishers. Callers are generally charged for calls to these "900" services. Furthermore, a number of companies, local newspapers or radio stations provide free on-line telephone programming similar to that offered on Source's On-Line Telephone Business. Other companies such as Brite Voice Interactive Communications, Inc., certain of the RBOCs, certain independent directories, a subsidiary of Century Telephone Enterprises, and others have indicated an intent to do so. Brite Voice has taken over services previously provided by Source to BellSouth and Ameritech. These competitors may use Yellow Pages directories, newspapers, mailers or other print media to distribute guides listing their programming services. In addition to these current providers of on-line telephone services, potential competitors include any information service provider, as well as directory publishers. The On-Line Telephone Business also faces competition from personal computer on-line services.

     VOLATILITY OF MARKET PRICES FOR THE SOURCE COMMON SHARES. The market price of the Source Common Shares has been and may continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by Source or its competitors, changes in financial estimates by securities analysts, or other events or factors. In the event that Source's operating results are below the expectations of public market analysts and investors in one or more future quarters, it is likely that the price of the Source Common Shares will be materially adversely affected. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many communications, media and technology companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may adversely affect the market price of the Source Common Shares.

     RELIANCE ON KEY PERSONNEL. Source's future performance will depend in large part upon the services of certain executive officers and other key personnel. Source has entered into an employment agreement with only one of such key persons. The loss of the services of one or more of these individuals could have a material adverse effect on Source. In addition, in order for Source to implement its business strategy and successfully introduce the Interactive Channel, it will be necessary for Source to attract and retain qualified sales personnel and other qualified management, engineering, marketing, finance and production personnel. There can be no assurance that Source will be able to continue to attract and retain such personnel.

     GOVERNMENT REGULATION. The telecommunications and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Existing regulations were substantially affected by the passage of the Telecommunications Act of 1996 ("1996 Telecom Act") in February, 1996 which allowed cable television companies and telephone companies both to enter and participate in new lines of business. This introduced the possibility of new, non-traditional competition for both cable television and telephone companies and resulted in greater potential competition for Source. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that will be encountered by Source. In addition, future regulations may prevent Source from generating revenues from sales of database information about consumers obtained by Source from its television and telephone business. These competitive developments, as well as other regulatory requirements relating to privacy issues, may have a material adverse effect on Source's business.

     LEGAL PROCEEDINGS AND CLAIMS. Source and Cableshare are currently involved in legal proceedings brought by a former director and executive officer of Cableshare, which, if determined adversely to Source or Cableshare, could have a material adverse effect on the business of Source. In addition, Source has received correspondence from a shareholder and former director of Source relating to claims that may be asserted by such shareholder and certain other persons in connection with the conversion of convertible notes formerly held by such persons. There can be no assurance that the ultimate outcome of these matters will be resolved in favor of Source or Cableshare. In addition, even if the ultimate outcome is resolved in favor of Source or Cableshare, involvement in any litigation or claims could entail considerable cost to Source and the diversion of the attention of management, either of which could have a material adverse effect on the business of Source, or both.

     CONTROL BY CURRENT MANAGEMENT. The directors and executive officers of Source and their affiliates beneficially own, or have the right to vote, in the
aggregate approximately       percent of the outstanding Source Common Shares.
As a result of such persons' ownership and/or control of the Source Common Shares and their directorship and management positions, they have significant influence over all matters requiring approval by the stockholders of Source, including the election of directors.

     SHARES ELIGIBLE FOR FUTURE SALE.  Source has a total of           Source
Common Shares outstanding. All of the shares outstanding are freely tradeable under the Securities Act without restriction or registration, to the extent held by persons other than "affiliates" of Source, as defined under the Securities Act. Source also has outstanding warrants, options and exchange rights entitling
the holders thereof to acquire an aggregate of           Source Common Shares.
Source is required to file and maintain the effectiveness of a registration statement covering 2,326,500 Source Common Shares issuable upon exercise of certain of such warrants. Any of such 2,326,500 shares, other than those acquired by affiliates of Source, would be freely tradeable following the effectiveness of such registration statement. In addition, various persons have "piggyback" and demand registration rights to register shares of outstanding Source Common Shares and Source Common Shares issuable upon the exercise of certain warrants and exchange rights for public sale under the Securities Act. The preparation and filing of any registration statements filed in connection with the exercise of registration rights will be at the expense of Source. Sales of substantial amounts of Source Common Shares in the public market pursuant to such registration rights could adversely affect the prevailing market price of the Source Common Shares.

     POTENTIAL ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS. Source's certificate of incorporation and by-laws and the provisions of the Delaware General Corporation Law may have the effect of delaying, deterring or preventing a change in control or an acquisition of Source. Source's certificate of incorporation authorizes the issuance of "blank check" preferred stock, which, in the event of issuance, could be utilized by the board of directors of Source as a method of discouraging, delaying or preventing a change in control or an acquisition of Source, even though such an attempt might be economically beneficial to the holders of Source Common Shares. Such provisions may have an adverse impact from time to time on the price of the Source Common Shares.

                                USE OF PROCEEDS

     Because the Source Common Shares will be issued upon exchange of Exchangeable Shares, Source will receive no net cash proceeds upon such issuance.

                           DIVIDEND POLICY OF SOURCE

     Source has never declared or paid a cash dividend on the Source Common Shares. Source currently intends to retain any earnings for use in the operation and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. In deciding whether or not to declare or pay dividends in the future, the board of directors of Source will consider all relevant factors, including Source's earnings, working capital and capital expenditure requirements, any restrictions contained in any financing or other agreements Source may enter into in the future and general business conditions. Source is currently prohibited from paying dividends by the terms of its Senior Note Agreement.

                      PRICE RANGE OF SOURCE COMMON SHARES

     Beginning December 8, 1995, the Source Common Shares were included in the Nasdaq National Market under the symbol "SRCM." Prior to December 8, 1995, the Source Common Shares had been quoted on the Over-the-Counter Bulletin Board (the "OTC") under the symbol "SRCM." The table below sets forth, for the periods indicated subsequent to June 23, 1995, the high and low bid quotations for the Source Common Shares (as adjusted to estimate the effect of the Reverse Split in the case of quotations for periods prior to October 10, 1995).

    1995                                                   HIGH       LOW
    ----------------------------------------------------  ------     ------
    Second Quarter (beginning June 23, 1995)............  $11.50     $10.50
    Third Quarter.......................................   12.00       8.50
    Fourth Quarter......................................   12.88       9.13

    1996                                                   HIGH       LOW
    ----------------------------------------------------  ------     ------
    First Quarter.......................................  $ 9.63     $ 7.63
    Second Quarter......................................   11.25       8.38
    Third Quarter.......................................   10.88       7.38
    Fourth Quarter (through November 25, 1996)..........   11.50       7.00

     On November 25, 1996, the last reported bid price for the Source Common Shares was $7.50 per share. As of November 22, 1996, there were 130 holders of record of the Source Common Shares.

                        PRICE RANGE OF CABLESHARE SHARES

     As a result of the Arrangement, Source and its subsidiaries own all of the Cableshare Common Shares, which are all of the outstanding voting shares of Cableshare. The Exchangeable Shares are not traded on any stock exchange or quoted on any interdealer quotation system, and no public market is expected to develop. As a result, all historical information relating to the Cableshare Common Shares has been omitted, and no information relating to the Exchangeable Shares is available.

               SELECTED CONSOLIDATED FINANCIAL DATA OF SOURCE (1)
                     (in thousands, except per share data)

     The selected consolidated financial data set forth below for and as of the end of each of the years in the five-year period ended December 31, 1995 are derived from Consolidated Financial Statements of Source, which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data for the nine months ended September 30, 1995 and 1996 and as of September 30, 1996 have been derived from unaudited financial statements which, in the opinion of Source management, include all adjustments, consisting of normal recurring accruals and other adjustments necessary for the fair presentation of the financial position and of the results of operations for these periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of results that may be expected for the full year ending December 31, 1996.

     The information contained in this section should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Source" and the Consolidated Financial Statements of the Source and Notes thereto included elsewhere in this Prospectus.

                                                                                   NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                         ------------------------------------------------------    ------------------
                          1991       1992        1993        1994        1995       1995       1996
                         -------    -------    --------    --------    --------    -------    -------
                                                                                      (unaudited)
STATEMENT OF OPERATIONS
  DATA:
Monetary revenues......  $ 4,363    $ 5,594    $  6,431    $  9,194    $  9,342    $ 7,102    $ 6,406
Nonmonetary revenues
  (2)..................   10,008     14,049      18,752      21,749      15,944     12,670      8,041
                         -------    -------    --------    --------    --------    --------   --------
Total revenues.........   14,371     19,643      25,183      30,943      25,286     19,772     14,447
Gross profit...........      995      2,085       1,975       3,946       4,405      3,256      3,698
Operating loss.........   (3,108)    (3,707)     (7,805)    (11,331)     (8,328)    (5,992)    (9,571)
Net loss...............   (3,293)    (4,303)     (9,918)    (12,857)     (9,769)    (7,621)    (9,168)
Net loss attributable
  to common
  stockholders.........   (3,293)    (4,303)    (10,687)    (14,478)    (10,602)    (8,453)    (9,168)
Net loss per common
  share................    (0.99)     (1.20)      (2.66)      (3.22)      (1.65)     (1.48)     (0.92)

                                                   AS OF DECEMBER 31,                        AS OF
                                  ----------------------------------------------------   SEPTEMBER 30,
                                   1991       1992       1993        1994       1995         1996
                                  -------    -------    -------    --------    -------   -------------
                                                                                          (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents........ $     3    $   297    $ 1,235    $    127    $17,479      $12,159
Working capital (deficit)........  (5,236)    (6,040)    (3,329)     (7,608)    12,223        7,720
Total assets.....................   1,523     10,992     13,248       8,219     24,195       19,155
Capital lease obligations and
  long-term debt (including
  current maturities)............   1,292      4,917        701         653        219        4,738
Redeemable convertible preferred
  stock (3)......................      --         --     10,065      16,236         --           --
Total stockholders' equity
  (capital deficiency)...........  (5,347)    (4,569)    (8,202)    (21,965)    13,037        4,637

---------------

(1) On June 23, 1995, IT merged (the "Merger") with a wholly-owned subsidiary of HB Communications Acquisition Corp. ("HBAC"), a public company formed in Delaware for the purpose of acquiring a company engaged in the communications industry, with IT surviving as a wholly-owned subsidiary of HBAC. In connection with the Merger, HBAC changed its name to Source Media, Inc. Except as otherwise specified, all references to Source's activities, results of operations or financial condition prior to June 23, 1995 relate to IT. See Note 1 of Notes to Consolidated Financial Statements of Source.

(2) Nonmonetary revenues and nonmonetary cost of sales associated with barter transactions are included in the consolidated statements of operations at the estimated fair values of advertising time and information content received. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Consolidated Financial Statements of Source.

(3) All of the outstanding redeemable convertible preferred stock was converted to Common Stock as part of the Merger. See Note 1 of Notes to Consolidated Financial Statements of Source.

       SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF SOURCE
                     (in thousands, except per share data)

     The unaudited pro forma consolidated financial information and other data below assume the Arrangement was consummated (i) at the beginning of the periods presented for statement of operations data and (ii) on September 30, 1996 for balance sheet data. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Arrangement had been consummated at the assumed dates, nor is it necessarily indicative of future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements of Source and the related notes thereto, and the Consolidated Financial Statements of Source and the related notes thereto.

                                                                                   NINE MONTHS ENDED
                                                                YEAR ENDED           SEPTEMBER 30,
                                                             DECEMBER 31, 1995           1996
                                                             -----------------     -----------------
                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Monetary revenues.........................................       $   9,342             $   6,406
Nonmonetary revenues......................................          15,944                 8,041
                                                                 ---------              --------
Total revenues............................................          25,286                14,447
Gross profit..............................................           4,405                 3,698
Operating loss............................................         (11,138)              (11,678)
Net loss..................................................         (12,831)              (11,345)
Net loss attributable to common stockholders..............         (13,664)              (11,345)
Net loss per common share.................................           (1.75)                (1.00)

                                                                                    AS OF
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................................         $ 11,659
Working capital...........................................................            7,220
Total assets..............................................................           32,703
Capital lease obligations and long-term debt (including current
  maturities).............................................................            4,738
Total stockholders' equity................................................           17,895

               SELECTED CONSOLIDATED FINANCIAL DATA OF CABLESHARE
    (in thousands, except per share data; all amounts are Canadian dollars)

     The selected consolidated financial data set forth below for and as of the end of each of the years in the five-year period ended March 31, 1996 are derived from Consolidated Financial Statements of Cableshare, which have been audited by KPMG, independent auditors. The selected consolidated financial data for the six months ended September 30, 1995 and 1996 and as of September 30, 1996 have been derived from unaudited financial statements and which, in the opinion of Cableshare's management, include all adjustments, consisting of normal recurring accruals and other adjustments necessary for the fair presentation of the financial position and of the results of operations for these periods. The results of operations for the six months ended September 30, 1996 may not be indicative of results that may be expected for the full year ending March 31, 1997.

     The information contained in this section should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cableshare" and the Consolidated Financial Statements of Cableshare and Notes thereto included elsewhere in this Prospectus.

                                                                                      SIX MONTHS ENDED
                                               YEARS ENDED MARCH 31,                   SEPTEMBER 30,
                                  ------------------------------------------------    ----------------
                                   1992       1993      1994      1995      1996       1995      1996
                                  -------    ------    ------    ------    -------    ------    ------
                                                                                        (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenue.......................... $   653    $1,690    $1,975    $2,694    $ 4,530    $1,639    $2,821
Expenses.........................   1,937     2,000     2,135     3,368      4,689     1,636     3,028
Income taxes.....................       0         0         0        49         25         0         0
Net income (loss)................  (1,284)     (310)     (161)     (723)      (184)        3      (207)
Earnings (loss) per share........   (0.09)    (0.02)    (0.01)    (0.05)     (0.01)     0.00     (0.01)

                                                  AS OF MARCH 31,                            AS OF
                                  ------------------------------------------------       SEPTEMBER 30,
                                   1992       1993      1994      1995      1996         -------------
                                  -------    ------    ------    ------    -------           1996
                                                                                         -------------
                                                                                          (unaudited)
BALANCE SHEET DATA:
Cash and term deposits........... $ 1,037    $  245    $  217    $   36    $   306          $   399
Working capital (deficit)........     337      (164)        9      (877)    (1,174)          (1,269)
Total assets.....................   2,076     1,184     1,449     1,062      2,053            1,664
Capitalized lease obligations
  (including current portions)...       0         0         0        91        100               79
Shareholders' equity (deficit)...   1,116       399       399      (311)      (595)            (695)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOURCE

GENERAL

     Source is a provider of information and services to consumers through the television and telephone. In September 1996 in Colorado Springs, Colorado, Source commercially introduced the Interactive Channel, its on-line television programming service which provides a range of on-demand information and services to subscribers utilizing cable television and telephone lines. Since 1988, Source has been delivering audiotext information to consumers through the touch-tone telephone. Through its On-Line Telephone Business, Source provides consumers with information on demand, such as news, weather and sports, together with topical information for health, legal and other matters of consumer interest. The financial results discussed below reflect the operations of Source's On-Line Telephone Business and general, development, advertising and promotion expenses related to the Interactive Channel and Source's recently discontinued on-line personal computer services and do not purport to give an accurate indication of Source's future results of operations in light of the anticipated market expansion of the Interactive Channel.

     Source has earned monetary revenues through advertising sponsorships in the Network Guide, a product of its On-Line Telephone Business, which are recorded as unearned income when billed and recognized on a straight-line basis as earned over the terms of the respective client contracts (which are typically from 3 to 12 months). Source also has earned monetary revenues from sales of audiotext services, principally its category-specific content in the back of Yellow Pages directories ("Consumer Tips"), to certain of the RBOCs or other publishers of Yellow Pages directories. In the future, Source believes a significant portion of its monetary revenues will be generated from Interactive Channel fees generated on a per subscriber basis.

     Historical revenues generated from the On-Line Telephone Business have been predominantly nonmonetary. In each of its markets, Source has entered into nonmonetary barter agreements with local television and radio stations. These media sponsors provide Source with advertising time on their stations and update local news, weather and sports programming on the On-Line Telephone Business in exchange for promotional messages on the On-Line Telephone Business and print advertisements in Source's Network Guide. Revenues and cost of sales associated with these nonmonetary barter transactions are included in Source's consolidated statements of operations at the estimated fair value of the on-air advertisements and information content provided to Source by media sponsors. The amount of nonmonetary revenues has declined in 1996 because of the cancellation of agreements with Southwestern Bell Yellow Pages, Inc. ("Southwestern Bell") and Ameritech Advertising Services ("Ameritech") and the decision by Source to reduce the amount of space devoted to information provided by media sponsors in the Network Guide.

     On June 23, 1995, as a result of the Merger, IT merged with a wholly-owned subsidiary of HBAC. Pursuant to the Merger, the outstanding common stock and preferred stock of IT was converted into common stock of HBAC. The results of operations and financial position of Source for periods and dates prior to the Merger are the historical results of operations and financial position of IT for such periods and dates. For accounting and financial reporting purposes, Source has reflected in its consolidated financial statements the assets, liabilities and equity of IT at their historical book values. Additionally, where applicable, all historical information has been restated to reflect a 1-for-2 reverse stock split that was effected on October 10, 1995.

     Since the completion of the Arrangement, the Company owns 100 percent of the voting shares of Cableshare, which licenses to Source patented technology utilized by Source in connection with the Interactive Channel and provides research and development services to Source. Source's consolidated operating results have historically included the operating results of Cableshare, as a majority-owned subsidiary, with approximately 49 percent of the operating results of Cableshare (which have typically been operating losses) being shown as "Minority interests in losses of consolidated subsidiaries." Following the Arrangement, none of the operating results of Cableshare will be shown as "Minority interests in losses of consolidated subsidiaries." Also, in connection with the Arrangement, the Company will record a significant amount of intangible assets, consisting of patents and goodwill, which will result in additional amortization expense of approximately $2.8 million per year for the next five years.

NINE MONTH PERIOD ENDING SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

     Monetary revenues declined 10 percent to $6.4 million for the nine months ended September 30, 1996 from $7.1 million for the nine months ended September 30, 1995. The net decline of $697,000 included declines of $1.1 million attributable to the Network Guide product and $676,000 attributable to Source's Consumer Tips service. These declines were partially offset by increases of $794,000 in interactive television revenues related to product development trials of the Interactive Channel and license fees, and $250,000 in revenues related to Source's other audiotext services and recently discontinued on-line personal computer services. The decline in Network Guide monetary revenues primarily reflects the termination of distribution in twelve DMAs, eight of which are located within the Southwestern Bell region. Total Network Guide revenues within the twelve terminated DMAs were $601,000 for the nine months ended September 30, 1996 and $1.5 million for the nine months ended September 30, 1995.

     Additionally, there was a net decline in Network Guide monetary revenues among Source's 48 other DMAs, primarily reflecting lower sales of advertising contracts associated with distribution uncertainties relating to the termination of the Ameritech agreement. As previously discussed, because of the termination of Source's agreement with Ameritech, Source expects revenues to decline in those Ameritech DMAs in 1996 and to end completely in the third quarter of 1997 due to the conclusion of revenue from Network Guide contracts in effect prior to the termination of the Ameritech Agreement. The decline in Consumer Tips revenues is also the result of the termination of Source's agreement with Ameritech by Ameritech, and Consumer Tips revenues in the Ameritech region ended completely in the second quarter of 1996. Total monetary revenues for both the Network Guide and Consumer Tips products in the Ameritech region were $1.4 million for the nine months ended September 30, 1996 and $2.3 million for the nine months ended September 30, 1995. Source expects to partially offset such revenue declines in future periods with revenues generated through (i) its recently-signed sales agency agreement with The Reuben H. Donnelly Corporation ("Donnelly") to sell the Network Guide in Yellow Pages published by Donnelly in four top-100 DMAs in the mid-Atlantic region and (ii) its recently-completed purchase of certain assets from Donnelly and a related audiotext service contract with Donnelly under which Source will provide audiotext services and sell the Network Guide in Yellow Pages published by Donnelly in seven top-100 DMAs located throughout the United States.

     The increase in interactive television revenues in the first nine months of 1996 compared with the same period in 1995 reflects a portion of the license paid to Cableshare by GTE for the use of Cableshare's United States patents as part of an agreement entered into in early 1996 to end litigation between Cableshare and GTE as well as certain hardware and software sales to a third party related to a trial of Interactive Channel technology.

     Nonmonetary revenues and nonmonetary cost of sales declined 37 percent to $8.0 million for the nine months ended September 30, 1996 from $12.7 million for the nine months ended September 30, 1995. Substantially all of this $4.7 million decline in nonmonetary revenues and nonmonetary cost of sales occurred because of the termination of distribution agreements in the seven DMAs previously discussed and because, in other DMAs, Source reduced the amount of space devoted to information provided by media sponsors in its Network Guide and, accordingly, renewed its barter contracts with such media sponsors for lesser amounts of promotional advertising. In light of the cancellation by Southwestern Bell and Ameritech of their agreements with Source, Source expects its nonmonetary revenues and nonmonetary cost of sales to decline substantially in future periods. Source expects to partially offset such nonmonetary revenue declines in future periods with nonmonetary revenues generated in association with its recently-signed sales agency agreement with Donnelly.

     Monetary cost of sales declined 30 percent to $2.7 million, or 42 percent of monetary revenues, for the nine months ended September 30, 1996 from $3.8 million, or 54 percent of monetary revenues, for the nine months ended September 30, 1995. In certain RBOC regions, Source has operated under comprehensive Network Guide agreements whereby Source has agreed to share a portion of its advertising revenues with the RBOC in return for pages in the RBOC's Yellow Pages directories and use of the RBOC's audiotext equipment and telephone lines. As DMAs become governed by such an agreement, Source's monetary cost of sales reflects increasing revenue sharing expense and declining Yellow Pages purchase expense and telephone line charges in such RBOC regions. Monetary costs of sales for the first nine months of 1996 and 1995, respectively, was primarily comprised of (i) revenue sharing expenses associated with Network Guide agreements with Ameritech, DonTech (a joint venture of Donnelly and Ameritech) and BellSouth of $1.4 million and $1.6 million, respectively, a nine percent decline, reflecting lower monetary revenues in those RBOC regions, (ii) Yellow Pages purchase expenses of $394,000 and $1,005,000, respectively, a 61 percent decline, reflecting the discontinuation of distribution in all eight DMAs within the Southwestern Bell region as well as lower Yellow Pages prices and Source's decision to purchase fewer pages in the Pacific Bell region, (iii) operations personnel salaries of $374,000 and $446,000, respectively, a 16 percent decline, (iv) telephone line charges of $195,000 and $286,000, respectively, a 32 percent decline, primarily reflecting fewer DMAs in the Southwestern Bell region, and (v) satellite transmission charges of $122,000 and $271,000, respectively, a 55 percent decline. As a result of the cancellation of its agreement with Southwestern Bell, monetary revenues attributable to DMAs within the Southwestern Bell region ended completely in September 1996.

     Selling, general and administrative expenses, including amortization of intangible assets increased 33 percent to $8.9 million for the nine months ended September 30, 1996 from $6.6 million for the nine months ended September 30, 1995. This increase resulted primarily from increased subscriber acquisition costs such as advertising agency creative fees, television production costs of commercials and an infomercial, and direct mail and newspaper advertising expenses associated with the commercial introduction of the Interactive Channel as well as $655,000 of increased expenses associated with Source's recently discontinued on-line personal computer services.

     Research and development expenses increased 69 percent to $4.4 million for the nine months ended September 30, 1996 from $2.6 million for the nine months ended September 30, 1995. This increase occurred due to (i) the addition of personnel by Source and by Cableshare to support development activities as well as to continue the development of cable converter boxes which will be deployed in Interactive Channel subscriber households, (ii) the continued modification of the Cableshare on-line television technology to operate on a UNIX-based platform which increases the speed and capacity of the Interactive Channel headend equipment, (iii) the continued development of a Windows-based media presentation workstation that could be used by Source and others to create and edit programming for the Interactive Channel, and (iv) other related development activities associated with the commercial introduction of the Interactive Channel.

     Other. Net interest income was $301,000 for the nine months ended September 30, 1996 compared with net interest expense of $190,000 for the nine months ended September 30, 1995, reflecting interest earned on the proceeds from a public offering of Source's common stock in December 1995. Charges related to financing incentives for the nine months ended September 30, 1995 included $1.6 million related to the issuance of warrants in January and May 1995 in connection with a bridge financing which provided Source with operating funds to the point of the Merger.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     Monetary revenues increased two percent to $9.3 million for the year ended December 31, 1995 from $9.2 million for the year ended December 31, 1994. The net increase of $148,000 included an increase of $1.2 million attributable to the Network Guide product, partially offset by a decline of $847,000 in revenues earned by Cableshare and a decline of $242,000 attributable to Source's Consumer Tips service. The increase in Network Guide monetary revenues was generated by expansion in 19 new DMAs and slightly increased monetary revenues among Source's 37 other DMAs. Revenue increases in certain existing DMAs occurred primarily because of (i) the creation of a sales force focusing exclusively on selling health and legal advertising, (ii) the allocation of additional resources to target national advertisers and (iii) the centralization of customer service operations, which has allowed the sales force more time to engage in selling activities. Network Guide monetary revenues generated from advertisers in the Southwestern Bell region accounted for approximately 13 and 12 percent of Source's monetary revenues in 1995 and 1994, respectively. Until February 1, 1996, Source published the Network Guide in Yellow Pages directories in certain DMAs within the Ameritech region and produced the related audiotext messages in exchange for a share of the Network Guide revenues generated in those DMAs. Source's agreement with Ameritech was terminated by Ameritech, and Source does not expect its Network Guide to be included in any Ameritech Yellow Pages directories published after February 1, 1996. Accordingly Source expects revenue to decline in those Ameritech DMAs in 1996 and to end completely in the first quarter of 1997. Network Guide monetary revenues generated from advertisers in the Ameritech region accounted for approximately 20 and 22 percent of Source's monetary revenues in 1995 and 1994, respectively. Source has instituted litigation against Ameritech in the District Court for Dallas County, Texas, attempting to resolve the dispute between the companies relating to Ameritech's termination of the agreement. The decline in Cableshare's revenues in 1995 compared to 1994 reflects hardware sales and consulting services delivered by Cableshare in 1994 to Bell Atlantic in connection with Bell Atlantic's interactive Yellow Pages trial, which did not recur in 1995. Decreased revenues related to Source's Consumer Tips service revenues in the BellSouth region for the 1995 period, resulting from the non-renewal of Source's contract with BellSouth for Consumer Tips services, were partially offset by increasing Consumer Tips revenues in the Ameritech region. There were $13,000 in revenues recorded for BellSouth Consumer Tips in the year ended December 31, 1995, compared with $555,000 in the year ended December 31, 1994. As a result of the aforementioned termination of Source's agreement with Ameritech, Consumer Tips revenues in the Ameritech region ended completely in April 1996.

     Nonmonetary revenues and nonmonetary cost of sales declined 27 percent to $15.9 million for the year ended December 31, 1995 from $21.7 million for the year ended December 31, 1994. Substantially all of this $5.8 million decline occurred because, in certain DMAs, Source reduced the amount of space in its Network Guide printed menu of available programming devoted to information provided by media sponsors and, accordingly, renewed its barter contracts with such media sponsors for lesser amounts of promotional advertising. In light of Southwestern Bell's nonrenewal of its distribution agreements for Source's Network Guide and Ameritech's termination of its agreement with Source, Source expects that nonmonetary revenues and nonmonetary cost of sales will continue to decline in 1997.

     Monetary cost of sales declined six percent to $4.9 million for the year ended December 31, 1995 from $5.2 million for the year ended December 31, 1994. In certain RBOC regions, Source has operated under comprehensive Network Guide agreements whereby Source has agreed to share a portion of its advertising revenues with the RBOC in return for pages in the RBOC's Yellow Pages directories and use of the RBOC's audiotext equipment and telephone lines. As DMAs within an RBOC region become governed by such a Network Guide agreement, Source's monetary cost of sales reflect increasing revenue sharing expense and declining Yellow Pages purchase expense and telephone line charges in such RBOC region. Monetary cost of sales for the years ended December 31, 1995 and December 31, 1994 was primarily comprised of (i) revenue sharing expenses associated with Network Guide agreements with Ameritech, DonTech and BellSouth of $2.0 million and $1.9 million, respectively, an eight percent increase, resulting from higher monetary revenues in certain RBOC regions pursuant to revenue-sharing operating agreements, (ii) Yellow Pages purchase expenses of $1.2 million and $1.2 million, respectively, a two percent increase, reflecting lower Yellow Pages purchase expense in those regions operating pursuant to revenue sharing agreements, offset by increased Yellow Pages purchase expense attributable to Source's expansion in the Pacific Bell region, (iii) operations personnel salaries of $584,000 and $812,000, respectively, a 28 percent decrease, reflecting certain cost-cutting measures implemented by Source in the last six months of 1994, (iv) telephone line charges of $369,000 and $444,000, respectively, a 17 percent decrease reflecting certain cost-cutting measures implemented by Source in the last six months of 1994 and (v) satellite broadcasting charges of $357,000 and $358,000, respectively, nearly unchanged.

     Selling, general and administrative expenses, including amortization of intangible assets and write-down of intangible assets, declined 29 percent to $9.0 million for the year ended December 31, 1995 from $12.6 million for the year ended December 31, 1994. This decline resulted primarily from (i) the nonrecurrence of a $1.9 million write-down of intangible assets recorded during the year ended December 31, 1994 to reflect impairment of the value of such assets in that period, (ii) lower amortization of intangible assets of $653,000 during 1995 resulting from such write-down, (iii) lower administrative expenses of $539,000 resulting from certain cost-cutting measures implemented by Source in the last six months of 1994, (iv) the non-recurrence of $456,000 of expense incurred in 1994 related to the issuance of warrants to an outside advisory committee that assists Source in certain matters ("Advisory Warrants") and (v) the non-recurrence of $315,000 of expense incurred in 1994 related to a demand made by Revenue Canada for repayment of certain refundable tax credits taken by Cableshare in 1988. These declines were partially offset by increased administrative expenses during 1995 attributable to Cableshare.

     Research and development expenses increased 39 percent to $3.7 million for the year ended December 31, 1995 from $2.7 million for the year ended December 31, 1994. This increase was the result of the addition of personnel both within Source and at Cableshare required to support business development activities as well as to begin development of cable converter boxes, the modification of the Cableshare on-line television technology to operate on a UNIX-based platform, and the development of a Windows-based media presentation workstation.

     Other Income and Expenses. Net interest expenses declined 54 percent to $137,000 for the year ended December 31, 1995 from $296,000 for the same period in 1994 as Source fulfilled certain interest expense obligations effective in June 1995. Source incurred $1.6 million of charges related to financing incentives during 1995 as a result of the issuance of certain warrants in January 1995 and in connection with interim financings in May 1995. Included in other (income) expense for 1994 was a non-recurring expense of $1.4 million related to a discontinued public offering.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     Monetary revenues increased 43 percent to $9.2 million for the year ended December 31, 1994 from $6.4 million for the year ended December 31, 1993. The net increase of $2.8 million consisted of $1.9 million attributable to Source's Network Guide product, $160,000 attributable to its Consumer Tips service and $784,000 attributable to Cableshare. Monetary revenues from the Network Guide increased 37 percent to $7.0 million for 1994 from $5.1 million for 1993. Network Guide monetary revenues increased $1.9 million during 1994 primarily by expansion into 21 new DMAs. Among Source's 31 other DMAs, Network Guide monetary revenues experienced a net increase of $482,000. Increased Consumer Tips revenues during 1994 in the Ameritech region, where this service was introduced during the third quarter of 1993, were partially offset by declining Consumer Tips revenues in the BellSouth region resulting from the non-renewal of Source's contract with BellSouth for Consumer Tips. Monetary revenues attributable to BellSouth Consumer Tips were $555,000 in 1994 and $945,000 in 1993. The increase in revenues attributable to Cableshare resulted primarily from hardware and consulting services delivered to Bell Atlantic by Cableshare in connection with Bell Atlantic's interactive Yellow Pages television trial.

     Nonmonetary revenues and nonmonetary cost of sales increased 16 percent to $21.7 million for the year ended December 31, 1994 from $18.8 million for the year ended December 31, 1993. This $2.9 million increase principally resulted from increased barter transaction activity associated with expansion into new DMAs.

     Monetary cost of sales increased 18 percent to $5.2 million for the year ended December 31, 1994 from $4.5 million for the year ended December 31, 1993. This increase resulted primarily from (i) a full year of revenue sharing expenses associated with Network Guide agreements with Ameritech, DonTech and BellSouth, which were partially offset by the elimination of expenses associated with Yellow Pages purchases and telephone line charges in those RBOC's regions, and (ii) increase salary expense from the growth in the number of employees during 1994 to support the introduction of Consumer Tips. Monetary cost of sales for 1994 and 1993 was primarily comprised of (i) revenue sharing expenses associated with the Network Guide agreements with Ameritech and BellSouth of $1.9 million and $803,000, respectively, (ii) Yellow Pages purchase expenses of $1.2 million and $1.7 million, respectively, (iii) operations personnel salaries of $812,000 and $712,000, respectively, and (iv) telephone line charges of $444,000 and $525,000.

     Selling, general and administrative expenses, including amortization of intangible assets and write-down of intangible assets, increased 49 percent to $12.6 million for the year ended December 31, 1994 from $8.4 million for the year ended December 31, 1993. This increase resulted primarily from (i) a $1.9 million write-down of intangible assets recorded during 1994 to reflect impairment of the value of such assets, (ii) increased commissions expense of $470,000 during 1994 resulting from increased monetary revenues, (iii) a $456,000 charge during 1994 as a result of the issuance of warrants in connection with the establishment of an advisory committee of Source's, (iv) higher salary expenses of $384,000 during 1994 due to the addition of administrative personnel in 1993 and 1994, (v) a $315,000 charge in 1994 to reflect the assessment to Cableshare by Revenue Canada reducing investment tax credits taken by Cableshare in prior years, (vi) increased Cableshare selling, general and administrative expenses of $309,000 during 1994 primarily due to personnel added in 1993 and 1994 and (vii) increased insurance expense of $231,000 relating to both increased personnel and the inception of a directors and officers insurance policy in 1994.

     Research and development expenses increased 102 percent to $2.7 million for the year ended December 31, 1994 from $1.3 million for the year ended December 31, 1993. This increase was the result of a full year's activity of Source's development efforts for the Interactive Channel during 1994 and the addition of development personnel at Cableshare required to service Source's trial of the Interactive Channel and Bell Atlantic's interactive Yellow Pages television trial, as well as to begin modification of the Cableshare on-line television technology to operate on a UNIX-based platform.

     Other. Net interest expense increased 30 percent to $296,000 for the year ended December 31, 1994, from $227,000 for the year ended December 31, 1993. Nonrecurring expenses included in other (income) expense were $1.5 million for the year ended December 31, 1994. Source did not incur any non-recurring expenses for the year ended December 31, 1993. The nonrecurring expense in 1994 was the result of the write-off of charges relating to a discontinued public offering in 1994. Charges related to financing incentives of $2.0 million for the year ended December 31, 1993 were the result of inducements provided to certain security holders to convert their securities into common shares, or exercise their warrants or options, on terms more favourable to Source than those provided in the securities.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Source has experienced substantial operating losses and net losses as a result of its efforts to develop, deploy and support its On-Line Telephone Business and to develop and conduct trials of the Interactive Channel. As of September 30, 1996, Source had an accumulated deficit of approximately $52.2 million and had used cumulative net cash in operations of $33.1 million. The difference at September 30, 1996 between the accumulated deficit since inception and cumulative net cash used in operations since inception was attributable to (i) $15.5 million associated with nonmonetary charges related to financing incentives, write-down of intangible assets, depreciation and amortization and other non-cash expenses and (ii) $3.6 million reflecting unearned income, accounts payable and accrued liabilities in excess of accounts receivable, prepaid expenses and inventory. Source expects to continue to incur negative cash flow from operating activities at least through 1997.

     Source's primary source of liquidity is its cash and cash equivalents, which totaled $12.2 million at September 30, 1996. Since its inception, Source has financed its operations primarily through an aggregate $50.4 million from various financing activities, including the incurrence of debt and issuance of common and preferred stock. In June 1995, Source consummated the Merger whereby $7.2 million of cash, net of redemptions and expenses, became available to Source. In connection with the Merger, $4.1 million of debt, and accrued interest thereon, was retired and all of Source's preferred stock was converted into common stock. In December 1995, Source completed a public offering of 2,350,000 shares of Common Stock for net proceeds of $21,850,000, of which Source used approximately $3.0 million to repurchase shares of Common Stock from a stockholder.

     On April 3, 1996, Source issued a senior note (the "First Tranche Note") in the principal amount of $5.0 million and a warrant pursuant to the Senior Note Agreement entitling the holder thereof to purchase 500,000 Source Common Shares at a purchase price of $10.21 per share. Additional notes (the "Second Tranche Note") in the aggregate principal amount of up to $5.0 million may be issued on or before April 3, 1997 provided certain conditions are met. On September 30, 1996, Source issued an additional senior note in the amount of $326,806 for the payment of interest on the First Tranche Note. This note has terms identical to the First Tranche Note. In connection with this transaction, if certain conditions are met and Source elects to issue the Second Tranche Note, Source will be obligated to issue a second warrant entitling the holder to purchase up to an additional 500,000 Source Common Shares at a purchase price of $10.21 per share. All notes issued in connection with this transaction are due on March 31, 2001 and bear interest at the rate of 13% per annum through March 31, 1998 and 12% thereafter. On March 31, 2000, Source must make a prepayment of the notes equal to 33.33% of the then outstanding principal (together with interest accrued to date on such principal amount). Through March 31, 1998, at the option of Source, interest payments may be made through the issuance of additional notes. The notes are secured by a lien on all of Source's assets, including its shares of

Cableshare, and a licensing agreement with Cableshare. Except for the required prepayment described above, the note agreement provides for a prepayment penalty and customary covenants and events of default. The warrant contains standard anti-dilution provisions. Source also granted the holder of the warrant demand and "piggyback" registration rights covering the shares of Source's common stock issuable upon exercise of the warrant.

     During the remaining three months of 1996, Source intends to invest at least $600,000 in additional property and equipment, primarily related to the introduction of the Interactive Channel. Additionally, in connection with the Arrangement, Source anticipates paying approximately $500,000 in legal, printing and other transaction costs.

     In February 1996, Source entered into an agreement with Cableshare which grants to Source the exclusive right to market Cableshare's patents and software in the development and operation of the Interactive Channel for a one-year period, renewable annually upon mutual agreement of the parties. The license also commits Cableshare to develop a new set-top box, a UNIX-based platform and user-friendly applications and production system. Source is obligated to pay $4.75 million for the development projects, all of which has been paid as of October 15, 1996. Cableshare will also receive a payment for the equipment sold as a result of Source's marketing of the Interactive Channel. The new license replaces Source's obligations under the previous license to make payments and achieve certain subscriber levels. On October 31, 1996, Source and Cableshare extended the agreement through March 1997, and Source agreed to purchase a minimum of $300,000 of development services per month from Cableshare commencing November 1, 1996.

     In October 1996, Source acquired certain audiotext servicing assets from Donnelley for an aggregate purchase price of $750,000, of which $600,000 was paid in October 1996 and $150,000 is payable in June 1997. Source may consider additional strategic acquisitions in either of its lines of business from time to time. Although there can be no assurance that Source will consummate any such acquisitions, to the extent that it does so, such acquisitions would require Source to expend funds, issue additional equity securities or incur additional debt. The incurrence of additional indebtedness by Source could result in a substantial portion of Source's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render Source more vulnerable to competitive pressures and economic downturns and could impose restrictions on Source's operations.

     Source's future capital requirements will depend on many factors, including, but not limited to, (i) the success and timing of the development, introduction and deployment of the Interactive Channel, (ii) the operating results of its On-Line Telephone Business, (iii) the levels of advertising required to attain a competitive position in the marketplace for its products,
(iv) the extent of market acceptance of such products, (v) the funds required by Cableshare and Source to fund their costs of litigation, and (vi) competitive factors. Source believes its current resources, together with the additional funds that may be available under the Senior Note Agreement, would be sufficient to finance the commercial introduction of the Interactive Channel on several United States cable systems, including the Colorado Springs system which was launched in September 1996, and to meet Source's anticipated cash needs for working capital through the end of 1997. However, Source does not believe that these sources of funds will be sufficient to allow Source to further expand the Interactive Channel beyond those several United States cable systems nor pursue other strategic and programming initiatives which constitute part of its business strategy, nor satisfy its other capital expenditure needs through the end of 1997. Furthermore, there can be no assurances that additional funds will be available under the Senior Note Agreement. Accordingly, Source anticipates that it may attempt to sell additional equity securities or incur additional debt in the first half of 1997.

NET OPERATING LOSS CARRYFORWARDS

     At December 31, 1995, IT had net operating loss carryforwards of approximately $28.8 million for United States income tax purposes, which begin to expire in 2003. The Internal Revenue Code of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes occur. As a result of the Merger, an ownership change occurred that will cause Source's utilization of net operating losses to be limited to approximately $3.5 million in a given year.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

                    AND RESULTS OF OPERATIONS OF CABLESHARE

SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Revenues increased 72 percent to Cdn$2.8 million for the six months ended September 30, 1996 from Cdn$1.6 million for the six months ended September 30, 1995. The increase of Cdn$1.2 million was primarily attributable to increased services and sales of system hardware in support of the Interactive Channel launch in Colorado Springs, Colorado and in support of an interactive television trial conducted by Southern Development Corporation in Atlanta, Georgia.

     Research and development expenses increased 99 percent to Cdn$1.6 million for the six months ended September 30, 1996 from Cdn$817,000 for the six months ended September 30, 1995. The increase of Cdn$805,000 primarily resulted from increases in staffing and consulting services in support of a development agreement with IT entered into effective April 1995.

     Costs of goods increased to Cdn$300,000 for the six months ended September 30, 1996 from Cdn$13,000 for the six months ended September 30, 1995. The increase of Cdn$287,000 reflected increased hardware sales to IT in support of the commercial launch of the Interactive Channel and in support of an interactive television trial conducted by Southern Development Corporation.

     Operating and general and administration expenses increased 37 percent to Cdn$1.1 million for the six months ended September 30, 1996 from 805,000 for the six months ended September 30, 1995. The increase of Cdn$300,000 primarily reflected increased staffing in customer support in anticipation of the commercial launch of the Interactive Channel as well as increased legal expenses incurred in defending various actions against Cableshare.

YEARS ENDED MARCH 31, 1996 AND 1995

     Revenues increased 68 percent to Cdn$4.5 million for the year ended March 31, 1996 from Cdn$2.7 million for the year ended March 31, 1995. The increase of Cdn$1.8 million primarily reflected additional revenues earned from IT under the development agreement entered into with IT effective April 1995.

     Research and development expenses increased 200 percent to Cdn$2.1 million for the year ended March 31, 1996 from Cdn$688,000 for the year ended March 31, 1995. The increase of Cdn$1.4 million primarily resulted from increases in staffing and development tools in support of the development agreement with IT.

     Costs of goods declined to Cdn$13,000 for the year ended March 31, 1996 from Cdn$136,000 for the year ended March 31, 1995. The decline of Cdn$123,000 reflected lower hardware sales related to customers involved in trials of interactive television.

     Operating and administration expenses increased three percent to Cdn$2.6 million for the year ended March 31, 1996 from Cdn$2.5 million for the year ended March 31, 1995. The increase of Cdn$71,000 reflected slightly higher administrative expenses and legal expenses incurred in defending various actions against Cableshare.

YEARS ENDED MARCH 31, 1995 AND 1994

     Revenues increased 36 percent to Cdn$2.7 million for the year ended March 31, 1995 from Cdn$2.0 million for the year ended March 31, 1994. The increase of Cdn$719,000 reflected a Cdn$1.4 million payment from IT in connection with IT's license agreement with Cableshare, partially offset by lower hardware sales and consulting services during the same period.

     Research and development expenses declined to Cdn$688,000 for the year ended March 31, 1995 from Cdn$1.1 million for the year ended March 31, 1994. The decline of Cdn$409,000 primarily resulted from a reduction in expenses related to the development of an interactive electronic multi-media application and an interactive television trial conducted in 1994, which did not repeat in 1995.

     Costs of goods declined to Cdn$136,000 for the year ended March 31, 1995 from Cdn$538,000 for the year ended March 31, 1994. The decline of Cdn$402,000 reflected lower hardware and software sales related to the development of an interactive electronic multi-media application and an interactive television trial conducted in 1994, which did not repeat in 1995.

     Operating and administration expenses increased 409 percent to Cdn$2.5 million for the year ended March 31, 1995 from Cdn$500,000 for the year ended March 31, 1994. The increase of Cdn$2.0 million primarily reflected the increase in staffing and services in support of interactive television market trials conducted by IT as well as legal expenses incurred in defending and settling various actions against Cableshare.

LIQUIDITY AND CAPITAL RESOURCES

     Subsequent to the Arrangement, Cableshare expects to finance its operations and capital expenditures with funds provided by Source. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Source -- Liquidity and Capital Resources."

                               BUSINESS OF SOURCE
GENERAL

     Source is a provider of information and services to consumers through the television and telephone. In September 1996, in Colorado Springs, Colorado, Source commercially introduced the Interactive Channel, its on-line television programming service which provides a range of on-demand information and services to consumers utilizing cable television and telephone lines. Source utilizes Cableshare's interactive television system to deliver the Interactive Channel. Source has announced distribution agreements for the Interactive Channel with three cable operators: Marcus Cable Company, L.P., Cablevision Systems Corporation, and Century Communications Corporation. The Interactive Channel offers over 60 interactive programs including on demand local and national news, sports and weather, home shopping with companies such as J.C. Penney, Hallmark Connections and Waldenbooks, interactive Yellow Pages, television and movie guides, travel information and games.

     Since 1988, Source has been delivering audiotext information to consumers through the touch-tone telephone. Through its On-Line Telephone Business, Source provides consumers with information on demand, such as news, weather and sports, together with topical information for health, legal and other matters of consumer interest. Source's principal On-Line Telephone Business product, called the Network Guide, consists of approximately 800 specific information topics listed in a stand-alone insert generally bound in the front of Yellow Pages directories distributed by certain RBOCs or their affiliates or other Yellow Pages publishers. Source's future performance will depend substantially on its ability to manage change in its businesses and operations, to respond to competitive developments, to upgrade its technologies and programming, to commercialize products and services incorporating such upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses.

     Source's operations are conducted through its subsidiary, IT. IT was incorporated in Colorado on July 19, 1988 and reincorporated in Texas in 1991. On June 23, 1995, as a result of the Merger, IT merged with a wholly-owned subsidiary of HBAC. In connection with the Merger, HBAC changed its name to Source Media, Inc. Pursuant to the Merger, the outstanding common shares and preferred shares of IT were converted into common shares of Source.

     Source indirectly owns all of the outstanding voting shares of Cableshare, which owns the patented technology utilized by Source for the Interactive Channel and provides research and development services for Source.

     Source is a Delaware corporation whose address is 8140 Walnut Hill Lane, Suite 1000, Dallas, Texas 75231, and whose telephone number is (214) 890-9050.

THE INTERACTIVE CHANNEL

     The Interactive Channel is designed to provide a range of on-line information and services to consumers utilizing cable television and telephone lines. Subscribers can use the Interactive Channel's menu-driven navigational system to access desired interactive programming presented in the format of photographic quality, still-frame pictures, text and graphics accompanied by audio. The Interactive Channel allows a subscriber to move from one program of interest to another, obtain the desired information and finalize transactions by responding to audio and video prompts using a television remote control. On-line television and Source's Interactive Channel have only recently been made available to consumers in a single market. While Source has been successful in acquiring subscribers for its service in the first two months of operations in Colorado Springs, there can be no assurance that a market for on-line television will develop or that cable subscribers will use the television as a source of on-line information and services. In addition, the Interactive Channel will be competing with other on-line information and entertainment sources. There can be no assurance that the Interactive Channel will prove sufficiently desirable to cable subscribers to induce them to initially subscribe to and to subsequently continue to subscribe to the Interactive Channel.

PROGRAMMING

     Source has independently developed, and has secured from others, programming for the Interactive Channel. Source is continuously developing and obtaining additional programming. Source seeks to offer programming for the Interactive Channel that is useful to consumers and easily presented in a series of photographic quality, still-frame pictures, text and graphics accompanied by audio. The success of the Interactive Channel is and will continue to be highly dependent on the availability of high-quality programming applications that will appeal to cable television subscribers. Source depends on independent programming sources, such as local media, retailers and information service providers, to create, produce and update the programming to be disseminated on the Interactive Channel and to provide such programming at no cost to Source. There can be no assurance that Source will succeed in attracting and retaining such independent programming sources. If independent programming sources do not develop high quality, up-to-date information, shopping, entertainment and other programming applications that are capable of being delivered on the Interactive Channel and that appeal to subscribers, or if such sources are unwilling to provide such applications to Source on terms favorable to Source, Source's business could be materially adversely affected.

DISTRIBUTION AND MARKETING OF THE INTERACTIVE CHANNEL

     In order to offer the Interactive Channel in a particular market, Source must enter into a "carriage" agreement with the cable system operator to obtain a dedicated cable channel. Source currently has carriage agreements with three cable system operators. Following the programming trial of the Interactive Channel in Denton, Texas, Source entered into a three-year carriage agreement with Marcus Cable Company, L.P. (which acquired Sammons Communications and its Denton cable system in late 1995) for access to a channel on the Denton cable system. Deployment of the Interactive Channel on this cable system began in October 1996. Source entered into a carriage agreement with Century Communications Corporation ("Century") in March 1996 providing Century a non-exclusive license to exhibit and distribute the Interactive Channel over Century's cable television systems. The agreement has a five-year term. In September 1996 Source launched the Interactive Channel over Century's Colorado Springs, Colorado cable television system, which serves approximately 100,000 cable television subscribers. Source entered into a carriage agreement with Cablevision Systems Corporation ("Cablevision") in November 1995 which provides Cablevision the right to offer the Interactive Channel over its cable systems. Following successful completion of a 90-day technical trial (which has not yet begun), it is expected that the Interactive Channel would be deployed on Cablevision's Yonkers, New York system or another Cablevision system having at least 40,000 subscribers. The agreement has a five year term but is terminable by Cablevision beginning one year after the initial commercial launch. All of these agreements provide for subscription and other fees to be shared between Source and the cable system operator. There is intense competition among suppliers of programming for access to channels. There can be no assurance that Source will be able to obtain agreements with any other cable system operators providing channel access on terms favorable to Source, if at all, or that the other two cable system operators currently carrying the Interactive Channel will continue to do so.

     Once the Interactive Channel has been introduced on a cable system, Source intends to campaign for subscribers in that system. Source has established business relationships with local media in order to promote the Interactive Channel in Colorado Springs and Denton. Source expects that the operators of cable systems carrying the Interactive Channel will permit Source to use available promotional airtime to advertise the Interactive Channel. Source has utilized sales campaigns employing direct mail, telemarketing and inserts in monthly billing statements to help build its subscriber base. Source also sponsors presentations at industry trade shows and conferences to enhance industry awareness. Source expects that it will use similar distribution and marketing techniques as it enters other markets.

TECHNOLOGY

     The technology used by the Interactive Channel is designed to deliver still-frame, photographic quality television pictures, text and graphics accompanied by audio to a subscriber's television set almost instantaneously in response to a subscriber's commands. Subscribers select menu options offered on the television using a remote control unit with alphanumeric keys. A cable converter box (appropriately modified by a device known as a side-car box), which is connected to both the television cable and the telephone line, sends control messages initiated by the subscriber over the telephone line to head-end computer equipment located at the cable system operator's facility. The head-end computer equipment then interprets the messages, assembles the requested presentations and returns the video image over the television cable line and the audio over the telephone line. Upon receiving the video and audio signals, the converter box combines them and plays the requested presentations on the television set. The transmission and processing time takes less than one second from the time the subscriber presses the remote control key. A limited number of cable systems have been upgraded with two-way cable that would eliminate the need to utilize separate telephone lines.

     All images to be broadcast on the Interactive Channel, together with their associated audio segments, are digitized and stored in the head-end computer equipment at the cable operator's facility. This computer equipment accesses the compressed digitized picture and sound, decompresses the image and sound and transmits them to the subscriber's television. The images are photographic quality images created from photographs, slides or CD ROMs. The head-end computer equipment is capable of transmitting still-frame images to the subscriber via various distribution media, including coaxial cable, UHF, wireless cable or satellite.

EQUIPMENT

     For Source to deploy the Interactive Channel on a cable system, subscribers in that system must utilize cable converter boxes appropriately modified with the attachment of a side-car box and remote controls with alphanumeric keys. In addition, the cable system operator's local facilities must be equipped with head-end computer equipment to be provided by Cableshare at Source's expense. The further deployment of the Interactive Channel will depend on Source's ability to continue to obtain from manufacturers sufficient quantities of the necessary subscriber equipment and on Cableshare's ability to continue to obtain necessary head-end equipment components from its manufacturing source. The side-car boxes and remote controls operate in conjunction with existing cable converter boxes to permit access to the Interactive Channel. Source intends to provide the side-car boxes and remote controls to subscribers free of charge, except under the Cablevision agreement. Under the Cablevision agreement, Source is obligated to sell, at its cost, to Cablevision the equipment subsystems that allow the Interactive Channel to function. Cablevision in turn will complete manufacture of a side-car box with Cablevision-specific features. The head-end equipment is assembled by Cableshare from components. The key components for the head-end equipment are obtained from a domestic single-source supplier. Although Source has received sufficient amounts of side-car boxes to introduce the Interactive Channel in Colorado Springs and Denton, there can be no assurance that Source will be able to continue to obtain a sufficient quantity of subscriber equipment, or that Cableshare will be able to continue to obtain the components necessary for its head-end equipment, on a timely basis or on commercially reasonable terms.

     A substantial disruption of the operations of the manufacturers of subscriber equipment or key components for the head-end equipment would have a material adverse effect on Source's operations. Although Source generally has identified alternative manufacturers in order to minimize the time required to re-establish production of subscriber equipment under such circumstances, certain of the key components used in Source's products and in Cableshare's head-end equipment are obtained from a single source. In the event that Cableshare or Source could not obtain needed equipment on a timely basis, Source's business could be materially adversely affected. In addition, because Source's suppliers of subscriber equipment are expected to be foreign manufacturers, Source will be subject to risks related to international regulatory requirements, export restrictions, tariffs and other trade barriers and fluctuations in currency exchange rates.

     Source believes that new generations of analog and digital cable converter boxes are being developed that will eliminate the need for side-car boxes and the associated costs. Source believes that the design of the new converter boxes will permit these converter boxes to receive the Interactive Channel's programming with only minor modifications, which could include either (i) in the case of analog boxes, inserting a modular component into a port in the converter box or (ii) in the case of digital converter boxes, modifying the software of the converter box.

     Recently, much attention has been focused on the future replacement of coaxial cable systems with broadband networks utilizing fiber optic cable and advanced communications technologies. Broadband networks would allow the two-way transmission of significantly greater amounts of information than that which can be transmitted over existing one-way cable systems. Broadband networks, when coupled with advanced computer storage equipment, would allow the consumer to interact with and obtain on demand full motion video programming. Source believes that substantial costs and current technological limitations have prevented broadband networks from being commercially deployed. For example, current computer memory capacity does not permit the storage of numerous feature length full motion videos for on-demand delivery. To date, cable system operators and other communications companies have only experimented with broadband networks. However, the on-line information and services industry is characterized by rapidly changing technology and evolving industry standards. There can be no assurance that products or technologies developed by others will not render obsolete or otherwise significantly diminish the value of Source's technology or the Interactive Channel. In particular, Source expects that it will compete for subscribers with on-line personal computer services that offer access to the Internet as an alternative to the Interactive Channel. Some of these services allow access to the Internet through the television and are currently available to customers. Source expects that its success will be dependent upon its ability to enhance its products and services and introduce new products and services on a timely basis, which may require Source to obtain rights to additional technologies from other parties. If Source is unable to design, develop and manufacture, or obtain, and introduce such enhancements to its products and services and competitive new products on a timely basis, its business could be materially adversely affected.

PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY

     Patents. The deployment and operation of the Interactive Channel utilizes technology owned by Cableshare. The technology is the subject of three United States patents issued to Cableshare and expiring in 2005, 2007 and 2008, respectively, and two Canadian patents. The Cableshare patents issued in the United States protect a system for delivering still-frame television images and accompanying audio to television viewers in response to viewer requests. This protection covers multiple transmission media, including UHF, microwave, cable line and satellite. The patents cover technology within such a system that enables different viewers to receive video images over different television channels. In addition, the patents include protection for the implementation of an interactive television system on a cable network.

     In February 1996, Source executed a Development and Licensing Agreement (the "Licensing Agreement") in which Cableshare granted Source exclusive global rights, subject to certain existing rights, to utilize Cableshare's technology in the deployment and operation of the Interactive Channel. The Licensing Agreement suspended the application of the previous nonexclusive agreement, until the termination or expiration without renewal of the Licensing Agreement, and waived Source's obligation under the previous nonexclusive agreement to reach a certain subscriber level. On October 31, 1996, Source and Cableshare and its affiliates extended the Licensing Agreement that would have expired on December 31, 1996 until March 31, 1997 ("Extension"). The Extension requires Source to pay Cableshare $300,000 per month for ongoing and additional development projects identified by the parties.

     Pursuant to an agreement entered into in November 1988, Cableshare received a grant from the National Research Council of Canada ("NRC") to develop an on-line television system. Under the terms of this agreement, Cableshare was required to obtain the approval of the NRC in order to license its technology to Source. The approval was expressly conditioned upon such license being a non-exclusive license and further provided the NRC the right to rescind its approval on reasonable cause. The termination of the Cableshare license could have a material adverse effect on Source's ability to develop, deploy and operate the Interactive Channel. The NRC also has the right, if it determines that Cableshare has failed to diligently pursue commercial opportunities for the application of Cableshare's technology, to require Cableshare to grant it a license for reasonable compensation, to the extent necessary to enable the NRC to sublicense to others the use of Cableshare's technology.

     Source and Cableshare are currently working without the financial support of the NRC to translate the software supporting the Cableshare technology for utilization on a UNIX-based operating system. If successfully developed, Source believes that this software could make the NRC-funded software obsolete and that any licenses of this software would not be subject to the NRC rescission rights. The NRC does not have any rights to the Cableshare patents which are used by Source in connection with the NRC-funded Cableshare technology. No assurance can be given as to when or if such software translation can be completed.

     Source relies on Cableshare for research and development of on-line television services, the assembly of head-end equipment and the development of certain set-top box integrated circuits. Cableshare is currently developing a Windows-based media production workstation that could be used by Source and others to create and edit programming for the Interactive Channel.

     Source's future success will depend in part on Cableshare's ability to protect and maintain the proprietary nature of its technology. In 1995, GTE sued Cableshare seeking to invalidate Cableshare's United States patents that are licensed to and utilized by Source in connection with the Interactive Channel. Cableshare filed a counter-action against GTE claiming infringement by GTE of Cableshare's patents in connection with GTE's "MainStreet" on-line television channel. In early 1996, Cableshare and GTE settled the litigation. The settlement included an undisclosed fee paid to Cableshare and the grant to GTE of a license to use the Cableshare technology. Any resulting increase in competition as a result of the license could materially adversely affect the business of Cableshare and Source.

ON-LINE TELEPHONE BUSINESS

     Source is a sales agent for and provider of audiotext information over the telephone, which it makes available to consumers without charge through its On-Line Telephone Business. Source provides consumers 24-hour access to its audiotext programming, which consists of approximately 800 regularly-updated information topics, through the use of a Company-developed touch-tone menuing system. This system allows consumers to explore a variety of topics, review selected topics in more detail, switch to new topics and, in certain circumstances, immediately speak with an advertiser or other information provider using a direct-connect feature. Consumers can access Source's audiotext programming by dialing a local telephone number and entering a four-digit code associated with each information topic. These codes are grouped by category and displayed in various print media, such as Yellow Pages and advertisements. During 1995, Source's audiotext programming was accessed through over 75 million information requests from consumers.

DISTRIBUTION

     Source's principal On-Line Telephone Business product, the Network Guide, consists of approximately 800 specific information topics listed in a stand-alone insert generally bound in the front of Yellow Pages directories. The following table provides information as of October 31, 1996 regarding the distribution of a Network Guide produced by Source or a Yellow Pages directory publisher in DMAs through Yellow Pages directories.

                       PUBLISHER               NUMBER OF DMAS     NUMBER OF DIRECTORIES
            -------------------------------    --------------     ---------------------
            BellSouth......................          13                     20
            Donnelley......................           3                      5
            DonTech........................           2                     20
            Pacific Bell...................           8                     39
            Southern New England
              Telephone....................           1                      2
            US West........................          11                     16
                                                     --
                                                                           ---
            Total                                    38                    102
                                                     ==                    ===

     Source has agreements with six publishers for distribution through Yellow Pages directories in their respective regions of Source's printed menu of information topics. Some of Source's earlier agreements with these and other publishers have expired or been terminated in accordance with their terms. There can be no assurance that Source will be able to obtain agreements with any publishers or to renew existing agreements with publishers on terms as favorable to Source as existing agreements. If the financial terms of any new agreements with publishers allowing for distribution of Source's printed menus were to become more costly to Source than the terms of its existing agreements, the operating losses incurred by the On-Line Telephone Business could increase. In addition, if Source were unable to obtain such an agreement with one of the publishers, the resulting inability of Source to continue to market its On-Line Telephone Business in the Yellow Pages in such publisher's region would have a material adverse effect on Source's financial condition and results of operations.

MARKETING STRATEGY

     In those directories in which it provides programming content, in order to promote its On-Line Telephone Business, Source has developed relationships with local television and radio stations. These media sponsors promote Source's On-Line Telephone Business to their audiences and sponsor certain of the information topics in the Network Guide. Source utilizes local radio and television personalities to provide the local news, sports and weather programming on the Network Guide. Consequently, consumers accessing local sports information on the Network Guide hear the voice of a local sportscaster. Currently, all arrangements with media sponsors are nonmonetary, with Source exchanging advertising for production programming and promotion. As of October 31, 1996, Source had media relationships with over 70 radio stations and 17 television stations, including two ABC affiliates, six CBS affiliates, six NBC affiliates and two Fox affiliates in the various markets in which it distributed the Network Guide on such date. Media sponsors may also participate in "custom pages," such as a music page offering information on current musical hits.

     Source obtains advertising sponsors for certain of the audiotext information it provides through a sales and marketing team that combines local and national sales efforts. Source's sales force is comprised of a Vice President of Sales, regionally-based General Managers and direct sales representatives who are employees of Source serving local markets. Source has created a specialized sales forces for health and legal information and for national advertisers. During 1995, over 70 percent of Source's advertising revenues for the On-Line Telephone Business were generated by sponsorships of health-related and legal-related topics.

AUDIOTEXT SERVICES

     As part of Source's On-Line Telephone Business, Source provides to other parties audiotext services incorporating Source's programming. These parties or Source in turn sell the services, directly or indirectly, to their advertisers. To date, the principal buyers of these audiotext services have been certain of the RBOCs and Yellow Pages directory publishers.

     Source also provides specialty targeted audiotext services directly to businesses and advertisers. For example, Source has received a contract to provide a service in which consumers call a number and, by entering certain information through their touch-tone telephone, can obtain the product information targeted for independent sales representatives.

TECHNOLOGY AND PROGRAMMING

     Source supports its On-Line Telephone Business through a network that connects individual computer systems in each of the local markets via telephone line or satellite from Source's central administration facility in Dallas, Texas. Multiple phone lines are connected to each system to process local calls. The local satellite dish receives transmissions of Source's programming and automatically relays the information to the local computer system to process the transmitted information. Source pays a monthly fee for satellite uplinking and downlinking services and equipment.

     Information requiring frequent updates, such as national news, weather and sports, is updated via satellite from Source's headquarters. Source obtains this information from various sources such as United Press International. Source's copywriters prepare written scripts from the information, and the written scripts are then used to produce recordings with mixed background music and voice. Source also edits and produces local advertisers' messages. The finished audio recording is loaded into a central computer system connected to the satellite and transmitted to the individual markets throughout the day, seven days a week. The information is available to callers immediately after it has been updated. A majority of the audiotext information delivered over Source's On-Line Telephone Business is produced at Source's headquarters.

     Local media personalities are able to update the local programming by using any touch-tone telephone. Local news, weather and sports information typically is provided by a local network television station, and a variety of concert, top ten music lists and event information is provided by local radio stations.

PUBLISHER AGREEMENTS

     Source's historical arrangements with the RBOCs and other Yellow Pages directory publishers have ranged from strategic operating agreements covering multiple directories pursuant to which the publisher and

Source share revenues generated by the Network Guide to directory-specific contracts in which Source purchases pages from the publisher. The key agreements between Source and the publishers relating to the On-Line Telephone Business are summarized below.

     BellSouth. Originally, Source distributed the Network Guide in Yellow Pages directories in the BellSouth region pursuant to an agreement that gave the company the right to publish 13 to 15 pages in the front of certain BellSouth Yellow Pages directories in exchange for sharing revenues, net of sales commissions, generated by sales of advertising sponsorships for the Network Guide. In August 1996, Source and BellSouth executed a new agreement with a 5-year term under which Source is the sales agent for all BellSouth audiotext services and provides certain content information and customer services. Source no longer provides operational assistance related to production and transmission of information. Source earns a commission of 38.5 percent on advertising sales in 19 directories, increasing to 50 percent if certain goal levels are reached. Source earns 50 percent on advertising sales in 5 other directories. In addition, Source earns a set fee per advertiser per year for certain customer services performed. During 1995, Network Guide monetary revenues generated from advertisers in the BellSouth region accounted for approximately 24 percent of Source's monetary revenues.

     Pacific Bell. In the Pacific Bell region, Source's arrangements vary depending on the size of the DMA. In exchange for providing audiotext messages and soliciting advertisers to sponsor the audiotext messages in markets served by Source, Source (i) has agreed to buy 8 to 12 pages in the front of Pacific Bell Yellow Pages directories in the largest DMAs, (ii) receives free pages in smaller DMAs and (iii) receives free pages and a fee for providing the Network Guide in the smallest DMAs. Source currently distributes its Network Guide in the Pacific Bell region pursuant to a December 1992 master agreement that expires on September 1, 1998 unless terminated by Pacific Bell before such date on 30 days' written notice. The agreement with Pacific Bell allows Pacific Bell to obtain audiotext services and distribute audiotext products from other providers but requires Source to obtain Pacific Bell's written consent before Source can distribute the Network Guide in other California Yellow Pages directories. Effective January 1996, Pacific Bell and Source amended the master agreement to reduce by almost half the page costs Source is required to pay and to exclude two small directories.

     Pacific Bell and Source entered into an agreement in August 1994 pursuant to which Source provides certain audiotext services to Pacific Bell in exchange for a reduced price for distribution of the Network Guide under the December 1992 Pacific Bell agreement. As part of the amendment to the master agreement, Pacific Bell and Source extended through 1998 the arrangement under which Source provides certain audiotext services for ten directories. Network Guide monetary revenues generated from advertisers in the Pacific Bell region accounted for approximately 16 percent of Source's monetary revenues during 1995.

     USWest. USWest has a license that expires in August 1998 to use Source's audiotext messages in DMAs in which Source acts as a sales agent for USWest. In connection therewith, in July 1995, USWest and Source entered into a sales agency agreement pursuant to which Source acts as a non-exclusive sales agent for soliciting advertisers for the Network Guide in exchange for consideration from USWest consisting of a fixed quarterly payment of $25,000 and a sales commission of 32 or 35 percent of each advertising contract sold by Source, depending on whether the sale was made in a DMA where total sales for the year are equal to or greater than the goal set for the DMA. The term of the USWest agreement runs through the end of USWest's 1996/97 Yellow Pages publication cycle. Monetary revenues generated by Source in the USWest region accounted for 5 percent of Source's monetary revenues during 1995.

CANCELED AGREEMENTS

     Ameritech. Source's agreement with Ameritech Publishing, Inc. ("Ameritech"), which permitted the Network Guide to be included in the front of Ameritech Yellow Pages, was terminated by Ameritech effective as of February 1, 1996. On February 5, 1996, Source initiated litigation against Ameritech in Texas state court, which is ongoing, related to the termination. Network Guide monetary revenues generated from advertisers in the Ameritech region accounted for approximately 21 percent of Source's monetary revenues during 1995.

     DonTech. Source previously published the Network Guide in directories within the DonTech region. DonTech is a joint venture for publication of directories between Ameritech and The Reuben H. Donnelley Corporation. The original agreement for Source to provide Network Guide services expired and was not renewed.

     Southwestern Bell. In the Southwestern Bell region, Source purchased pages from Southwestern Bell on which to print the Network Guide in exchange for a fee. Source's agreement with Southwestern Bell expired and Source has no further arrangement with Southwestern Bell. In 1995, monetary revenues generated from advertisers in the Southwestern Bell region accounted for approximately 13 percent of Source's monetary revenues.

ACQUISITIONS

     In October 1996, Source acquired certain audiotext servicing assets from Donnelly for an aggregate purchase price of $750,000. In connection with this acquisition, Source executed a services agreement with a three year minimum term. Under the terms of the agreement, Donnelly is obligated to pay Source a minimum of $3.2 million over the term of the agreement and Source has agreed to assume Donnelly's operating responsibilities for its audiotext business.

COMPETITION

     In an industry characterized by extensive capital requirements and rapid technological change, Source faces potential competition for the acceptance of its on-line programming and services from a number of companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than Source and may be in a better position to compete in the industry. In addition, Source faces competition for advertiser revenues from other media, including radio, television, newspapers, and magazines.

     The Interactive Channel. Source believes that for the foreseeable future public access to on-line television will generally be through cable system operators. Accordingly, Source must compete with other providers of television programming to establish relationships with cable system operators to gain channel access.

     Source believes that GTE's "MainStreet" system is the only other on-line television navigational system currently being tested in the marketplace with programming that is comparable to the Interactive Channel and that is designed to deliver programming over coaxial cable systems. GTE currently makes the service available in Newton, Massachusetts, Clearwater, Florida and Ventura, California. In early 1996, GTE and Cableshare agreed to a settlement to resolve the litigation with GTE. The settlement involved the granting of a license, for a fee, of the Cableshare patents in connection with the dismissal of the lawsuits. Any resulting increase in competition as a result of the license could materially adversely affect the business of Cableshare and Source. See "Business of Source -- The Interactive Channel -- Proprietary Rights and Intellectual Property."

     Source is aware of one other commercially available service developed by ACTV, Inc. and delivered over several cable channels that offers view selection and instant replay of television programming. Other cable interactive services developed by Ameritech (tested using Cableshare technology), AT&T and Viacom, Bell Atlantic (tested using Cableshare technology), Sega, Telecable, Time Warner and USWest are not commercially available to the knowledge of Source. Source is also aware of efforts by other companies or consortiums to develop and deliver on-line full motion video programming. Time Warner is presently conducting a 4,000 home trial of its Full Service Network delivered over fiber optic cable in Orlando, Florida.

     NYNEX, Bell Atlantic and Pacific Telesis have formed a joint venture to offer on-line full motion video programming to homes via telephone lines and to offer interactive services over the World Wide Web. Source is also aware of other companies or products, such as TVOL, StarSight Telecast, Inc., NTN Communications, Inc., WebTV and World Gate that provide or are testing on-line services that would function independently of cable system operations. At least two services, TVOL and WebTV, offer access to the Internet through the television and are currently available to consumers.

     To the extent one or more competitors is successful in developing an online television service, the business of Source could be materially adversely affected. Source believes that, for the foreseeable future, the public's access to on-line television will generally be achieved through cable system operators. Therefore,

Source must compete with other potential on-line television service providers, as well as other sources of programming, to establish relationships with cable system operators. In addition, the on-line television industry and the Interactive Channel face competition for consumer usage from personal computer on-line services. Many of those seeking to develop an on-line television service are also seeking to develop, or have shifted their development efforts to, personal computer on-line services, in particular, those offered over the Internet. Thus, Source faces competition in the interactive and on-line services market from companies in both the on-line television and on-line personal computer services industries.

     On-Line Telephone Business. Source is aware of other companies currently offering some of the information services provided over Source's On-Line Telephone Business. Consumers can call a variety of "900" services for information provided by, among others, Dow Jones & Company, Inc., AT&T, GTE and certain major newspaper publishers. Callers are generally charged for calls to these "900" services. Furthermore, a number of companies, local newspapers or radio stations provide free on-line telephone programming similar to that offered on Source's On-Line Telephone Business. Other companies such as Brite Voice Interactive Communications, Inc., certain of the RBOCs, certain independent directories, a subsidiary of Century Telephone Enterprises, and others have indicated an intent to do so. Brite Voice has taken over services previously provided by Source to BellSouth and Ameritech. These competitors may use Yellow Pages directories, newspapers, mailers or other print media to distribute guides listing their programming services. In addition to these current providers of on-line telephone services, potential competitors include any information service provider, as well as directory publishers. The On-Line Telephone Business also faces competition from personal computer on-line services.

EMPLOYEES

     As of November 15, 1996, Source had a total of 121 full- and part-time employees. None of Source's employees is subject to a collective bargaining agreement. Source has experienced no work stoppages and believes that it has good relations with its employees.

REGULATORY MATTERS

     The telecommunications and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Existing regulations were substantially affected by the recent passage of Telecommunications Act of 1996 (the "1996 Telecom Act") in February 1996. This legislation will be implemented in administrative proceedings conducted by the Federal Communications Commission ("FCC") and state regulatory agencies. The FCC is expected to promulgate new rules consistent with the general requirements of the 1996 Telecom Act.

     Most current regulatory and legislative activity addresses how telephone companies and cable television companies may enter new lines of business, the manner in which they can participate in new lines of business and the rates they can charge consumers. Local exchange carriers, including the RBOC's, will be facing more serious competition and will be able to enter new markets. Cable television companies are now also permitted to provide telephone service. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that will be encountered by Source.

     The on-line information and services industry is evolving and will be affected in the future by laws, regulations and policies adopted at the federal, state and local levels of government. There are many laws, regulations and policies, both existing and proposed, at all levels of government that may impact, in varying degrees, the manner in which Source deploys the Interactive Channel and its On-Line Telephone Business. Neither the outcome of these proposals, nor their impact upon the on-line information and services industry in general or on Source in particular, can be predicted at this time.

DESCRIPTION OF PROPERTY

     Source leases approximately 19,000 square feet of office space at 8140 Walnut Hill Lane, Suite 1000, Dallas, Texas, under a lease expiring in May 1997. Source currently conducts all of its business activities at this location. Source intends to renew this lease. Source has entered into an agreement to lease approximately 11,000 square feet of office space at 5400 LBJ Freeway, Dallas, Texas commencing on or about January 1, 1997.

     Source believes its present facilities and those arranged for are adequate for its currently foreseeable needs.

LEGAL PROCEEDINGS

     Lerch. On December 15, 1993, Marvin Lerch, the former Chief Executive Officer and a shareholder of Cableshare, and certain of his relatives who are also Cableshare Shareholders, commenced a legal proceeding in Ontario, Canada in the Ontario Court (General Division) against Source and certain executive officers of Source and a director of Cableshare on the grounds that the defendants took actions intended to depress the value of Cableshare to allow Source to acquire the remainder of Cableshare at a favorable price. The plaintiffs seek, among other things, orders that certain actions by Cableshare's board are invalid; a declaration that Cableshare's board is incapable of managing its affairs due to conflicts of interest; an injunction against Source from voting its Cableshare shares for three years; purchase by the defendants of the plaintiffs' Cableshare shares for Cdn$20 per share or exchange of the plaintiffs' Cableshare shares for Source Common Shares of equal value; and damages in the amount of Cdn$8 million to compensate the plaintiffs for the reduced value of their Cableshare shares and damages in the amount of Cdn$6 million to compensate Mr. Lerch for the loss of certain Cableshare stock options. Cableshare disputes all of the claims and no trial date has as yet been set. On October 21, 1996, the plaintiffs advised that they intended to move to amend their statement of claim for punitive damages in the amounts of Cdn$1 million against Source and an aggregate of Cdn$2 million against certain officers of Source. A date has not been set for the plaintiffs' motion to amend the statement of claim.

     On January 25, 1994, Mr. Lerch also commenced a proceeding against Cableshare and several persons who are, or have been, officers and directors of Cableshare claiming wrongful termination of Mr. Lerch's employment with Cableshare and seeking damages in the amount of Cdn$350,000. Cableshare has denied the claim. Cableshare may be obligated to pay up to Cdn$100,000 in costs to defend these persons. The trial of this action began in London, Ontario on April 23, 1996 and was completed May 3, 1996. Judgment was reserved.

     Little. William T. Little, a stockholder and former director of Source, has represented in letters to Source that a potential lawsuit existed by various convertible noteholders, alleging that they converted their notes based upon misrepresentations by Source. Mr. Little also claims that Source offered to issue to Mr. Little, during the time he was serving as a director of Source, 171,000 Source Common Shares in consideration of his release of any claims related to such alleged misrepresentations. In addition, Mr. Little has claimed that Source agreed to pay him approximately $81,000 relating to the conversion of certain convertible notes held by Mr. Little. Source disputes all such claims by Mr. Little.

     Revenue Canada. Revenue Canada, the Canadian taxing authority, sent a notice of reassessment to Cableshare on June 10, 1993 which, if valid, will reduce Cableshare's investment tax credits by Cdn$1.9 million. Cableshare disputes such assessment. In addition, Revenue Canada has demanded repayment from Cableshare of refundable tax credits paid for the 1988 fiscal year totalling Cdn$315,000. Including accumulated interest of Cdn$425,000, the liability as of March 31, 1996 was Cdn$740,000. Cableshare has appealed the assessment. The appeal, which will be heard by the Tax Court of Canada, is scheduled for a hearing on February 24, 1997. Cableshare has provided for the demanded repayment, including interest, in its consolidated financial statements.

     Others. Source is aware of certain claims against Source and Cableshare that have not developed into litigation, or if they have, are dormant. Unnamed Cableshare Shareholders advised the Cableshare directors in June 1995 that they questioned certain of the directors' actions under Ontario law. Cableshare's attorney responded to the shareholders' substantive points and the shareholders have not taken further action. In June 1989, Barry Walker commenced a proceeding in Ontario, Canada against Cableshare claiming wrongful termination of Mr. Walker's employment with Cableshare and seeking damages in the amount of Cdn$560,000 plus interest and costs. Cableshare denied the claims and this matter has been inactive since at least June 1992.

     Further, Source and Cableshare are parties to ordinary routine litigation incidental to their business, none of which is expected to have a material adverse effect on Source's results of operations or financial condition.

                             BUSINESS OF CABLESHARE

HISTORY AND INCORPORATION

     Cableshare has its principal office at 150 Dufferin Avenue, Suite 906, London, Ontario N6A 5N6. It is a reporting issuer in the Provinces of Ontario, British Columbia, Alberta, Saskatchewan and Manitoba. Cableshare was founded on July 13, 1973.

BUSINESS

     During the 1970s, Cableshare provided a computerized, timeshared accounting system for several cable companies including Rogers Communications Inc. In the early 1980s, Cableshare developed a two-way alarm system which was delivered over a cable service in Syracuse, New York. Also in the early 1980s, the Company provided Ford Motor Credit Corporation with a packet-switched network linking its offices across North America. In the late 1980s, Cableshare developed an interactive television system which was used in a trial of a home shopping service by J.C. Penney Company, Inc. to 10,000 homes in Chicago.

     Over the past ten years, this interactive television system has been improved to include many technological advances. Cableshare's interactive television system is a multi-user, multimedia system designed to deliver pictures, text, graphics and audio on demand to a user's television set through existing coaxial cable television and telephone networks. This system stores the video and audio presentations in a compressed digital form on a computer hard drive. Cableshare's system can be enhanced to deliver full-motion interactive programming when used with broadband digital networks. The modular design of Cableshare's latest generation of technology allows for numerous presentations to be available. Efficiencies derived in the new design have also reduced the access time to approximately one second. The access time is the length of time from the user pressing a button on the remote control until the picture is presented on the television set. Cableshare positions its interactive television technology as a platform for delivering home shopping and information services.

     More than $35 million has been invested in the development of this technology. Three patents have been issued to Cableshare by the U.S. Patent Office and two patents have been issued under Canadian law covering the delivery of video presentations over cable and broadcast systems.

     Cableshare derives revenues from license fees, development of technology and technical support for live operations. Cableshare has license agreements with GTE Corporation and IT. Source utilizes Cableshare's interactive television system to deliver the services to cable subscribers through the Interactive Channel.

THE INTERACTIVE CHANNEL AND GTE MAINSTREET

     Cableshare has entered into the Licensing Agreement in which Cableshare granted IT and Source exclusive global rights, subject to certain existing rights, to utilize Cableshare's technology in the deployment and operation of the Interactive Channel. The Licensing Agreement suspends the application of the previous nonexclusive agreement, which would be reinstated upon the termination or expiration without renewal of the Licensing Agreement. Source has paid Cableshare the total $4.75 million due to Cableshare under the Licensing Agreement. In addition, the original license agreement required Source to achieve certain subscriber levels by June 1996 to maintain the Cableshare license in effect. The Licensing Agreement waives the subscriber requirement and addresses the coordination of future research and development efforts.

     Cableshare has licensed its patent rights to GTE for a fee as part of the settlement of Cableshare's litigation with GTE over patent infringement.

DEVELOPMENT OF THE NEW INTERACTIVE TELEVISION SYSTEM

     Under the Licensing Agreement, Cableshare is developing a new interactive television system based on its patented process for use by the Interactive Channel. The new system is intended to utilize advances in technology, software and computer systems in conjunction with Cableshare's engineering, software development and system integration experience to deliver an interactive television system that is low cost, reliable, easy to maintain and user and application developer friendly.

     Cableshare believes this system will have advantages over the other interactive television and interactive information delivery systems:

     Speed

     In response to a subscriber's request, the system will provide high quality television pictures, text and graphics, accompanied by audio, to the subscriber's television set almost instantaneously given anticipated levels of use. Most information delivery systems, including the Internet, require the subscriber to wait several seconds or even minutes before information is delivered.

     Low Cost

     While the new system still requires an interactive television terminal in the subscriber's home, Cableshare's engineers have developed technology that has reduced the cost per household of the terminal to less than $200 and are working to reduce the cost even further. Cableshare anticipates the cost of a terminal will be approximately $100 by the middle of 1997. Other information delivery systems require personal computers which cost over $1,000 or digital interactive set-top boxes with costs beginning at $350.

     User-Friendly

     The interactive television system is simple to use. By entering numbers on a television remote control in response to easy to understand menus and instructions, the user quickly accesses the desired information. In some other information delivery systems, a user must be proficient with a personal computer. However, several companies have introduced, or are planning to introduce, services that will allow users to access the Internet through the television using a remote control.

     Utilizes Existing Cable Television Infrastructure

     Through Cableshare's patented process, the interactive television system works in today's existing cable systems. For most other interactive television and information delivery systems, an expensive upgrade of the cable system to broadband digital systems is required. However, several companies have introduced, or are planning to introduce, services that will allow users to access the Internet through the television using a remote control.

     Allows for Expanded Features when Digital Cable Systems Become Available

     Some cable systems are beginning to upgrade to broadband digital infrastructures. As these upgrades occur, Cableshare believes its new interactive television system can be enhanced to allow the same features that other interactive systems provide such as computer animation and full motion video.

EMPLOYEES

     As of November 15, 1996, Cableshare had a total of 41 full- and part-time employees. None of Cableshare's employees is subject to a collective bargaining agreement. Cableshare has experienced no work stoppages and believes that it has good relations with its employees.

REGULATORY MATTERS

     Source and GTE are presently the exclusive marketers of Cableshare's technology in the form of the Interactive Channel. Because the present distribution agreements for the Cableshare technology are for distribution in the United States, and additional distribution arrangements are also anticipated to be for the United States, the regulatory environment in the United States is also applicable to Cableshare. See "Business of Source -- Regulatory Matters." Cableshare has complied with FCC, and the Canadian equivalent, regulations pertaining to the manufacture of the subscriber home terminal.

PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY

     Patents. The deployment and operation of the Interactive Channel utilizes technology owned by Cableshare. The technology is the subject of three United States patents issued to Cableshare and expiring in 2005, 2007 and 2008, respectively, and two Canadian patents. The Cableshare patents issued in the United States protect a system for delivering still-frame television images and accompanying audio to television viewers in response to viewer requests. This protection covers multiple transmission media, including UHF, microwave, cable line and satellite. The patents cover technology within such a system that enables different viewers to receive video images over different television channels. In addition, the patents include protection for the implementation of an interactive television system on a cable network.

     Pursuant to an agreement entered into in November 1988, Cableshare received a grant from the National Research Council of Canada ("NRC") to develop an on-line television system. Under the terms of this agreement, Cableshare was required to obtain the approval of the NRC in order to license its technology to Source. The approval was expressly conditioned upon such license being a non-exclusive license and further provided the NRC the right to rescind its approval on reasonable cause. The termination of the Cableshare license could have a material adverse effect on Source's ability to develop, deploy and operate the Interactive Channel. The NRC also has the right, if it determines that Cableshare has failed to diligently pursue commercial opportunities for the application of Cableshare's technology, to require Cableshare to grant it a license for reasonable compensation, to the extent necessary to enable the NRC to sublicense to others the use of Cableshare's technology.

     Source and Cableshare are currently working without the financial support of the NRC to translate the software supporting the Cableshare technology for utilization on a UNIX-based operating system. If successfully developed, Cableshare believes that this software could make the NRC-funded software obsolete and that any licenses of this software would not be subject to the NRC rescission rights. The NRC does not have any rights to the Cableshare patents which are used by Source in connection with the NRC-funded Cableshare technology. No assurance can be given as to when or if such software translation can be completed. Cableshare's primary source of revenues is from the License Agreement. Therefore, Cableshare's ability to develop the new system will be dependent upon the available cash of Source or Cableshare's ability to generate additional sources of revenue.

     Source's and Cableshare's future success will depend in part on Cableshare's ability to protect and maintain the proprietary nature of its technology. In 1995, GTE sued Cableshare seeking to invalidate Cableshare's United States patents that are licensed to and utilized by Source in connection with the Interactive Channel. Cableshare filed a counter-action against GTE claiming infringement by GTE of Cableshare's patents in connection with GTE's "MainStreet" on-line television channel. In early 1996, Cableshare and GTE settled the litigation. The settlement included an undisclosed fee paid to Cableshare and the grant to GTE of a license to use the Cableshare technology. Any resulting increase in competition as a result of the license could materially adversely affect the business of Cableshare and Source.

DESCRIPTION OF PROPERTY

     Cableshare leases approximately 11,100 square feet of office space at 150 Dufferin Avenue, Suite 906, London, Ontario. Cableshare conducts all of its business from this office space.

LEGAL PROCEEDINGS

     Lerch. In January 1994, Marvin Lerch, the former Chief Executive Officer and a shareholder of Cableshare filed a claim for wrongful termination of Mr. Lerch's employment with Cableshare seeking Cdn$350,000 in damages. Cableshare believes the allegations are without merit and has vigorously defended this suit. The trial of this action began in London, Ontario, on April 23, 1996, and was completed on May 3, 1996. Judgment was reserved. In January 1994 the same person also commenced an action in which several persons are defendants who are, or have been, officers or directors of Cableshare, alleging activities intended to depress the value of Cableshare shares. Cableshare may be obligated to pay up to Cdn$100,000 in costs to defend these persons.

     Revenue Canada. Revenue Canada, the Canadian taxing authority, sent a notice of reassessment to Cableshare on June 10, 1993 which, if valid, will reduce Cableshare's investment tax credits by Cdn$1.9 million. Cableshare disputes such assessment. In addition, Revenue Canada has demanded repayment from Cableshare of refundable tax credits paid for the 1988 fiscal year totalling Cdn$315,000. Including accumulated interest of Cdn$425,000, the liability as of March 31, 1996 was Cdn$740,000. Cableshare has appealed the assessment. The appeal, which will be heard by the Tax Court of Canada, is scheduled for a hearing on February 24, 1997. Cableshare has provided for the demanded repayment, including interest, in its consolidated financial statements.

                              MANAGEMENT OF SOURCE

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Source are as follows:

                NAME                     AGE                 POSITION WITH SOURCE
-------------------------------------    ----    ---------------------------------------------
                                                 Chairman of the Board and Chief Executive
Timothy P. Peters....................    39      Officer
John J. Reed.........................    39      President and Director
W. Scott Bedford.....................    39      Chief Operating Officer and Director
Michael G. Pate......................    40      Chief Financial Officer and Treasurer
John F. Baring.......................    49      Director
Alan M. Flaherty.....................    56      Director
Rhodric C. Hackman...................    49      Director
David L. Kuykendall..................    43      Director
Michael J. Marocco...................    38      Director
James L. Greenwald...................    70      Director

     Mr. Peters has served as President and a director of IT since its inception in 1988 and was elected Chief Executive Officer in December 1992 and Chairman of the Board of IT in August 1994. Mr. Peters has served as Chairman of the Board and a director of Source since June 23, 1995, the effective date of the Merger. In 1986, Mr. Peters founded Information Express, Co., an operator-assisted Yellow Pages company that served the Denver area, where he acted as a Vice President from 1986 to 1988. From 1979 to 1986, Mr. Peters served as Regional Manager for Penn Central Telecommunications Company.

     Mr. Reed has served as a director of IT since its inception in 1988 and as Executive Vice President of Strategic Development of IT since December 1992. Mr. Reed has served as Executive Vice President and a director of Source since June 23, 1995, the effective date of the Merger and the President of Source since May 22, 1996. From 1990 to December 1992, Mr. Reed served in various positions with IT, including Executive Vice President of Sales and Marketing. Mr. Reed was Chairman of the Board of Cableshare from November 1991 to October 1993. From 1986 to 1989, Mr. Reed was President of Reed & Associates, a Dallas-based real estate brokerage and professional services firm, of which he is the sole shareholder. Mr. Reed has conducted business through this firm from time to time since 1989.

     Mr. Bedford has served as a director of IT since its inception in 1988 and as Chief Operating Officer of IT since December 1992. Mr. Bedford has served as Chief Operating Officer and a director of Source since June 23, 1995, the effective date of the Merger. From 1988 to December 1992, Mr. Bedford served in various positions with IT, including Executive Vice President, Vice President of Sales and Secretary. Since October 1993, Mr. Bedford has served as Chairman of the Board of Cableshare.

     Mr. Pate has served as Chief Financial Officer and Treasurer of IT since March 1992. Mr. Pate has served as Chief Financial Officer and Treasurer of Source since June 23, 1995, the effective date of the Merger. From August 1989 to March 1992, he served as Vice President of Finance and Chief Financial Officer of Dallas Semiconductor Corporation. From 1984 to 1989, Mr. Pate held the positions of Assistant Controller and Controller at Dallas Semiconductor Corporation. From 1979 to 1981, Mr. Pate was a Senior Auditor with Ernst & Young LLP. Mr. Pate is a CPA.

     John F. Baring has been a director of Source since its inception in January 1993. Mr. Baring was a founder of HBAC and served as Chairman of the Board and Secretary of HBAC from January 1993 until June 23, 1995, the effective date of the Merger. Since January 1991, Mr. Baring has been a principal of Hackman, Baring & Co., Incorporated (and its predecessor partnership), a private investment banking firm founded by Messrs. Baring and Hackman focused on the communications industry. From April 1990 to December 1990, Mr. Baring was a consultant to the communications industry. Between April 1989 and March 1990, he was Managing Director, Financial Services, of GPA Group Limited, Shannon, Republic of Ireland, an aircraft leasing firm. From September 1984 to March 1989, Mr. Baring was employed by Kidder, Peabody & Co. Incorporated, where, from September 1987, he served as co-head of the Telecommunications Group.

     Alan M. Flaherty has served as director of IT since August 1994 and as director of Source since June 23, 1995, the effective date of the Merger. Mr. Flaherty has been the president of ComPlan, Incorporated, a media consulting firm since its founding in 1985. He has served as a consultant to the media business, including companies such as TV Guide, the Orange County Register, BellSouth, Pacific Bell Directory, the San Diego Times Union and the San Francisco Newspaper Agency. From 1981 to 1982, he was employed at Golden West Entertainment, as Vice President and General Manager. Prior to 1981, he was employed at Colony Communications, Inc. and the New York Daily News.

     Rhodric C. Hackman has been a director of Source since its inception in January 1993. Mr. Hackman was a founder of HBAC and served as President and Treasurer of HBAC from January 1993 until June 23, 1995, the effective date of the Merger. Since January 1991, Mr. Hackman has been a principal of Hackman, Baring & Co., Incorporated (and its predecessor partnership). From April 1981 through December 1991, Mr. Hackman was employed by Kidder, Peabody & Co. Incorporated where, from 1984 to 1991, he specialized in the communications industry and, from September 1987 to April 1989, served as co-head of the Telecommunications Group.

     David L. Kuykendall has served as a director of IT since 1993 and as a director of Source since June 23, 1995, the effective date of the Merger. He has served as Senior Vice President and Chief Financial Officer of Freedom since 1993 and served as its Vice President and Chief Financial Officer from 1990 to 1993 and as its Controller from 1989 to 1990. From 1986 to 1988, Mr. Kuykendall was a Senior Manager with Deloitte & Touche LLP.

     Michael J. Marocco has served as a director of Source since May 1996. Mr. Marocco is a Managing Director of Sandler Capital Management ("Sandler") and has been associated with Sandler since April 1989. Prior to that, Mr. Marocco was a vice president at Morgan Stanley & Co. Incorporated where he was involved in raising capital and merger and acquisition transactions. Mr. Marocco serves as a director of YES! Entertainment Corp. and Paxson Communications Corp.

     James L. Greenwald has served as a director of Source since May 1996. Mr. Greenwald has served as chairman emeritus of Katz Media Corporation ("Katz"), a communications representative firm, since August 1995. Mr. Greenwald joined Katz in 1956 and has held various positions, including President of the radio division from 1965 through 1970, Executive Vice President from 1970 through 1975, President from 1975 through 1982 and Chairman of the Board of Directors and Chief Executive Officer from 1975 through 1994. Mr. Greenwald is a director of Granite Broadcasting Company and the Young Adult Institute, an honorary trustee of the Foundation of American Women in Radio and Television and past president of the International Radio and Television Foundation and the Station Representatives Association.

     Source, Timothy P. Peters, W. Scott Bedford, John J. Reed and Michael G. Pate have entered into an agreement with Freedom whereby they have agreed to use all reasonable efforts to cause an officer or director of Freedom or any of its subsidiaries, as designated by Freedom (presently, David L. Kuykendall) to be nominated and elected to Source's Board. In addition, Freedom was granted the right to have an observer attend meetings of the directors if its designee is unable to attend. The agreement will remain in effect so long as Freedom owns beneficially 325,000 or more Source Common Shares as adjusted for any stock dividends, combinations or splits.

COMPENSATION OF DIRECTORS

     Directors of Source who are not full-time employees are paid a retainer of $2,500 per fiscal quarter and $1,000 for each meeting of the Board of Directors or any committee thereof that they attend (so long as the committee meeting is not on the same day as a Board of Directors meeting), or $500 for each telephone meeting in which they participate. The 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan") provides for an automatic annual grant of an option to purchase 3,000 Source Common Shares to each non-employee director. Options will have an exercise price equal to the fair market value of the Source Common Shares on the date of grant and will be exercisable at any time from the date of grant until the fifth anniversary thereof.

     The Board of Directors has established standing audit, compensation and stock option and nominating committees. The members of the audit committee are Messrs. Hackman and Kuykendall. The members of the compensation and stock option are Messrs. Baring and Flaherty. The members of the nominating committee are Messrs. Greenwald, Morocco, Peters and Reed.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to annual compensation paid for the years indicated to Source's Chief Executive Officer and the other executive officers of Source who received compensation in excess of $100,000 (the "Named Officers").

                                                                        LONG-TERM
                                                    ANNUAL             COMPENSATION
                                                COMPENSATION  (1)      COMMON STOCK
                                               -------------------      UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR    SALARY(2)    BONUS        OPTIONS        COMPENSATION
------------------------------------   -----   --------    -------     ------------     ------------
Timothy P. Peters...................    1995   $125,000    $56,121         7,554              --
Chairman of the Board and               1994   $125,000    $63,410            --              --
Chief Executive Officer                 1993   $125,000    $13,396         2,016              --

John J. Reed........................    1995   $125,000    $39,854         7,097              --
President                               1994   $125,000    $62,097            --              --
                                        1993   $125,000    $ 6,186         2,016              --

W. Scott Bedford....................    1995   $125,000    $43,604         7,097              --
Chief Operating Officer                 1994   $125,000    $60,063            --              --
                                        1993   $125,000    $ 7,186         2,016              --

Michael G. Pate.....................    1995   $125,000    $50,007         1,331              --
Chief Financial Officer and             1994   $125,000    $23,832            --              --
Treasurer                               1993   $125,000    $10,300         2,016              --

---------------

(1) Amounts earned in a year but deferred at the election of Source to a subsequent year have been included in the year in which the amounts were paid. Amounts earned under Source's Annual Management Incentive Plan in each year presented are included for the relevant year. All bonus amounts paid in 1994 represent salary deferred in earlier periods.

(2) In April, 1996, the annual salaries of Mr. Peters, Mr. Reed, Mr. Bedford and Mr. Pate were increased to $225,000, $210,000, $210,000 and $200,000, respectively.

     No individual named above received perquisites or non-cash compensation during any of the years indicated exceeding the lesser of $50,000 or an amount equal to 10 percent of such person's annual salary and bonus.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth, with respect to all options granted during Source's 1995 fiscal year to Mr. Peters and Source's executive officers other than Mr. Peters: (i) the number of Source Common Shares covered by such options,
(ii) the percent that such options represent of total options granted to all Company employees during the 1995 fiscal year, (iii) the exercise price, (iv) the expiration date, and (v) the potential realized value at the assumed annual rates of stock price appreciation of 5% and 10% compounded over the term of the option. To date, Source has granted no stock appreciation rights ("SARs").

                                                                                              POTENTIAL REALIZED
                                                                                               VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                             ANNUAL RATES OF
                         ------------------------------------------------------------------      STOCK PRICE
                                                PERCENT OF TOTAL                               APPRECIATION FOR
                          NUMBER OF SHARES     OPTIONS GRANTED TO    EXERCISE                  OPTION TERMS (2)
                         UNDERLYING OPTIONS    EMPLOYEES IN 1995     PRICE PER    EXPIRATION  ------------------
         NAME               GRANTED (1)           FISCAL YEAR          SHARE        DATE        5%         10%
----------------------   ------------------    ------------------    ---------    ---------   -------    -------
Timothy P. Peters.....            887                 0.4%            $  9.77      02/21/05   $ 4,515    $12,329
                                6,667                 3.0%              11.50      10/16/05    22,401     81,137

John J. Reed..........            430                 0.2%               9.77      02/21/05     2,189      5,977
                                6,667                 3.0%              11.50      10/16/05    22,401     81,137

W. Scott Bedford......            430                 0.2%               9.77      02/21/05     2,189      5,977
                                6,667                 3.0%              11.50      10/16/05    22,401     81,137

Michael G. Pate.......          1,331                 0.6%               9.77      02/21/05     6,775     18,501

---------------

(1) All options were granted at fair market value on the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the SEC proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning December 31, 1995, based on the closing price on the Nasdaq National Market of the Source Common Shares of $9.125 on such date, a Source Common Share would have a value on December 31, 2005 of approximately $14.86 at an assumed appreciation rate of 5% and approximately $23.67 at an assumed appreciation rate of 10%.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth for Mr. Peters and the executive officers of Source other than Mr. Peters: (i) the number of Source Common Shares acquired upon exercise of options during fiscal year 1995; (ii) the net aggregate dollar value realized upon exercise: (iii) the total number of unexercised options held at the end of fiscal year 1995; and (iv) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 1995. To date, Source has issued no SARs.


                                                           NUMBER OF SHARES UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                                                DECEMBER 31, 1995             DECEMBER 31, 1995
                        SHARES ACQUIRED                    ---------------------------   ----------------------------
         NAME             ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------- ---------------   --------------   -----------   -------------   -----------   --------------
Timothy P. Peters......          --                --         2,096          7,474             --              --

John J. Reed...........          --                --         1,639          7,474             --              --

W. Scott Bedford.......          --                --         1,639          7,474             --              --

Michael G. Pate........      60,468          $326,830         2,540            807             --              --

OPTION AND OTHER BENEFIT PLANS

     Annual Management Incentive Plan. Source's Annual Management Incentive Plan (the "Incentive Plan") was established in 1992 and substantially amended in 1996. The Compensation Committee of Source believes that linking a substantial portion of executive officer cash compensation to Company operating and financial performance provides a meaningful incentive to such officers to enhance Company performance. Accordingly, an integral part of executive officer cash compensation is the use of cash bonuses under the Incentive Plan. The majority of the bonus payments depends on achievement of corporate and individual goals, which are established quarterly to reflect those elements of Company performance that the Compensation Committee deems of special significance in a particular quarter, and the competitive environment in which the Company operates. The remaining portion of the bonus may be paid at the discretion of the Compensation Committee. Effective April 1, 1996, the maximum bonus that Mr. Peters is eligible to receive was set at 50% of his base salary, and the maximum bonus that the Company's other executive officers are eligible to receive was set at 45% of their respective base salaries.

     1989 Stock Plan. Source's 1989 Stock Plan (the "1989 Plan") was initially approved by the board of directors and stockholders of Source effective as of October 30, 1989. The 1989 Plan provides for the granting to key employees, including officers and employee directors, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and applicable regulations and rules promulgated thereunder (collectively, the "Code"), and also the granting of "nonqualified stock options" to employees, including officers and employee directors. Options granted under the 1989 Plan are nontransferable and generally may be exercised only while an optionee is employed by Source or within three months of termination. Generally, options vest under the 1989 Plan in three equal annual installments. As of October 31, 1996, there were options outstanding under the 1989 Plan to purchase 17,016 shares of Source Common Shares at a weighted average exercise price of $1.64 per share. Source currently does not intend to grant any additional options pursuant to the 1989 Plan.

     The 1991 Stock Plan. On December 6, 1991, the board of directors and stockholders of Source adopted the 1991 Stock Plan (the "1991 Plan") covering up to 134,375 Source Common Shares. As of July 1993, the board of directors and stockholders of Source increased the number of shares of Source Common Shares issuable under the 1991 Plan to an aggregate of 201,563 shares, subject to adjustment as provided therein. The 1991 Plan provides for the granting of incentive stock options to employees, including officers or employee directors, as well as nonqualified stock options to consultants. Options granted under the 1991 Plan are nontransferable and generally may only be exercised while the optionee is an employee of Source. Options generally expire 10 years after the date of grant. As of October 31, 1996, there were options outstanding under the 1991 Plan to purchase 57,261 shares of Source Common Shares at a weighted average exercise price of $9.76 per share. Source currently does not intend to grant additional options under the 1991 Plan.

     The 1993 Stock Plan. Effective as of November 11, 1993, Source's 1993 Stock Plan (the "1993 Plan") was approved by the board of directors and stockholders of Source. Options granted under the 1993 Plan may be either options which qualify for treatment as incentive stock options, or non-qualified stock options. A maximum of 201,563 shares of Common Stock may be issued upon the exercise of options granted under the 1993 Plan. Options granted under the 1993 Plan are nontransferable and generally may only be exercised while the optionee is an employee of Source. Options generally expire 10 years after the date of grant. As of October 31, 1996, there were options outstanding under the 1993 Plan to purchase 87,402 Source Common Shares at a weighted average exercise price of $9.77 per share. Source currently does not intend to grant additional options under the 1993 Plan.

     Flexible Benefits Plan. Source has a pre-tax premium plan available to all its employees pursuant to which employees are entitled to deduct employee-paid premiums for Source's group life and medical plan from pre-tax salary, subject to any limitations included in the plan.

     1995 Performance Equity Plan. On March 11, 1995, the board of directors of Source adopted the 1995 Performance Equity Plan (the "Equity Plan"). The Equity Plan provides for the grant of options to purchase up to 500,000 Source Common Shares to employees, officers, directors and consultants of Source and its subsidiaries. The Equity Plan is intended to assist Source and its subsidiaries in attracting, retaining and motivating employees, officers, directors and consultants of particular merit.

     Pursuant to the Equity Plan, awards of (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) deferred stock, (v) stock reload options and/or (vi) other stock-based awards (collectively, "Awards") may be made. The committee administering the Equity Plan may determine the specific type of Awards to be granted (e.g., stock option, restricted stock, etc.), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards.

     Any equity security granted pursuant to the Equity Plan must be held for six months from the date of grant or in the case of an option, at least six months must elapse from the date of acquisition of the option to the date of disposition of the option (other than upon exercise or conversion) or its underlying equity security. In the event of a "change of control," as defined in the Equity Plan, any option not then otherwise exercisable will immediately become exercisable in full. Options generally expire 10 years after the date of grant. As of October 31, 1996, there were options outstanding under the Equity Plan to purchase 836,451 Source Common Shares at a weighted average exercise price of $9.51. On October 31, 1996, there were 63,549 Source Common Shares remaining available for future grant under the Equity Plan.

     Directors' Plan. On September 24, 1995, the board of directors of Source adopted the Directors' Plan, which was approved by Source's stockholders at the 1996 annual meeting. The Directors' Plan provides for the automatic annual grant to each non-employee director of Source of an option to purchase 3,000 Source Common Shares. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Source Common Shares on the date of grant and will be exercisable at any time from the date of grant until the fifth anniversary thereof. The Directors' Plan provides for the grant of options to purchase up to 150,000 Source Common Shares. As of October 31, 1996, there were options outstanding under the Directors' Plan to purchase 12,000 Source Common Shares at a weighted average exercise price of $10.61 per share.

     Employee Stock Purchase Plan. In July 1996, the board of directors of Source adopted the Employee Stock Purchase Plan (the "Employee Stock Plan"), subject to approval by Source's stockholders at its 1997 annual meeting. Under the Employee Stock Plan, eligible employees may purchase Source Common Shares at a discount through voluntary monthly payroll deductions, beginning in September 1996. In connection with the Employee Stock Plan, Source has set aside 100,000 Source Common Shares held in treasury.

                              CERTAIN TRANSACTIONS

     On June 30, 1993, Source loaned $50,000 to an officer, director, and stockholder. This loan is evidenced by a nonrecourse promissory note, as amended, and bears interest at the rate of 10% per annum, with the principal amount and accrued interest due and payable on May 31, 1997. Payment of the note is secured by a pledge of 6,719 Source Common Shares. Amounts outstanding, including accrued interest, are included in stockholders' equity (capital deficiency) in the accompanying consolidated balance sheets.

     In May 1995, Source loaned $225,000 to an officer and stockholder. Such loan is evidenced by a nonrecourse promissory note bearing interest at the rate of 10% per annum, with principal and accrued interest due May 31, 1997. Payment of the note is secured by a pledge of 24,188 Source Common Shares. During 1996, the officer and stockholder repaid the note and all accrued interest through a surrender of common shares with a fair market value equal to the outstanding note and accrued interest as of the date of repayment.

                        PRINCIPAL STOCKHOLDERS OF SOURCE

     The following table sets forth certain information, as of December , 1996 with respect to the Source Common Shares beneficially owned (i) by each director and each Named Officer, (ii) by the directors and executive officers of Source as a group and (iii) by each person known to Source to be the beneficial owner of more than five percent of the Source Common Shares.

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                          --------------------
NAME OF BENEFICIAL OWNER                                                   NUMBER      PERCENT
----------------------------------------------------------------------    --------     -------
Directors and Named Officers:

Timothy P. Peters (1).................................................    1,312,626
8140 Walnut Hill Lane, Suite 1000
Dallas, TX 75231

John J. Reed (2)......................................................      224,045
8140 Walnut Hill Lane, Suite 1000
Dallas, TX 75231

W. Scott Bedford (3)..................................................      470,814
8140 Walnut Hill Lane, Suite 1000
Dallas, TX 75231

Michael G. Pate (4)...................................................       31,645
8140 Walnut Hill Lane, Suite 1000
Dallas, TX 75231

John F. Baring (5)(6).................................................      107,624
89 June Road
North Salem, NY 10560

Alan M. Flaherty (7)..................................................        6,784
8140 Walnut Hill Lane, Suite 1000
Dallas, TX 75231

Rhodric C. Hackman (5)................................................      107,625
19 Scenery Hill Drive
Chatham, NJ 07928

David L. Kuykendall (8)...............................................      644,094
17666 Fitch
Irvine, CA 92714

James L. Greenwald (9)................................................        3,000
8140 Walnut Hill Lane, Suite 1000
Dallas, Texas 75231

Michael J. Marocco (10)...............................................    1,395,366
8140 Walnut Hill Lane, Suite 1000
Dallas, Texas 75231

All directors and executive officers as a group.......................    4,165,060
(ten persons)

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                          --------------------
                       NAME OF BENEFICIAL OWNER                            NUMBER      PERCENT
----------------------------------------------------------------------    --------     -------
Beneficial Owners of 5% or More (excluding persons named above):

Freedom Communications, Inc. (11).....................................     638,094
17666 Fitch
Irvine, CA 92714

21st Century Communications Partners, L.P. (12).......................     929,290
767 Fifth Avenue
New York, NY 10019

---------------

  *  Less than one percent

(1) Includes 3,834 Source Common Shares issuable upon exercise of options exercisable within 60 days and 608,635 Source Common Shares owned by certain other stockholders. Mr. Peters has the right to vote the 608,635 Source Common Shares on all matters presented to the stockholders of Source, other than matters with respect to which the stockholders of Source have dissenters' rights, pursuant to a proxy granted to him under the Stock Purchase and Rights Agreement dated September 1, 1994 among Mr. Peters and certain other persons, including 21st Century Communications Partners, L.P., as purchasers, and several stockholders, including Thomas A.N. Miller and Nicholas Csendes, as sellers (the "Stock Purchase and Rights Agreement"). Mr. Peters has the right to purchase 96,776 of the Source Common Shares that he has the right to vote.

(2) Includes 3,377 shares of Source Common Shares issuable upon exercise of options exercisable within 60 days and 24,687 Source Common Shares that may be purchased pursuant to the Stock Purchase and Rights Agreement.

(3) Includes 3,377 shares of Source Common Shares issuable upon exercise of options exercisable within 60 days.

(4) Includes 2,943 shares of Source Common Shares issuable upon exercise of options exercisable within 60 days.

(5) Includes (i) 37,500 Source Common Shares held by Hackman, Baring & Co., Incorporated as to which Messrs. Baring and Hackman have shared voting power and investment power, (ii) 25,000 Source Common Shares issuable upon exercise of a warrant granted to Hackman, Baring & Co., Incorporated, (iii) 9,000 Source Common Shares that are subject to an option granted by Hackman, Baring & Co., Incorporated, and (iv) 6,000 Source Common Shares issuable upon exercise of options exercisable within 60 days.

(6) Includes 8,333 Source Common Shares owned by a trust established for the benefit of one of Mr. Baring's children. Mr. Baring disclaims beneficial ownership of such shares.

(7) Includes 6,000 Source Common Shares issuable upon exercise of options exercisable within 60 days.

(8) Includes (i) 638,094 Source Common Shares beneficially owned by Freedom, as to which Mr. Kuykendall, a Senior Vice President and the Chief Financial Officer of Freedom, disclaims beneficial ownership, and (ii) 6,000 Source Common Shares issuable upon exercise of options exercisable within 60 days.

(9) Includes 3,000 Source Common Shares issuable upon exercise of options exercisable within 60 days.

(10) Includes (i) 9,675 Source Common Shares issuable upon exercise of exercisable warrants and (ii) 3,000 Source Common Shares issuable upon exercise of options exercisable within 60 days that are held by Mr. Marocco individually. Mr. Marocco is a limited partner of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. Accordingly, also includes (iii) 293,341 Source Common Shares and (iv) 635,949 Source Common Shares issuable upon exercise of exercisable warrants held by 21st Century Communications Partners, L.P.; (v) 99,772 shares of Source Common Shares and (vi) 216,374 Source Common Shares issuable upon exercise of exercisable warrants held by 21st Century Communications T-E Partners, L.P., and (vii) 39,527 Source Common Shares and (viii) 85,615 Source Common Shares issuable upon exercise of exercisable warrants held by 21st Century Communications Foreign Partners, L.P.;

(11) Includes 638,094 Source Common Shares beneficially owned by Freedom, as to which Mr. Kuykendall, a Senior Vice President and Chief Financial Officer of Freedom, disclaims beneficial ownership.

(12) Includes 635,949 Source Common Shares issuable upon exercise of exercisable warrants. See (10) for certain information regarding Michael J. Marocco, a director of Source and limited partner of 21st Century Communications Partners, L.P.

                            MANAGEMENT OF CABLESHARE

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officer and directors of Cableshare are as follows:

                        NAME                      AGE                  POSITION
    --------------------------------------------- ---       ------------------------------
    Michael Israel...............................           President, Chief Executive
                                                            Officer and Director
    W. Scott Bedford............................. 39        Chairman of the Board
    Terrence H. Pocock...........................           Director
    Gerald I. Quinn..............................           Director
    John W. Craig................................           Director
    David W. Pady................................           Director

     Michael L. Israel has served as President and Chief Executive Officer of Cableshare since December 1993 and has served as President of Cableshare US (Ltd.) since October 1993. In January 1993, Mr. Israel was a founder of Quantum Technologies Inc., a software consulting firm. From 1977 through 1992, Mr. Israel served in various positions with Ameritech. During 1991 through 1992, Mr. Israel served as Director, Business Development at Ameritech where he was responsible for developing new business in the emerging electronic information services industry.

     W. Scott Bedford has served as Chairman of the Board of Cableshare since October 1993. See "Management of Source -- Executive Officers and Directors" for additional information regarding Mr. Bedford.

     Gerald I. Quinn has served as a director of Cableshare since 1993. Mr. Quinn is currently the President and Chief Executive Officer of Interpretel, Inc. USA, and President, Chief Executive Officer and a director of its parent company Wavetech, Inc. (ITEL, Nasdaq). Mr. Quinn has been the President of Quinn and Associates since 1993. Prior to 1993, Mr. Quinn was a Vice President of a major Canadian university. He was the founding Director of the Eaton Hall Management Development Centre of Seneca College of Applied Arts and Technology, and has served on the Advisory Board of the Toronto World Trade Centre and as a director of the Guelph Chamber of Commerce.

     Terrence H. Pocock has served as the Vice Chairman of the Board of Directors of Cableshare since 1992. Mr. Pocock was the founder of Cableshare in 1973, and was one of the inventors of the patents held by Cableshare. Mr. Pocock is currently retired, after having served as the President, Chief Executive Officer, and Chairman of the Board of Cableshare Inc. from 1973 until 1992.

     John W. Craig has served as a director of Cableshare since 1995 and was recently appointed Secretary of the Company in June 1996. Mr. Craig has been a lawyer in private practice since 1995. From 1975 through 1994, Mr. Craig was a Partner of McMillan Binch.

     David W. Pady has served as a Director of Cableshare since 1995. Mr. Pady is the President and owner of Chardonnay Consultants Limited and has served in this capacity since 1974.

COMPENSATION OF DIRECTORS

     During 1996, directors of Cableshare who were not full-time employees were paid Cdn$12,000, and directors serving on the Special Committee of the Cableshare Board of Directors were paid an additional Cdn$13,000. In 1996, the Cableshare Board of Directors granted options to its members that were approved by Cableshare's shareholders prior to the Arrangement. In connection with the Arrangement Agreement those options were replaced with options representing the
right to acquire        Source Common Shares at a weighted average exercise
price of $       . In connection with the Arrangement, all options granted to
Mr. Bedford were canceled.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are two standing committees of the board of directors. The first is the audit committee which during the fiscal year ended March 31, 1996 consisted of Terrence H. Pocock, Gerald I. Quinn and David W.

Pady. Following the Cableshare Shareholders Meeting at which the Arrangement was approved, the same board members were appointed to the audit committee. Two of the three committee members are unrelated directors. The committee is responsible for reviewing Cableshare's financial reporting procedures, internal controls and information systems and the performance of Cableshare's external auditors.

     The other committee is the Special Committee that was appointed to manage the relationship between Cableshare and its principal shareholder, IT. The Special Committee is comprised of David W. Pady, Gerald I. Quinn and John W. Craig, all of whom are unrelated directors with respect to IT and Source.

EXECUTIVE OFFICER'S COMPENSATION

     The following table sets forth certain information with respect to annual compensation for the fiscal years indicated to Cableshare's Chief Executive Officer. Cableshare has no other executive officers.

                                                              ANNUAL COMPENSATION
                        NAME AND                      ------------------------------------
                   PRINCIPAL POSITION                 YEAR       SALARY           BONUS
    ------------------------------------------------  ----     -----------     -----------
    Michael Israel..................................  1996     Cdn$125,286     Cdn$115,003
    President & Chief Executive Officer               1995     Cdn$119,400     Cdn$110,900
                                                      1994     Cdn$ 51,650     Cdn$ 44,650

STOCK OPTION INFORMATION

     No options were granted to Mr. Israel during fiscal 1996.

                      PRINCIPAL STOCKHOLDERS OF CABLESHARE

     Source, together with its subsidiaries, owns 100% of Cableshare's outstanding voting shares. To the knowledge of the directors and officers of Cableshare, no persons or corporations beneficially owns, directly or indirectly, or exercise control or direction over more than 5% of the outstanding Exchangeable Shares.

                     DESCRIPTION OF CAPITAL STOCK OF SOURCE
GENERAL

     Source is authorized to issue 50,000,000 Source Common Shares, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per
share. As of December   , 1996, there were outstanding        Source Common
Shares, held of record by    stockholders. The Special Voting Share issued
pursuant to the Arrangement is the only share of Preferred Stock currently outstanding. In addition, as of such date there were outstanding warrants and options (including replacement options) entitling the holders thereof to
purchase an aggregate of           Source Common Shares and exchange rights
entitling the holder to acquire 206,376 Source Common Shares.

SOURCE COMMON SHARES

     The holders of Source Common Shares are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of Source Common Shares are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Source, the holders of Source Common Shares are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Source Common Shares. Holders of Source Common Shares, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Source Common Shares. All of the outstanding Source Common Shares are fully paid and nonassessable.

PREFERRED STOCK

     Source's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the board of directors of Source. Accordingly, the board of directors of Source is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Source Common Shares. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control or an acquisition of Source. Although Source has no plans or commitments as of the date of this Prospectus to issue any shares of Preferred Stock, there can be no assurance that Source will not do so in the future.

     Pursuant to the authority granted by Source's Certificate of Incorporation and in connection with the Arrangement, Source's board of directors has created a series of preferred stock. Only one share (the "Special Voting Share") is authorized, and it has been issued to [TRUSTEE] to hold pursuant to the Voting and Exchange Trust Agreement. The holder of the Special Voting Share is entitled to a variable number of votes equal to the number of Exchangeable Shares outstanding from time to time (the "Voting Rights").

WARRANTS

     Source has outstanding warrants to purchase an aggregate of 4,260,329 Source Common Shares. A brief description of such warrants follows.

     Public Warrants. A total of 4,653,000 warrants (the "Public Warrants") are currently outstanding, each of which entitles the registered holder to purchase one-half of a Source Common Share (2,326,500 shares in the aggregate) at a price of $11.00 per share, subject to adjustment in certain circumstances, at any time until 5:00 p.m., New York City time, on June 23, 2000, at which time the Public Warrants will expire. Source may call the Public Warrants for redemption, in whole or in part at a price of $0.01 per Public Warrant upon not less than 30 days prior written notice, provided that the last sale price of Source Common Shares has been at least $20.00 ("Public Warrant Redemption Price") for the 20 consecutive trading days ending on the third business day prior to the date on which the notice of redemption is given. The holders of Public Warrants have exercise rights until the close of business on the date fixed for redemption. The holders of Public Warrants do not have the rights or privileges of holders of Source Common Shares prior to the exercise of the Public Warrants.

     The exercise price, number of Source Common Shares issuable on exercise of the Public Warrants and Public Warrant Redemption Price are subject to adjustment in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of Source. The Public Warrants, however, are not subject to adjustment for issuances of Source Common Shares at a price below their exercise price.

     Source has the right, in its sole discretion, to decrease the exercise price of the Public Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders and to extend the expiration date of the Public Warrants on five business days prior written notice to the warrantholders.

     The Public Warrants were registered with the Securities and Exchange Commission (the "Commission") under the Securities Act and are currently traded on the OTC. Source is required to file with the Commission a current registration statement covering the shares of Common Stock issuable upon exercise of such Public Warrants and maintain the effectiveness of such registration statement during the period the Public Warrants are exercisable. To date, Source has not filed such a registration statement.

     The warrants issued to Hackman Baring & Co., Incorporated, entitling Hackman, Baring & Co., Incorporated to purchase 25,000 Source Common Shares, will have the same terms as the Public Warrants, except that they will not be registered with the Commission. See "Certain Transactions."

     Brenner Warrants. Pursuant to an agreement dated January 19, 1994, HBAC agreed to issue to Brenner Capital Corporation ("Brenner") warrants to purchase 28,302 Source Common Shares exercisable at a price of $10.60 per share (the "Brenner Warrants"). The Brenner Warrants, which were issued on November 4, 1994, are exercisable until June 23, 1998. The Brenner Warrants contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events including the issuance of Source Common Shares or other securities convertible into or exercisable for Source Common Shares at a price per share less than the exercise price of the Brenner Warrants, or the market price of the Source Common Shares, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

     VSD Warrants. Four individuals own warrants to purchase an aggregate of 83,085 Source Common Shares at an exercise price of $10.80 per share, expiring on February 1, 2001.

     Smith Warrants. The Revocable Trust for Kevin F. Smith, Jr. and James A. Smith, III owns warrants to purchase 10,079 Source Common Shares at an exercise price of $18.60 per share, expiring on February 10, 1998.

     Hartford and Dublind Warrants. Dublind Partners, Inc., an affiliate of Dublind Securities, Inc., owns warrants to purchase 147,394 Source Common Shares, and Security Insurance Company of Hartford owns warrants to purchase 105,282 Source Common Shares expiring on December 21, 2002. Pursuant to an agreement entered into in September 1995, the exercise price of such warrants is $10.50 per share.

     Funding Warrants. In May 1995, IT issued warrants to purchase an aggregate of 1,034,687 shares of Common Stock at an exercise price of $7.44, exercisable until May 17, 2000 (the "Funding Warrants"). The holders of the Funding Warrants have demand and "piggyback" registration rights with respect to the securities into which the Funding Warrants are exercisable.

     Northstar Warrants. On April 3, 1997, pursuant to the Senior Note Agreement, Source issued a warrant entitling the holder thereof to purchase 500,000 Source Common Shares at a purchase price of $10.21 per share. Under the Senior Note Agreement, if certain conditions are met and Source elects to issue the Second Tranche Note, Source will be obligated to issue a second warrant entitling the holder thereof to purchase an additional 500,000 Source Common Shares at a purchase price of $10.21 per share. The warrant contains, and if issued the second warrant will contain, standard anti-dilution provisions. Source also granted demand and "piggyback" registration rights with respect to the Source Common Shares underlying these warrants.

CABLESHARE REPLACEMENT OPTIONS

     Pursuant to the Arrangement Agreement, each of the options for Cableshare Common Shares outstanding at the effective time of the Arrangement was exchanged for an option (a "Replacement Option") to purchase Source Common Shares or, at the election of the holder, Exchangeable Shares. The Replacement Options
represent the right to purchase           Source Common Shares at a weighted
average exercise price of $     per share and           Exchangeable Shares at a
weighted average exercise price of $     per share.

POCOCK EXCHANGE RIGHTS

     In September 1992, IT issued certain exchange rights (the "Pocock Exchange Rights") to Terrence H. Pocock pursuant to an agreement (the "Pocock Agreement") between Mr. Pocock and IT and a subsidiary of IT ("CanSub"). Under the Pocock Agreement, Mr. Pocock exchanged 1,623,409 of Cableshare's Class A Shares and 843,818 of Cableshare's Class B Shares for 1,535,821 Class Y shares of CanSub (the "Class y Shares"). Mr. Pocock subsequently transferred the Class Y Shares, the Pocock Exchange Rights and certain other rights to his wife. In May 1993, in accordance with the Pocock Agreement, IT loaned Mrs. Pocock $750,000, evidenced by a promissory note due in May 2000, bearing interest at two percent per annum, secured by a pledge of certain of the Class Y Shares and the Pocock Exchange Rights and guaranteed by Mr. Pocock. The Pocock Exchange Rights entitle Mrs. Pocock to exchange the Class Y Shares for 206,376 Source Common Shares of Common Stock, without additional material consideration to Source, at any time through February 28, 2000.

TRANSFER AGENT

     The transfer agent and registrar for the Source Common Shares is ChaseMellon Shareholder Services at its Dallas, Texas offices. The transfer agent and registrar for the Public Warrants is Continental Stock Transfer and Trust Company at its principal office in New York, New York.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Certificate of Incorporation provides that directors of Source shall not be personally liable to Source or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to Source or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "DGCL") relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of directors' liability, then the liability of directors of Source shall automatically be limited to the fullest extent provided by law. The Bylaws of Source also contain provisions to indemnify the directors, officers, employees or other agents. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     Provisions of the DGCL prohibit "business combinations" between Source and certain stockholders unless the established requirements are met. Consequently, the business combination provisions of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Source that are not negotiated with and approved by the Board of Directors.

     Additionally, the following provisions of Source's Certificate of Incorporation and Bylaws may be considered to have anti-takeover implications:
(a) the ability of the board to increase the number of directors and fill (but only until the next annual meeting of stockholders) the vacancies resulting from such increase; and (b) the ability of the board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for stockholder approval which preferred stock, among other things, may be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of shares of Common Stock seeking to obtain control of the Company.

REGISTRATION RIGHTS

     Various stockholders of Source have certain demand and "piggyback" registration rights with respect to a total of 1,910,182 Source Common Shares. In addition, Source has granted demand and "piggyback" registration rights to the holders of warrants and the Pocock Exchange Rights with respect to the 1,933,830 Source Common Shares underlying such warrants and the 206,376 Source Common Shares underlying the Pocock Exchange rights.

                   DESCRIPTION OF CAPITAL STOCK OF CABLESHARE

AUTHORIZED SHARE CAPITAL

     Cableshare is authorized to issue an unlimited number of common shares, an unlimited number of preference shares and an unlimited number of Exchangeable
Shares. As of December   , 1996,      common shares were outstanding, all of
which are held by Source and its subsidiaries, no preference shares were
outstanding and      Exchangeable Shares were outstanding, held of record by
     holders.

COMMON SHARES

     VOTING RIGHTS. The holders of common shares are entitled to receive notice of and to attend all meetings of the shareholders of Cableshare and have one vote for each common share held at all meetings of the shareholders of Cableshare, except for meetings at which only holders of another specified class or series of shares of Cableshare are entitled to vote separately as a class or series.

     DIVIDENDS. Subject to the prior rights of the holders of any shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares are entitled to receive dividends and Cableshare may pay dividends thereon, as and when declared by the board of directors of Cableshare, out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine. All dividends which the board of directors may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

     DISSOLUTION. In the event of the dissolution, liquidation or winding up of Cableshare, whether voluntary or involuntary, or any other distribution of assets of Cableshare among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up, holders of common shares are entitled to receive the remaining property and assets of Cableshare rateably in accordance with the number of common shares held.

PREFERENCE SHARES

     Cableshare may issue an unlimited number of preference shares without par value. Currently, the Class A Preference Shares is the only class of preference shares that has been created.

     CLASS A PREFERENCE SHARES. The Cableshare Board of Directors is authorized to issue Class A Preference Shares from time to time in one or more series, with such designation, rights, privileges, and conditions as may be determined by such board of directors, subject to the restrictions set forth below. The Class A Preference Shares shall have only those voting rights as are required by applicable law. Upon the liquidation, dissolution or winding up of Cableshare, the Class A Preference Shares rank senior to the common shares.

EXCHANGEABLE SHARES

     VOTING RIGHTS. The Exchangeable Shares are non-voting, except in circumstances required by applicable law.

     DIVIDENDS. The Exchangeable Shares rank prior to the common shares and shares of any other class ranking junior to the Exchangeable Shares with respect to the payment of dividends. Each Exchangeable Share entitles the holder thereof to dividends from Cableshare payable at the same time as, and in the Canadian dollar equivalent of, each dividend paid by Source on each Source Common Share.

     DISSOLUTION. The Exchangeable Shares rank prior to the common shares and shares of any other class ranking junior to the Exchangeable Shares with respect to the distribution of assets in the event of a liquidation, dissolution or winding up of Cableshare. Subject to the overriding call right of Source referred to under "Plan of Distribution," upon the liquidation, dissolution or winding up of Cableshare, a holder of Exchangeable Shares will be entitled to receive for each such share an amount equal to the market price of one Source Common Share, which will be satisfied by the delivery of one Source Common Share, together with an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share. The purchase price per Exchangeable Share payable by Source upon the exercise by it of the Liquidation Call Right is the same as the liquidation entitlement relating to an Exchangeable Share.

     RETRACTION AND EXCHANGE RIGHTS. The Exchangeable Shares are exchangeable for Source Common Shares at the option of the holder at any time, through a retraction provision attached to the Exchangeable Shares. Subject to the overriding call right of Source referred to under "Plan of Distribution," upon retraction the holder is entitled to receive from Cableshare for each Exchangeable Share retracted an amount equal to the market price of one Source Common Share, which amount will be satisfied by the delivery by or on behalf of Cableshare of one Source Common Share, plus an additional amount equivalent to the full amount of declared and unpaid dividends on each Exchangeable Share retracted. The purchase price per Exchangeable Share payable by Source upon the exercise by it of the Retraction Call Right is the same as the retraction entitlement relating to an Exchangeable Share.

     AUTOMATIC REDEMPTION. Subject to the overriding call right of Source referred to under "Plan of Distribution," Cableshare will redeem all of the Exchangeable Shares then outstanding on the fifth anniversary of the Effective Date (the "Automatic Redemption Date"); provided, that the board of directors of Cableshare may delay indefinitely the Automatic Redemption Date and may accelerate the Automatic Redemption Date at any time when there remain fewer than 350,000 Exchangeable Shares outstanding (other than those held by Source and its subsidiaries, and as such number may be adjusted by the board of directors of Cableshare to give effect to any subdivision or consolidation of or other changes to the Source Common Shares). Upon a redemption by Cableshare on the Automatic Redemption Date, each holder of Exchangeable

Shares will be entitled to receive from Cableshare for each Exchangeable Share redeemed an amount equal to the market price of one Source Common Share, which amount will be satisfied by the delivery on behalf of Cableshare of one Source Common Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share to the Automatic Redemption Date. The purchase price per Exchangeable Share payable by Source upon the exercise by it of the Redemption Call Right is the same as the automatic redemption entitlement relating to an Exchangeable Share.

                           INCOME TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR CABLESHARE SHAREHOLDERS

     In the opinion of Thompson & Knight, P.C., United States counsel to Source and special United States tax counsel to Cableshare ("U.S. counsel"), the following summarizes the material U.S. federal income tax considerations arising from and relating to the ownership of Exchangeable Shares and the receipt and ownership of Source Common Shares, that are generally applicable to holders of Exchangeable Shares that are U.S. citizens or residents, domestic corporations, domestic partnerships, and estates or trusts subject to U.S. federal income tax on their income regardless of source ("U.S. Holders") and to certain holders of Exchangeable Shares that are not U.S. Holders ("non-U.S. Holders"). This summary is intended for general information only. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder (including, without limitation, potential application of the alternative minimum tax), to a particular non-U.S. Holder, or to certain types of investors subject to special treatment under the U.S. federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations, broker-dealers or U.S. Holders who received their Cableshare Common Shares or Exchangeable Shares as compensation), nor does it discuss any aspect of state, local or foreign tax laws.

     This summary is based on U.S. laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. In addition, U.S. Holders and non-U.S. Holders (collectively "Holders") should note that there is no statutory, judicial or administrative authority that directly addresses certain of the U.S. federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Voting Rights, the Trustee Exchange Rights and the Call Rights. Consequently (as discussed more fully below), the U.S. federal income tax treatment of the ownership and disposition of Exchangeable Shares, is uncertain. No advance income tax ruling has been sought or obtained from the U.S. Internal Revenue Service ("IRS") regarding the tax consequences of any of the transactions described herein. Accordingly, it is possible that the U.S. federal income tax consequences of the ownership and disposition of the Exchangeable Shares may differ from those described below.

     Certain of the discussions herein provide that a Holder has a "reasonable basis" for taking a position on its U.S. tax return ("Reasonable Basis"). A Reasonable Basis exists when a return position has a realistic possibility of being sustained on the merits (that is, generally, the return position has approximately a one-in-three, or greater, likelihood of being sustained on its merits). As to discussions of Reasonable Basis herein, U.S. counsel has expressed no opinion as to whether (a) the position is more likely than not to be sustained on the merits, or (b) there is substantial authority for such position as defined in section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"). Holders taking such positions are urged to consult their tax advisors regarding the possible application of penalties, as discussed in more detail below.

     HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES, VOTING RIGHTS, TRUSTEE EXCHANGE RIGHTS OR SOURCE COMMON SHARES.

TAXATION OF U.S. HOLDERS

     The following summary is limited to U.S. Holders (i) who hold Exchangeable Shares as "capital assets" within the meaning of section 1221 of the Code, (ii) who will hold Source Common Shares as "capital assets," (iii) who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) 10% or more of the voting stock of Cableshare or Source, as the case may be, (iv) whose ownership, receipt and disposition of Exchangeable Shares and Source Common Shares is not attributable to a permanent establishment in Canada, and (v) in the case of individuals, who are not residents of Canada for purposes of Canadian tax law.

     Exchange, Retraction or Redemption of Exchangeable Shares. Although the matter is not free from doubt, Cableshare and Source have been advised that there is a Reasonable Basis on which to conclude that the exchange, retraction, or redemption of the Exchangeable Shares for Source Common Shares will be treated as a taxable event for U.S. federal income tax purposes. If the exchange is a taxable event, and the U.S. Holder receives Source Common Shares from Source pursuant to the Call Rights:

    (1) a U.S. Holder generally would recognize gain or loss equal to the difference between the fair market value of the Source Common Shares at the time of the exchange (together with cash equal to the full amount of all declared but unpaid dividends on the Exchangeable Shares (if any) and cash in lieu of fractional shares (if any)) and the U.S. Holder's tax basis in the Exchangeable Shares;

    (2) such gain or loss would generally be capital gain or loss, except that a holder may recognize amounts attributable to any declared but unpaid dividends on the Exchangeable Shares as ordinary income which may be treated as U.S. source income;

    (3) any capital gain or loss would be long-term capital gain or loss if the Exchangeable Shares (together with the pre-conversion Cableshare Common Shares) have been held for more than one year at the time of the exchange and otherwise would be short-term capital gain or loss;

    (4) the U.S. Holder would take as its tax basis in the Source Common
        Shares the fair market value of the Source Common Shares at the time of the exchange;

    (5) the holding period of the Source Common Shares received by the U.S. Holder in the exchange would begin on the day after the U.S. Holder receives the Source Common Shares; and

    (6) gain recognized on the exchange of Exchangeable Shares for Source Common Shares generally will be treated as U.S. source gain.

     If the receipt of Source Common Shares is effected through a retraction or redemption of Exchangeable Shares with respect to which Source does not exercise its overriding Call Right, and thus, the Source Common Shares are distributed to a U.S. Holder directly by Cableshare, then, if the retraction or redemption is treated as a taxable transaction, it will be treated as a taxable exchange of the Exchangeable Shares (treated for U.S. federal income tax purposes as described above) if the retraction or redemption (i) results in a "complete termination" of the U.S. Holder's stock interest in Cableshare under section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the U.S. Holder under section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under section 302(b)(1) of the Code. In determining whether any of these tests has been met, shares of stock considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, generally must be taken into account. If a retraction or a redemption is treated as a taxable transaction but does not meet any of the tests described above, the cash and the fair market value of the Source Common Shares received by the U.S. Holder would generally be taxed as a dividend paid on the Exchangeable Share to the extent of Cableshare's (or, possibly, Source's) earnings and profits. See "Distributions on the Exchangeable Shares", below.

     A significant risk exists, however, that the exchange, retraction, or redemption of Exchangeable Shares for Source Common Shares would be held to constitute a nonrecognition event. In such case:

    (1) a U.S. Holder that exchanges its Exchangeable Shares for Source Common Shares generally would not recognize gain or loss on the receipt of the Source Common Shares;

    (2) a U.S. Holder would, however, be required to recognize gain to the extent the receipt of cash in lieu of fractional shares (if any) exceeds the tax basis allocable thereto and income (which may be ordinary income) to the extent of cash equal to the full amount of declared but unpaid dividends on the Exchangeable Shares (if any);

    (3) the tax basis of the Source Common Shares would be equal to the tax basis of the Exchangeable Shares exchanged therefor (reduced by the tax basis allocated to fractional share interests); and

    (4) the holding period of the Source Common Shares would include the holding period of Exchangeable Shares exchanged therefor.

     Irrespective of how the retraction or redemption is treated for U.S. federal income tax purposes, it may be subject to Canadian withholding tax. See "Canadian Federal Income Tax Considerations for Cableshare Shareholders -- Taxation of Cableshare Shareholders Not Resident in Canada". Subject to certain limitations of U.S. federal income tax law, a U.S. Holder should generally be entitled to either a credit against such holder's U.S. federal income tax liability or a deduction in computing U.S. taxable income for such Canadian income taxes that are withheld with respect to the retraction or redemption of the Exchangeable Shares.

     Distributions on the Exchangeable Shares. Cableshare understands that currently Source does not anticipate paying dividends prior to the Automatic Redemption Date and is currently restricted from paying dividends under the terms of the Senior Note Agreement, and thus, no dividends would be payable with respect to the Exchangeable Shares. If any such dividends were paid, however, a U.S. Holder of Exchangeable Shares generally would be required to include such dividends in gross income as ordinary income to the extent they were paid out of the earnings and profits of Cableshare, as determined under U.S. federal income tax principles. Although the matter is not free from doubt, there is a Reasonable Basis to conclude that such dividends will be treated as non-U.S. source passive income for foreign tax credit limitation purposes and will not be eligible for the dividends received deduction allowed to corporation shareholders under the Code.

     It is possible that Source's, rather than Cableshare's, earnings and profits would be taken into account in the foregoing calculation. In that event, such dividends generally would be treated as U.S. source income.

     Irrespective of any position that the IRS may take, under the current Canada-United States Income Tax Convention, such distributions generally will be subject to Canadian withholding tax at a maximum rate of 15% of the gross amount of the distribution. See "Canadian Federal Income Tax Considerations for Cableshare Shareholders -- Taxation of Cableshare Shareholders Not Resident in Canada", below. Subject to certain limitations of U.S. federal income tax law, a U.S. Holder should generally be entitled to either a credit against such holder's U.S. federal income tax liability or a deduction in computing U.S. taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.

     Passive Foreign Investment Company Considerations. For U.S. federal income tax purposes, Cableshare generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, all or some of the assets and gross income of Cableshare's subsidiaries, if any, will be attributed to Cableshare.

     While there can be no assurance with respect to the classification of Cableshare as a PFIC, Cableshare believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. Currently, Cableshare and Source intend to endeavor to cause Cableshare to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Moreover, in connection with the transactions contemplated herein, U.S. counsel will not be rendering an opinion with regard to Cableshare's status as a PFIC.

     After the Arrangement, Cableshare intends to monitor its status regularly, and following the end of each taxable year Cableshare will promptly notify U.S. Holders of Exchangeable Shares if it believes that Cableshare was a PFIC for that taxable year.

     Although the matter is not free from doubt, if Cableshare is a PFIC following the Arrangement during a U.S. Holder's holding period for such holder's Exchangeable Shares, and the U.S. Holder does not make a qualified electing fund election (a "QEF Election"), then (i) the U.S. Holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, such U.S. Holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for Source Common Shares) ratably over the U.S. Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than (x) the year of the excess dividend payment or disposition of the Exchangeable Shares or
(y) any year prior to the beginning of the first taxable year of Cableshare for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated), and (iii) gain recognized upon the disposition of the Exchangeable Shares would be taxable as ordinary income.

     If a U.S. Holder makes a QEF Election, then the U.S. Holder generally will be currently taxable on such holder's pro rata share of Cableshare's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Cableshare in which Cableshare is classified as a PFIC, even if no dividend distributions are received by such U.S. Holder unless such U.S. Holder makes an election to defer such taxes. If Cableshare believes that it was a PFIC for a taxable year, it will provide U.S. Holders of Exchangeable Shares with information sufficient to allow such holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Cableshare's ordinary earnings and profits and net capital gains for such taxable year. U.S. Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Cableshare is a PFIC for any taxable year.

     The foregoing summary of the possible application of the PFIC rules to Cableshare and the U.S. Holders of Exchangeable Shares is only a summary of certain material aspects of those rules. Because the U.S. federal tax consequences to a U.S. Holder of Exchangeable Shares under the PFIC provisions are significant, U.S. Holders of Exchangeable Shares are urged to discuss those consequences with their tax advisors.

     Shareholders Not Resident in or Citizens of the United States. The following summary is applicable to a non-U.S. Holder that holds or will hold, actually or constructively, less than 5% of the stock (by vote or value) of Cableshare or Source.

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain (if any) recognized on the sale or exchange of the Exchangeable Shares, or on the receipt or sale of the Source Common Shares unless such gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business or, if a tax treaty applies, if the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder or, in the case of a gain recognized by an individual, such person is either (a) considered to be a U.S. resident during the taxable year for U.S. federal income tax purposes or pursuant to an applicable tax treaty, or (b) unless an applicable tax treaty provides otherwise, present in the United States for 183 days or more (the "presence test").

     Gain or loss on the sale, transfer or other disposition by a non-U.S. Holder of a "United States real property interest" (as defined for U.S. federal income tax purposes) generally is treated as effectively connected with a U.S. trade or business, is subject to U.S. federal income tax and may be subject to withholding. Cableshare and Source each believes that it is not a "United States real property holding corporation" (as defined for U.S. federal income tax purposes) and that the Exchangeable Shares did not represent United States real property interests as of the date of the exchange pursuant to the Arrangement. Cableshare and Source intend to endeavor to prevent the Exchangeable Shares from becoming United States real property interests, although there can be no assurance that they will be able to do so or that their intent will not change.

     If gain recognized by a non-U.S. Holder on the sale or exchange of Exchangeable Shares, or on the receipt or sale of the Source Common Shares, is effectively connected with a U.S. trade or business or is attributable to a permanent establishment in the United States, then the non-U.S. Holder would be subject to

U.S. federal income tax at the graduated rates that are applicable to U.S. citizens, resident aliens or domestic corporations, as applicable, and may be subject to withholding in certain circumstances. If gain recognized by a non-U.S. Holder on the sale or exchange of Exchangeable Shares, or on the receipt or sale of the Source Common Shares, is subject to U.S. tax on the basis of the presence test, then the non-U.S. Holder generally would be subject to U.S. federal income tax on the capital gain at the rate of 30% or lower applicable income tax treaty rate, and may be subject to withholding in certain circumstances. Non-U.S. Holders may be entitled to a limited foreign tax credit on non-U.S. source income that is effectively connected with a U.S. trade or business. In addition, if the non-U.S. Holder is a corporation, the U.S. branch profits tax also may apply.

     Source does not anticipate paying dividends prior to the Automatic Redemption Date and is currently restricted from paying dividends under the terms of the Senior Note Agreement, and thus, no dividends would be payable with respect to the Exchangeable Shares. Although the matter is not free from doubt, there is a Reasonable Basis to conclude that any dividends received by a non-U.S. Holder with respect to the Exchangeable Shares would not be subject to U.S. withholding tax, and Cableshare understands that it is not anticipated that Cableshare or Source would withhold any amounts in respect of such tax from such dividends. The possibility exists, however, that the IRS may assert that U.S. withholding tax is payable with respect to dividends paid on the Exchangeable Shares to non-U.S. Holders. In such case, dividends with respect to the Exchangeable Shares could be subject to U.S. withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-U.S. Holder's country of residence (15% on dividends paid to residents of Canada). Dividends paid to a non-U.S. Holder that are effectively connected with the conduct of a trade or business in the United States are taxed at the graduated rates that are applicable to U.S. citizens, resident aliens, and domestic corporations, and are not subject to U.S. withholding tax if the non-U.S. Holder gives an appropriate statement to the withholding agent in advance of the dividend payment. Under certain circumstances, such effectively connected dividends also may be subject to an additional branch profits tax if the non-U.S. Holder is a corporation.

     Generally, dividends received by a non-U.S. Holder with respect to the Source Common Shares will be subject to U.S. withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (15% on dividends paid to residents of Canada). If the dividends are effectively connected with the conduct of a U.S. trade or business, they would be taxed at the graduated rates that are applicable to U.S. citizens, resident aliens, and domestic corporations and would not be subject to U.S. withholding tax if the non-U.S. Holder gives an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Holder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends.

     The Source Common Shares (and, possibly, the Exchangeable Shares or a portion thereof) will be deemed to be U.S. situs assets for purposes of the U.S. federal estate tax with the result that any such shares held by an individual non-U.S. Holder at the time of his or her death will be subject to the U.S. federal estate tax, except as may otherwise be provided by an applicable tax treaty with the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the U.S. backup withholding provisions of the Code and applicable U.S. Treasury regulations, a Holder may be subject to backup withholding at the rate of 31% with respect to dividends on Exchangeable Shares or Source Common Shares, or the proceeds of a sale, exchange, retraction or redemption of Exchangeable Shares or Source Common Shares, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Generally, dividends paid to non-U.S. Holders that are subject to the 30% (or reduced treaty) rate of U.S. withholding tax will be exempt from U.S. backup withholding. The amount of any U.S. backup withholding from a payment to a Holder is not an additional tax and may be allowed as a credit against the Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

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

SUBSTANTIAL UNDERSTATEMENT PENALTY

     Section 6662 of the Code imposes a penalty in certain circumstances for a substantial understatement of taxes if a taxpayer's tax liability is understated on a U.S. tax return by more than the greater of (i) 10% of the taxes required to be shown on the return or (ii) $5,000 ($10,000 for most corporations). The penalty (which is not deductible) is 20% of the understatement.

     An item of understatement will not give rise to the penalty if: (i) there is or was "substantial authority" for the taxpayer's treatment of the item or
(ii) all the facts relevant to the tax treatment of the item are adequately disclosed on the return or on a statement attached to the return and there is a reasonable basis for the tax treatment of such item.

     As to discussions of Reasonable Basis, above, U.S. counsel expresses no opinion as to whether there is "substantial authority" for the position or as to possible application of the substantial understatement penalty as a result of taking such a position. As a result, each Holder should consult with its tax advisor to determine whether substantial authority exists for the position or whether the Holder should adequately disclose the position on its return to avoid application of the substantial understatement penalty.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR EXCHANGEABLE SHAREHOLDERS

     Each Cableshare Shareholder should obtain advice from his or her own adviser as to both the federal and provincial income tax consequences of the transactions described herein.

     NO APPLICATION HAS BEEN MADE TO REVENUE CANADA, CUSTOMS, EXCISE AND TAXATION FOR AN ADVANCE INCOME TAX RULING CONCERNING ANY ASPECT OF THE TRANSACTIONS DESCRIBED HEREIN. THEREFORE, NO ASSURANCE CAN BE GIVEN THAT THE INCOME TAX CONSIDERATIONS MENTIONED BELOW WILL NOT DIFFER FROM THE INTERPRETATION OF REVENUE CANADA, CUSTOMS, EXCISE AND TAXATION.

     The following summary of income tax consequences is limited to those under the Canadian Tax Act and the regulations thereunder in force as of the date hereof. It also takes into account proposed amendments and proposals tabled or released by the federal Minister of Finance as of the date hereof, as well as the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). It has been assumed that such proposed changes will become law. No assurance to that effect, however, can be given. Similarly, no assurance can be given that legislative changes in the future may not affect the income tax considerations discussed below.

     Heenan Blaikie, legal counsel for the Special Committee, is of the opinion that the following is a fair and adequate summary of the principal Canadian federal income tax consequences as at the date hereof generally applicable to persons (other than affiliates of Source), who for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") will hold their Cableshare Exchangeable Shares or Source Common Shares as capital property and will deal at arm's length with both Cableshare and Source. Shares of Cableshare or Source will generally be considered to constitute capital property to the holder thereof unless either such shares are held in the course of carrying on a business of buying and selling shares or such holder has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. A person whose shares of Cableshare might not otherwise qualify as capital property may qualify to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have every "Canadian security" owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be a capital property. This election is not available in respect of Source Common Shares.

     This summary does not apply to a holder with respect to whom Source is a foreign affiliate within the meaning of the Canadian Tax Act.

     THE FOLLOWING DISCUSSION OF THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS AND, THEREFORE, SHOULD NOT BE INTERPRETED AS LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. EXCEPT FOR THE FOREGOING, THIS SUMMARY DOES NOT TAKE INTO ACCOUNT OR

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

ANTICIPATE ANY CHANGES IN LAW, WHETHER BY LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DECISION OR ACTION, NOR DOES IT TAKE INTO ACCOUNT PROVINCIAL, TERRITORIAL OR FOREIGN INCOME TAX LEGISLATION OR CONSIDERATIONS, WHICH MAY DIFFER FROM THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED HEREIN.

     The "mark-to-market rules" contained in the Canadian Tax Act generally preclude certain "financial institutions", as defined in such Act, from obtaining capital gains treatment in respect of gains realized on a disposition of shares of corporations (other than shares of a corporation in which the institution has a "significant interest") and such institutions are precluded from making the subsection 39(4) election referred to above. This summary does not otherwise take into account the mark-to-market rules, and taxpayers that are "financial institutions" for the purposes of such rules should consult their tax advisers.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Source Common Shares, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

TAX CONSEQUENCES FOR CABLESHARE SHAREHOLDERS RESIDENT IN CANADA WHO HOLD EXCHANGEABLE SHARES

     The following portion of the summary is applicable to holders of Exchangeable Shares who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

     This summary does not consider the tax implications of disposing of Cableshare shares in order to acquire Exchangeable Shares.

1.   Dividends

(a)  Dividends on Exchangeable Shares

     In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Cableshare will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under part IV.1 of the Canadian Tax Act applicable to certain corporations.

     In the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income.

     Dividends that are received by a specified financial institution in respect of Exchangeable Shares will only be deductible in computing the holder's taxable income if either:

     (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

     (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which will not be the case immediately after the effective date of the Arrangement) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

(b)  Dividends on Source Common Shares

     Dividends on Source Common Shares will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. Any United States non-resident withholding tax exigible on such dividends will be potentially eligible for foreign tax credit or deduction treatment in accordance with the detailed rules contained in the Canadian Tax Act.

2.   Redemption or Exchange of Exchangeable Shares

(a)  Redemption by Cableshare

     On the redemption (including a retraction) of an Exchangeable Share by Cableshare, in circumstances where Source does not exercise its Call Rights, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (being the fair market value at the time of the redemption of a Source Common Share received by the shareholder from Cableshare on the redemption plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share) exceeds the paid-up capital at that time of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. (The treatment of capital gains and capital losses is described below.) In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

(b)  Exchange with Source

     On the exchange of an Exchangeable Share by the holder thereof with Source for a Source Common Share, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Source Common Stock at the time of exchange plus the amount of all accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

(c)  General Considerations

     Three-quarters of any such capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxable years or forward indefinitely and deducted against net taxable capital gains in those other years.

     A shareholder disposing of Exchangeable Shares that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the Cableshare Common Shares submitted pursuant to a valid election for exchange for Exchangeable Shares and previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act.

     The cost base of a Source Common Share received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of the Source Common Share at the time of such event.

     The existence of the Retraction Call Right means that a holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether such holder will receive a Source Common Share by way of redemption of the Exchangeable Share by Cableshare or by way of purchase of the Exchangeable Share by Source. As described above, the Canadian federal income tax consequences of a redemption by Cableshare differ from those of a purchase by Source. However a holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Source, and if such holder does not wish to proceed, such holder may cancel the notice of retraction and retain such holder's Exchangeable Share.

3.   Disposition of Source Common Shares

     A disposition or deemed disposition of a Source Common Share by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of the Source Common Share.

TAXATION OF CABLESHARE SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the summary is applicable to Cableshare Shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Exchangeable Shares and in the case of a non-resident of Canada who carried on an insurance business in Canada and elsewhere, whose shares are not effectively connected with its Canadian insurance business.

1.   Disposition of Exchangeable Shares

     Shareholders who are non-residents of Canada, and in particular U.S. shareholders, are urged to consult their own tax advisers concerning the implications of electing to receive Exchangeable Shares.

     A non-resident of Canada is potentially subject to Canadian income tax in respect of gains realized on the disposition of property that is considered to be taxable Canadian property for the purposes of the Canadian Tax Act.

     Source Common Shares will not be taxable Canadian property to a nonresident holder while the Exchangeable Shares will be taxable Canadian property so long as such shares are not listed on a prescribed stock exchange. Gains realized in respect of a subsequent disposition of Exchangeable Shares that are taxable Canadian property are potentially subject to tax under the Canadian Tax Act, subject to any relief that may be available to the holder pursuant to any applicable tax treaty between Canada and the jurisdiction in which the holder resides or is domiciled. Exchangeable Shares that are redeemed, retracted or purchased for cancellation by Cableshare will generally give rise to a deemed dividend to the extent that the proceeds of disposition exceed the paid-up capital of such shares for the purposes of the Canadian Tax Act. The amount of such deemed dividend is subject to withholding tax under the Canadian Tax Act at a rate of 25%, although such rate may be reduced under the provisions of an applicable tax treaty.

     Shareholders who are not residents of Canada will generally be required to comply with the procedure set out in section 116 of the Canadian Tax Act if they dispose of Exchangeable Shares at a time when such shares are not listed on a prescribed stock exchange. When section 116 applies, a holder disposing of Exchangeable Shares is generally required to report certain particulars relating to the transaction to Revenue Canada no later than ten days after the disposition is made. In certain circumstances, the purchaser of the Exchangeable Shares (including Cableshare or Source, as the case may be) is required to withhold up to one-third of the total purchase price and remit such amount to Revenue Canada.

     The remainder of the discussion concerning non-residents of Canada assumes that such persons have not received Exchangeable Shares and have received Source Common Shares directly from Source on the effective date of the Arrangement. Non-residents of Canada are urged to consult their own tax advisers concerning the tax implications to them of participating in the Arrangement.

2.   Dividends on Source Common Shares

     Dividends paid on Source Common Shares to non-residents of Canada are not subject to tax under the Canadian Tax Act.

ELIGIBILITY FOR INVESTMENT

1.   Foreign Property

     At the time when they are issued, the Exchangeable Shares will not be listed on a prescribed stock exchange in Canada and thus they will be foreign property for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and certain other tax-exempt entities. Tax-exempt plans that hold foreign property in excess of certain percentage limits are subject to a penalty tax. The penalty tax is 1% per month of the cost amount of foreign property in excess of a maximum percentage limit (generally 20% of the total cost of all investments). Since the Exchangeable Shares will be acquired in exchange for shares that are not foreign property, the Canadian Tax Act provides a 24 month grace period before an Exchangeable Share will be treated as foreign property. Accordingly, tax exempt entities can hold Exchangeable Shares for up to 24 months after the Effective Date without being liable to pay additional foreign property tax. If the Exchangeable Shares should be listed on a prescribed Canadian stock exchange at some future date, they will cease to be foreign property at the time they are so listed.

     The Voting Rights and Trustee Exchange Rights acquired by a holder in connection with the exchange will be foreign property for tax-exempt plans. The cost amount of such rights will have to be included in calculating the cost amount of all foreign property held by the particular tax exempt entity. Cableshare has advised that the value of such rights is nominal. Such determinations of value are not binding on Revenue Canada and counsel can express no opinion on this issue as it is a question of fact. Assuming that Cableshare's determination of value is correct, the acquisition of the Voting Rights and Trustee Exchange Rights in connection with the Exchange will not result in any material foreign property tax liability for tax exempt entities.

     After the 24 month grace period has expired, the cost amount of Exchangeable Shares will have to be included in the cost amount of foreign property for the purposes of calculating the foreign property tax payable by the particular entity. The cost amount of such shares would appear to be equal to the adjusted cost base of the Cableshare shares that were exchanged for the Exchangeable Shares as at the time of the exchange.

     Source Common Shares will be foreign property for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and certain other tax-exempt entities. Source Common Shares will qualify for the 24 month grace period (as described above) if they are acquired on the effective date of the Arrangement as a result of a disposition by a Cableshare Shareholder to Source of Cableshare Common Shares pursuant to the Arrangement. Source Common Shares that are acquired in any other circumstances (such as an acquisition resulting from the retraction of an Exchangeable Share or the exercise by Source of a Call Right) will generally not qualify for the 24 month grace period.

2.   Qualified Investments

     Registered retirement savings plans ("RRSP's") Registered retirement income funds ("RRIF's") and deferred profit sharing plans ("DPSP's") are subject to a penalty tax in respect of investments that are not qualified investments for the purposes of the Canadian Tax Act.

     Although the Exchangeable Shares will not be listed on a prescribed stock exchange, they will be a qualified investment so long as Cableshare maintains its status as a public corporation for the purposes of the Canadian Tax Act. Cableshare will be a public corporation immediately after the Effective Date and Source has agreed that Source will use its best efforts to ensure that Cableshare retains its status as a public corporation for the purposes of the Canadian Tax Act. Source has also agreed that Source will cause Cableshare to list the Exchangeable Shares on a prescribed Canadian stock exchange in certain limited circumstances. If the Exchangeable Shares are listed on a prescribed stock exchange, then they will be a qualified investment while they are so listed. However, there can be no assurance that the Exchangeable Shares will be listed on a prescribed stock exchange or that Cableshare will maintain its status as a public corporation for the purposes of the Canadian Tax Act. If RRSP's, RRIF's and DPSP's hold Exchangeable Shares at a time when Cableshare is not a public corporation and such shares are not listed on a prescribed stock exchange, then such shares will not be a qualified investment for such plans at that time. There is no 24 month grace period for investments that lose their status as qualified investments after they are acquired by an RRSP, RRIF or DPSP. There is also no "basket percentage" for non-qualified investments held by an RRSP, RRIF or DPSP. If the Exchangeable Shares do become a non-qualified investment, then a holder that is an RRSP, RRIF or DPSP must pay a penalty tax equal to 1% per month of the cost amount of such Exchangeable Shares. This penalty tax is calculated at the end of each month and thus a plan that disposes of a non-qualifying investment before the end of any particular month will not be subject to tax in respect of that investment for the relevant month. The cost amount of the Exchangeable Shares for the purposes of the penalty tax would be the fair market value on the Effective Date of the Cableshare shares that were converted into such Exchangeable Shares.

     If the Exchangeable Shares are subject to the tax on the basis that they are not qualified investments, they will not be subject to the foreign property tax (as described above under the subheading "Foreign Property") even if they are foreign property at the relevant time.

     The Source Common Shares will be a qualified investment for RRSP's RRIF's and DPSP's so long as such shares are listed on a prescribed stock exchange. The Nasdaq Stock Market is a prescribed stock exchange for this purpose.

     The Voting Rights and Trustee Exchange Rights acquired by a holder in connection with the Exchange will not be a qualified investment for RRSP's, RRIF's and DPSP's. The cost amount of such rights will have to be included in calculating the cost amount of all non-qualified property held by the particular tax exempt entity. Cableshare has advised that the value of such rights is nominal. Such determinations of value are not binding on Revenue Canada and counsel can express no opinion on this issue as it is a question of fact. Assuming that Cableshare's determination of value is correct, the acquisition of the voting rights and exchange rights in connection with the Exchange will not result in any material tax liability for tax exempt entities under the qualified investment rules.

                              PLAN OF DISTRIBUTION

EXCHANGEABLE SHARES

     Pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under Section 182 of the OBCA, Cableshare has undergone a reorganization of capital whereby, among other things, it issued Exchangeable Shares in exchange for each existing Cableshare Common Shares (other than Cableshare Common Shares held by Source and its subsidiaries and by holders who elected to receive Source Common Shares in connection with the Arrangement or who properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) at the effective time of the Arrangement.

     Source Common Shares may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of Source Common Shares (see
"-- Procedures for Issuance of Source Common Shares -- Election by Holders to Exchange Exchangeable Shares"); (ii) Source may redeem such Exchangeable Shares by exchanging therefor an equal number of Source Common Shares (see
"-- Procedures for Issuance of Source Common Shares -- Redemption of Exchangeable Shares"); and (iii) upon liquidation of Source or Cableshare, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for Source Common Shares (see "-- Procedures for Issuance of Source Common Shares -- Liquidation of Cableshare" and
"-- Liquidation of Cableshare"). No broker, dealer or underwriter has been engaged in connection with the offering of the Source Common Shares covered hereby.

     The following is a description of certain rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are attached to the Plan of Arrangement (the "Exchangeable Share Provisions"), and certain provisions of the Support Agreement entered into between Source and Cableshare (the "Support Agreement") and the Voting and Exchange Trust Agreement entered into among Source, Cableshare and [TRUSTEE], as trustee (the "Voting and Exchange Trust Agreement"). The Plan of Arrangement, the Voting and Exchange Trust Agreement and Support Agreement are included as exhibits to the Registration Statement to which this Prospectus relates, and the following description is qualified in its entirety by reference to the Plan of Arrangement, the Voting and Exchange Trust Agreement and Support Agreement.

PROCEDURES FOR ISSUANCE OF SOURCE COMMON SHARES

     ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES. Holders of the Exchangeable Shares are entitled at any time to retract (i.e., require Cableshare to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of Source Common Shares, plus an additional amount equivalent to all declared but unpaid dividends on such Exchangeable Shares, subject to the rights of Source described below. Holders of Exchangeable Shares may effect such retraction by presenting a certificate or certificates to Cableshare and Source or Source's transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a duly executed statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and such other documents as may be required to effect the retraction of the Exchangeable Shares. The retraction will become effective on the date specified by the holder, which date must be not less than 10 business days nor more than 15 business days after the request is received by Cableshare (the "Retraction Date").

     Upon receipt of a Retraction Request, Cableshare is required to immediately notify Source of such Retraction Request. Source will thereafter have five business days in which to exercise its overriding right (the "Retraction Call Right") to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of Source Common Shares plus an additional amount equivalent to the full amount of all declared but unpaid dividends on the Exchangeable Shares (the "Retraction Price") to the transfer agent for delivery to such holder on the Retraction Date. If Source so advises Cableshare within such five business day period, Cableshare will notify the holder as soon as possible thereafter that the Retraction Call Right will be exercised. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable

Shares will not be purchased by Source nor redeemed by Cableshare. In the event Source determines not to exercise its Retraction Call Right and provided that the Retraction Request is not revoked by the holder, Cableshare is obligated to deliver to the holder the number of Source Common Shares equal to the number of Exchangeable Shares submitted by the holder for retraction, plus an additional amount equivalent to the full amount of all declared but unpaid dividends on such Exchangeable Shares. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares will be issued to the holder at Cableshare's expense. If, as a result of solvency provisions of applicable law, Cableshare is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Cableshare will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. Exchangeable Shares not redeemed by Cableshare as a result of such solvency provisions are subject to redemption pursuant to the optional exchange right granted to the trustee under the Voting and Exchange Trust Agreement as described below under "-- Liquidation of Cableshare."

     AUTOMATIC REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and
the Redemption Call Right of Source described below, on December   , 2001,
unless a later date has been specified by the Cableshare board of directors or an earlier date has been specified by the Cableshare board of directors after there are fewer than 350,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Source and its subsidiaries and subject to adjustment to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), Cableshare will redeem all of the then outstanding Exchangeable Shares in exchange for an equal number of Source Common Shares, plus an additional amount equivalent to the full amount of all declared but unpaid dividends on such Exchangeable Shares (the "Redemption Price"). Notwithstanding any proposed redemption of the Exchangeable Shares by Cableshare, Source will have the overriding right (the "Redemption Call Right") to purchase on the Automatic Redemption Date all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Source and its subsidiaries) in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders thereof will be obligated to sell such shares to Source. If Source exercises the Redemption Call Right, Cableshare's right to redeem the Exchangeable Shares on such Automatic Redemption Date will terminate.

     Cableshare will, at least 120 days before the Automatic Redemption Date, provide the registered holders of Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Cableshare. On or after the date such proposed redemption is exercised, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Cableshare, Cableshare will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or by holding the Redemption Price for pick up by the holder at the registered office of Cableshare or the office of the transfer agent as specified in the written notice.

     LIQUIDATION OF CABLESHARE. In the event of the liquidation, dissolution or winding up of Cableshare or any other proposed distribution of the assets of Cableshare among its shareholders for the purpose of winding up its affairs, holders of the Exchangeable Shares will be entitled to receive from Cableshare one Source Common Share for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of all declared but unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). Upon the occurrence of such liquidation, dissolution or winding up, Source will have the right (the "Liquidation Call Right" and, together with the Retraction Call Right and the Redemption Call Right, the "Call Rights") to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Source and its subsidiaries) from the holders thereof on the effective date of such liquidation, dissolution or winding up (the "Liquidation Date") in exchange for the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders thereof will be obligated to sell such shares to Source. Upon the occurrence of a Cableshare Insolvency Event, the trustee under the Voting and Exchange Trust Agreement will have the right (the "Exchange Right") to require Source to purchase any or all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Source and its subsidiaries) for the Liquidation Amount. A "Cableshare Insolvency Event" is the institution by Cableshare of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Cableshare to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Cableshare to contest in good faith any such proceedings commenced in respect of Cableshare within 15 days of becoming aware thereof, or the consent by Cableshare to the filing of any such petition or to the appointment of a receiver, or the making by Cableshare of a general assignment for the benefit of creditors, or the admission in writing by Cableshare of its inability to pay its debts generally as they become due, or Cableshare not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the Exchangeable Share Provisions.

     On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Cableshare's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Source of its Liquidation Call Right, Cableshare will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at Cableshare's registered office or the office of the transfer agent, as specified by Cableshare in a notice to such holders.

     LIQUIDATION OF SOURCE. Upon the occurrence of a Source Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Source Common Shares, Source will purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Source and its subsidiaries) and holders of such Exchangeable Shares will be required to sell the Exchangeable Shares held by them at that time, in exchange for the Liquidation Amount on the fifth business day prior to the effective date of the liquidation, dissolution or winding up contemplated by a Source Liquidation Event (the "Automatic Exchange Right" and, together with the Exchange Right, the "Trustee Exchange Rights"). A "Source Liquidation Event" means (i) any determination by Source's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Source or to effect any other distribution of assets of Source among its stockholders for the purpose of winding up its affairs or (ii) receipt by Source of notice of, or Source otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Source or to effect any other distribution of assets of Source among its stockholders for the purpose of winding up its affairs.

     Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Source may reasonably require, Source will deliver to such holder certificates representing an equivalent number of Source Common Shares plus a check in the amount equivalent to the full amount of all declared but unpaid dividends on the Exchangeable Shares.

                        VALIDITY OF SOURCE COMMON SHARES

     The validity of the Source Common Shares offered hereby has been passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas.

                                 LEGAL OPINIONS

     The summary of the material United States federal income tax considerations arising from the receipt and ownership of Exchangeable Shares for Source Common Shares set forth under "Income Tax Considerations -- United States Federal Income Tax Considerations for Cableshare Shareholders" has been included under the authority of Thompson & Knight, P.C., of Dallas, Texas. Acquirors of the Source Common Shares offered hereby should not rely on Thompson & Knight, P.C. with respect to any other matters, except as set forth under "Validity of Source Common Shares."

     The summary of material Canadian federal income tax considerations arising from the ownership of Exchangeable Shares and the exchange of Exchangeable Shares for Source Common Shares set forth under

"Income Tax Considerations for Cableshare Shareholders -- Canadian Federal Income Tax Considerations for Cableshare Shareholders" has been included under the authority of Heenan, Blaikie, Barristers & Solicitors, of Toronto, Ontario. Holders of Exchangeable Shares and Acquirors of the Source Common Shares offered hereby should not rely on Heenan, Blaikie with respect to any other matters.

                                    EXPERTS

     The Consolidated Financial Statements of Source Media, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Cableshare Inc., at March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996, appearing herein have been audited by KPMG, Chartered Accountants, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of KPMG includes additional comments for U.S. readers referring to the ecomomic dependency of Cableshare Inc. on its parent.

                             AVAILABLE INFORMATION

     Source is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files report, proxy statements and other information with the SEC. Reports, registration statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Source, that file electronically with the SEC.

     Source has filed with the Commission a Registration Statement on Form S-1 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete; reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF SOURCE............. F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 1996........ F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended
  December 31, 1995................................................................... F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months
  Ended September 30, 1996............................................................ F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.............. F-6
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SOURCE................................ F-8
Report of Independent Auditors........................................................ F-8
Consolidated Balance Sheets at December 31, 1994 and 1995, and September 30, 1996
  (unaudited)......................................................................... F-9
Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994, and
  1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited).............. F-11
Consolidated Statements of Stockholders' Equity (Capital Deficiency) for the Years
  Ended
  December 31, 1993, 1994, and 1995 and the Nine Months Ended September 30, 1996
  (unaudited)......................................................................... F-12
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994, and
  1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited).............. F-15
Notes to Consolidated Financial Statements............................................ F-17
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF CABLESHARE............................ F-33
Auditors' Report...................................................................... F-33
Consolidated Balance Sheets at March 31, 1995 and 1996, and September 30, 1996
  (unaudited)......................................................................... F-34
Consolidated Statements of Earnings for the Years Ended March 31, 1994, 1995, and
  1996, and
  the Six Months Ended September 30, 1995 and 1996 (unaudited)........................ F-35
Consolidated Statements of Deficit for the Years Ended March 31, 1994, 1995, and 1996,
  and
  the Six Months Ended September 30, 1995 and 1996 (unaudited)........................ F-35
Consolidated Statements of Changes in Financial Position for the Years Ended March 31,
  1994, 1995, and 1996, and the Six Months Ended September 30, 1995 and 1996
  (unaudited)......................................................................... F-36
Notes to Consolidated Financial Statements............................................ F-37

                               SOURCE MEDIA, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1996, reflects (i) the issuance by Cableshare of Exchangeable Shares for all of the outstanding Class A Shares and Class B Shares of Cableshare and (ii) the issuance of options to purchase Source Common Shares in exchange for all of the outstanding options to purchase Cableshare Class A Shares, as described under "The Arrangement and Related Transactions", as if such transactions had been consummated on September 30, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to such transactions as if they had been consummated on January 1, 1995 and January 1, 1996, respectively.

     These statements are not necessarily indicative of the results that would have been obtained had the transactions described above been consummated on the dates indicated. The unaudited pro forma condensed consolidated balance sheet and statements of operations are based on a preliminary purchase price allocation with respect to the assets and liabilities of Cableshare. The final purchase price allocation may differ materially from the preliminary allocation used for purposes of these unaudited pro forma condensed consolidated financial statements. These statements should be read in conjunction with the Consolidated Financial Statements of Source included elsewhere in this Proxy Circular.

                               SOURCE MEDIA, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                 (in thousands)

                                                              SOURCE         PRO FORMA         AS
                                                            MEDIA, INC.     ADJUSTMENTS     ADJUSTED
                                                            -----------     -----------     --------
ASSETS
Current assets:
  Cash and cash equivalents.............................     $  12,159       $    (500)(c)  $ 11,659
  Accounts receivable, net..............................         1,049                         1,049
  Prepaid expenses and other current assets.............         1,514                         1,514
                                                             ---------       ---------      --------
Total current assets....................................        14,722            (500)       14,222
Property and equipment, net.............................         2,754                         2,754
Intangible assets, net..................................         1,324          12,081 (a)    15,372
                                                                                 1,467 (b)
                                                                                   500 (c)
Other non-current assets................................           355                           355
                                                             ---------       ---------      --------
Total assets............................................     $  19,155       $  13,548      $ 32,703
                                                             =========       =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................................     $     909                      $    909
  Accrued payroll and other accrued liabilities.........         1,466                         1,466
  Unearned income.......................................         4,508                         4,508
  Current portion of capital lease obligations..........           119                           119
                                                             ---------       ---------      --------
Total current liabilities...............................         7,002                         7,002
Long-term debt, net of discount.........................         4,580                         4,580
Capital lease obligations, less current portion.........            39                            39
Minority interests in consolidated subsidiaries, net of
  note receivable from minority stockholder.............         2,897             290(a)      3,187
Total stockholders' equity..............................         4,637          11,791(a)     17,895
                                                                                 1,467(b)
                                                             ---------       ---------      --------
Total liabilities and stockholders' equity..............     $  19,155       $  13,548      $ 32,703
                                                             =========       =========      ========

  See notes to unaudited pro forma condensed consolidated financial statements

                               SOURCE MEDIA, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (in thousands except for per share data)

                                                              SOURCE         PRO FORMA         AS
                                                            MEDIA, INC.     ADJUSTMENTS     ADJUSTED
                                                            -----------     -----------     --------
Monetary revenues.......................................     $   9,342                      $  9,342
Nonmonetary revenues....................................        15,944                        15,944
                                                             ---------                      --------
  Total revenues........................................        25,286                        25,286
Monetary cost of sales..................................         4,937                         4,937
Nonmonetary cost of sales...............................        15,944                        15,944
                                                             ---------                      --------
  Total cost of sales...................................        20,881                        20,881
                                                             ---------                      --------
Gross profit............................................         4,405                         4,405
Selling, general and administrative expenses............         7,952                         7,952
Amortization of intangible assets.......................         1,031          2,810(d)       3,841
Research and development expenses.......................         3,750                         3,750
                                                             ---------        -------       --------
                                                                12,733          2,810         15,543
                                                             ---------        -------       --------
Operating loss..........................................        (8,328)        (2,810)       (11,138)
Interest expense........................................           354                           354
Interest income.........................................          (217)                         (217)
Other (income)..........................................           (25)                          (25)
Minority interest in losses of consolidated
  subsidiaries..........................................          (252)           252(d)          --
Charges related to financing incentives.................         1,581                         1,581
                                                             ---------        -------       --------
Net loss................................................        (9,769)        (3,062)       (12,831)
Preferred stock dividends...............................           833                           833
                                                             ---------        -------       --------
Net loss attributable to common stockholders............     $ (10,602)       $(3,062)      $(13,664)
                                                             =========        =======       ========
Net loss per common share...............................     $   (1.65)                     $  (1.75)(e)
                                                             =========        =======       ========
Weighted average common shares outstanding..............         6,413                         7,800
                                                             =========        =======       ========
Supplemental net loss per common share..................     $   (1.28)                     $  (1.43)
                                                             =========        =======       ========
Supplemental weighted average common shares
  outstanding...........................................         7,516                         8,903
                                                             =========        =======       ========

  See notes to unaudited pro forma condensed consolidated financial statements

                               SOURCE MEDIA, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (in thousands except for per share data)

                                                              SOURCE         PRO FORMA         AS
                                                            MEDIA, INC.     ADJUSTMENTS     ADJUSTED
                                                            -----------     -----------     --------
Monetary revenues.......................................      $ 6,406                       $  6,406
Nonmonetary revenues....................................        8,041                          8,041
                                                              -------                       --------
  Total revenues........................................       14,447                         14,447
Monetary cost of sales..................................        2,708                          2,708
Nonmonetary cost of sales...............................        8,041                          8,041
                                                              -------                       --------
  Total cost of sales...................................       10,749                         10,749
                                                              -------                       --------
Gross profit............................................        3,698                          3,698
Selling, general and administrative expenses............        8,081                          8,081
Amortization of intangible assets.......................          774           2,107(d)       2,881
Research and development expenses.......................        4,414                          4,414
                                                              -------         -------       --------
                                                               13,269           2,107         15,376
                                                              -------         -------       --------
Operating loss..........................................       (9,571)         (2,107)       (11,678)
Interest expense........................................          361                            361
Interest income.........................................         (662)                          (662)
Other (income)..........................................          (32)                           (32)
Minority interest in losses of consolidated
  subsidiaries..........................................          (69)            (69)(d)         --
                                                              -------         -------       --------
Net loss................................................      $(9,169)        $(2,176)      $(11,345)
                                                              =======         =======       ========
Net loss per common share...............................      $ (0.92)                      ($  1.00)(e)
                                                              =======                       ========
Weighted average common shares outstanding..............        9,933                         11,320
                                                              =======                       ========

  See notes to unaudited pro forma condensed consolidated financial statements

                               SOURCE MEDIA, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     Pursuant to the Plan of Arrangement described under "The Arrangement and Related Transactions", and if the Exchangeable Share Condition is satisfied, the effect of the Arrangement will be that Cableshare Shareholders (other than Source, the Source Affiliates, and Dissenting Shareholders) will receive Source Common Shares or, at their option, Exchangeable Shares equal to the number of Class A Shares and Class B Shares held by them, divided by the Exchange Ratio. If the Exchangeable Share Condition is not satisfied, the effect of the Arrangement will be that Cableshare Shareholders (other than Source, the Source Affiliates, and Dissenting Shareholders) will receive Source Common Shares equal to the number of Class A Shares and Class B Shares held by them, divided by the Exchange Ratio. Source and the Source Affiliates that hold Class A Shares and Class B Shares will receive one Cableshare New Common Share for each Class A Share and Class B Share so held.

     The accompanying unaudited pro forma condensed consolidated balance sheet reflects the pro forma adjustments described below as if the Arrangement had been consummated on September 30, 1996. The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect the pro forma adjustments described below as if the Arrangement had been consummated on January 1, 1995 and January 1, 1996, respectively. For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, the following assumptions have been made:

     (i)   an Exchange Ratio of five;

     (ii)  an Average Trading Price of Source Common Shares of $8.50; and

     (iii) a Determination Date Foreign Exchange Rate of C$1.3235 per US$1.00.

     The accompanying unaudited pro forma condensed financial statements are not necessarily indicative of the results that would have been obtained had the transactions described above occurred on the dates indicated. The unaudited pro forma condensed consolidated balance sheet and statements of operations are based on a preliminary purchase price allocation with respect to the assets and liabilities of Cableshare. The final purchase price allocation may differ materially from the preliminary allocation used for purposes of these unaudited pro forma condensed financial statements.

2.   PRO FORMA ADJUSTMENTS

     (a) To record the issuance by Cableshare of 1,387,000 Exchangeable Shares for all of the outstanding Class A and Class B Shares of Cableshare. Cableshare Exchangeable Shares are exchangeable into Source Common Shares at any time at the option of the holder, entitle the holder to dividend and other rights economically equivalent to those of Source Common Shares, and, through a voting trust, entitle the holder to vote at meetings of stockholders of Source. The Exchangeable Shares are treated as identical to Source Common Shares in the unaudited pro forma condensed consolidated financial statements.

     (b) To record the issuance of options to purchase 191,000 Source Common Shares at prices ranging from US$0.29 to US$1.01 in exchange for all of the outstanding options to purchase Cableshare Class A Shares. Such issuance assumes a trading price of Source Common Shares of US$8.50 as of the date of the grant.

     (c)  To record the estimated costs of the Plan of Arrangement.

     (d) To record the additional amortization of the intangible assets (goodwill and patents) to be recorded upon the acquisition of Cableshare, assuming a five year amortization period, and to eliminate the minority interests in losses of Cableshare.

     (e) The pro-forma loss per common share is calculated based on the aggregate of the weighted average number of Source Common Shares and Exchangeable Shares outstanding, assuming that the purchase of the Class A Shares and Class B Shares held by each Cableshare Shareholder other than Source occurred at the beginning of the period. Stock options are not considered in the pro forma loss per common share because they are anti-dilutive.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Source Media, Inc.

We have audited the accompanying consolidated balance sheets of Source Media, Inc. (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source Media, Inc., at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP
Dallas, Texas
February 9, 1996

                               SOURCE MEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             DECEMBER 31,
                                                       ------------------------    SEPTEMBER 30,
                                                         1994           1995           1996
                                                       ---------     ----------     ----------
                                                                                    (Unaudited)
Current assets:
  Cash and cash equivalents........................    $ 127,010     $17,479,223    $12,159,425
  Trade accounts receivable, less allowance for
     doubtful accounts of $105,812, $110,199 and
     $163,900 in 1994, 1995 and 1996,
     respectively..................................      985,379      1,076,239      1,048,609
  Prepaid expenses and other current assets........      698,479        892,234        745,501
  Deferred expenses................................    1,048,560        889,393        768,167
                                                       ----------    -----------    -----------
     Total current assets..........................    2,859,428     20,337,089     14,721,702
Property and equipment:
  Production equipment.............................    2,409,663      2,421,816      2,212,074
  Computer equipment...............................      799,556        927,672      1,806,267
  Other equipment..................................      750,809        960,446      1,922,863
  Furniture and fixtures...........................      139,408        120,544        128,506
                                                       ----------    -----------    -----------
                                                       4,099,436      4,430,478      6,069,710
Accumulated depreciation and amortization..........    1,868,678      2,670,017      3,315,340
                                                       ----------    -----------    -----------
                                                       2,230,758      1,760,461      2,754,370
Intangible assets:
  Patents..........................................    3,597,989      3,597,989      3,597,989
  Goodwill.........................................    3,010,137      3,010,137      3,010,137
                                                       ----------    -----------    -----------
                                                       6,608,126      6,608,126      6,608,126
Accumulated amortization...........................    3,479,096      4,510,434      5,283,936
                                                       ----------    -----------    -----------
                                                       3,129,030      2,097,692      1,324,190
Other non-current assets...........................           --             --        354,453
                                                       ----------    -----------    -----------
     Total assets..................................    $8,219,216    $24,195,242    $19,154,715
                                                       ==========    ===========    ===========

                               SOURCE MEDIA, INC.

           LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                          DECEMBER 31,
                                                   ---------------------------    SEPTEMBER 30,
                                                      1994            1995            1996
                                                   -----------     -----------     -----------
                                                                                   (Unaudited)
Current liabilities:
  Notes payable................................... $ 1,000,000     $        --     $        --
  Trade accounts payable..........................   1,559,533       1,296,516         909,371
  Accrued payroll.................................     189,083         258,734         213,049
  Accrued dividends payable.......................     503,283              --              --
  Other accrued liabilities.......................   1,148,066       1,650,091       1,252,499
  Other accrued liabilities to related parties....     204,880              --              --
  Unearned income.................................   5,373,679       4,724,957       4,507,523
  Current portion of long-term debt...............     330,000              --              --
  Current portion of capital lease obligations....     159,403         184,175         119,361
                                                   ------------    ------------    ------------
     Total current liabilities....................  10,467,927       8,114,473       7,001,803
Long-term debt, net of discount...................          --              --       4,580,365
Capital lease obligations.........................     163,101          35,039          38,407
Commitments and contingencies
Minority interests in consolidated subsidiaries...   3,871,319       3,618,629       3,549,806
Note receivable and accrued interest from minority
  stockholder, net of discount of $220,850,
  $178,866 and $147,580 in 1994, 1995 and 1996
  respectively....................................    (553,461)       (610,175)       (652,721)
                                                   ------------    ------------    ------------
                                                     3,317,858       3,008,454       2,897,085
Redeemable convertible preferred stock:
Issued shares:
  $.20 Series A -- 5,943,437 shares in 1994
  Series B -- 2,424,896 shares in 1994............  16,235,797              --              --
Stockholders' equity (capital deficiency):
  Common stock, $.001 par value. Issued shares --
     4,520,829, 10,303,556 and 10,316,605 in 1994,
     1995 and 1996, respectively..................       4,521          10,304          10,317
  Less treasury stock, at cost -- 13,438, 356,200
     and 381,351 shares in 1994, 1995 and 1996,
     respectively.................................     (10,000)     (3,515,563)     (3,757,641)
  Capital in excess of par value..................  11,412,454      59,955,392      60,750,878
  Accumulated deficit............................. (33,307,408)    (43,076,663)    (52,245,061)
  Foreign currency translation....................      (7,521)        (34,619)         (8,507)
  Notes receivable and accrued interest from
     stockholders.................................     (57,513)       (301,575)       (112,931)
                                                   ------------    ------------    ------------
     Total stockholders' equity (capital
       deficiency)................................ (21,965,467)     13,037,276       4,637,055
                                                   ------------    ------------    ------------
     Total liabilities and stockholders' equity
       (capital deficiency)....................... $ 8,219,216     $24,195,242     $19,154,715
                                                   ============    ============    ============

                 See Notes to Consolidated Financial Statements

                               SOURCE MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                             YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPT. 30,
                                    -----------------------------------------    ------------------------
                                       1993           1994           1995           1995          1996
                                    -----------    -----------    -----------    ----------    ----------
                                                                                       (Unaudited)
Monetary revenues................   $ 6,431,294    $ 9,194,068    $ 9,341,720    $7,102,346    $6,405,778
Nonmonetary revenues.............    18,751,628     21,748,976     15,944,656    12,670,079     8,041,541
                                    ------------   ------------   ------------   -----------   -----------
  Total revenues.................    25,182,922     30,943,044     25,286,376    19,772,425    14,447,319
Monetary cost of sales...........     4,455,807      5,247,685      4,936,729     3,845,940     2,707,457
Nonmonetary cost of sales........    18,751,628     21,748,976     15,944,656    12,670,079     8,041,541
                                    ------------   ------------   ------------   -----------   -----------
  Total cost of sales............    23,207,435     26,996,661     20,881,385    16,516,019    10,748,998
                                    ------------   ------------   ------------   -----------   -----------
Gross profit.....................     1,975,487      3,946,383      4,404,991     3,256,406     3,698,321
Selling, general, and
  administrative expenses........     6,785,918      8,987,438      7,951,837     5,860,516     8,081,441
Amortization of intangible
  assets.........................     1,655,992      1,684,353      1,031,337       773,503       773,503
Research and development
  expenses.......................     1,338,787      2,705,557      3,750,244     2,614,344     4,414,119
Write-down of intangible
  assets.........................            --      1,900,000             --            --            --
                                    ------------   ------------   ------------   -----------   -----------
                                      9,780,697     15,277,348     12,733,418     9,248,363    13,269,063
                                    ------------   ------------   ------------   -----------   -----------
Operating loss...................    (7,805,210)   (11,330,965)    (8,328,427)   (5,991,957)   (9,570,742)
Interest expense.................       386,758        417,587        354,333       346,604       360,617
Interest income..................      (160,149)      (122,011)      (217,284)     (156,383)     (661,931)
Other (income) expense...........         6,444      1,463,571        (24,782)      (12,515)      (32,207)
Minority interests in losses of
  consolidated subsidiaries......      (145,745)      (232,891)      (252,689)     (130,411)      (68,823)
Charges related to financing
  incentives.....................     2,025,938             --      1,581,250     1,581,250            --
                                    ------------   ------------   ------------   -----------   -----------
Net loss.........................    (9,918,456)   (12,857,221)    (9,769,255)   (7,620,502)   (9,168,398)
Preferred stock dividends........       768,909      1,621,240        832,651       832,651            --
                                    ------------   ------------   ------------   -----------   -----------
Net loss attributable to common
  stockholders...................  $(10,687,365)  $(14,478,461)  $(10,601,906)  $(8,453,152)  $(9,168,398)
                                   ============   ============   ============   ===========   ===========
Net loss per common share........  $      (2.66)  $      (3.22)  $      (1.65)  $     (1.48)  $     (0.92)
                                   ============   ============   ============   ===========   ===========
Weighted average common shares
  outstanding....................     4,021,579      4,498,298      6,412,690     5,727,735     9,932,528
                                    ============   ============   ============   ===========   ===========
Supplemental net loss per common
  share..........................   $        --    $     (2.01)   $     (1.28)   $    (1.04)   $       --
                                    ============   ============   ============   ===========   ===========
Supplemental weighted average
  common shares outstanding......            --      6,389,773      7,516,067     7,202,947            --
                                    ============   ============   ============   ===========   ===========

                 See Notes to Consolidated Financial Statements

                               SOURCE MEDIA, INC.

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                                                                                      NOTES            TOTAL
                          COMMON STOCK                    CAPITAL IN                   FOREIGN      RECEIVABLE     STOCKHOLDERS'
                       -------------------    TREASURY    EXCESS OF    ACCUMULATED    CURRENCY         FROM       EQUITY (CAPITAL
                        SHARES     AMOUNT      STOCK      PAR VALUE      DEFICIT     TRANSLATION   STOCKHOLDERS     DEFICIENCY)
                       ---------   -------   ----------   ----------   -----------   -----------   ------------   ---------------
Balance at December
  31, 1992...........  3,817,280   $3,817    $  (10,000)  $5,985,522   $(10,531,731)  $ (16,240)    $       --      $(4,568,632)
Issuance of common
  stock..............    692,642      693            --    6,786,197           --            --             --        6,786,890
Nonmonetary employee
  compensation
  related to stock
  options............         --       --            --      239,929           --            --             --          239,929
Dividend-in-kind
  ($0.15 per Series A
  preferred share)...         --       --            --     (768,908)          --            --             --         (768,908)
Notes receivable from
  stockholders.......         --       --            --           --           --            --       (852,513)        (852,513)
Repayments of notes
  receivable from
  stockholders.......         --       --            --           --           --            --        800,000          800,000
Net loss.............         --       --            --           --     (9,918,456)         --             --       (9,918,456)
Foreign currency
  translation........         --       --            --           --           --        79,252             --           79,252
                       ---------   ------    ----------   ----------   ------------   ---------     -----------     -----------
Balance at December
  31, 1993...........  4,509,922    4,510       (10,000)  12,242,740    (20,450,187)     63,012        (52,513)      (8,202,438)
Issuance of common
  stock upon exercise
  of stock options...      4,583        5            --        3,460           --            --             --            3,465
Issuance of common
  stock to acquire
  patents............      6,324        6            --       99,994           --            --             --          100,000
Issuance of warrants
  for services
  provided...........         --       --            --      456,250           --            --             --          456,250
Nonmonetary employee
  compensation
  related to stock
  options............         --       --            --      231,250           --            --             --          231,250
Dividend-in-kind
  ($0.20 per Series A
  preferred share)...         --       --            --   (1,117,957)          --            --             --       (1,117,957)
Dividend-in-kind
  ($0.21 per Series B
  preferred share)...         --       --            --     (503,283)          --            --             --         (503,283)
Accrued interest on
  note receivable
  from stockholder...         --       --            --           --           --            --         (5,000)          (5,000)
Net loss.............         --       --            --           --    (12,857,221)         --             --      (12,857,221)
Foreign currency
  translation........         --       --            --           --           --       (70,533)            --          (70,533)
                       ---------   ------    ----------   ----------   ------------   ---------     -----------     -----------
Balance at December
  31, 1994...........  4,520,829    4,521       (10,000)  11,412,454    (33,307,408)     (7,521)       (57,513)     (21,965,467)

                               SOURCE MEDIA, INC.

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                                  (CONTINUED)


                                                                                                     NOTES            TOTAL
                                                         CAPITAL IN                   FOREIGN      RECEIVABLE     STOCKHOLDERS'
                          COMMON STOCK        TREASURY    EXCESS OF    ACCUMULATED    CURRENCY         FROM       EQUITY (CAPITAL
                        SHARES     AMOUNT      STOCK      PAR VALUE      DEFICIT     TRANSLATION   STOCKHOLDERS     DEFICIENCY)
                       ----------  -------   ---------   ----------    -----------   -----------   -----------     ------------
Issuance of common
  stock upon exercise
  of stock options...     84,639       85            --      254,685           --            --       (225,000)          29,770
Nonmonetary employee
  compensation
  related to stock
  options............         --       --            --       46,875           --            --             --           46,875
Dividend-in-kind
  ($0.10 per Series A
  preferred share)...         --       --            --     (564,022)          --            --             --         (564,022)
Dividend-in-kind
  ($0.13 per Series B
  preferred share)...         --       --            --     (268,629)          --            --             --         (268,629)
Issuance of warrant
  on bridge
  financings.........         --       --            --    1,581,250           --            --             --        1,581,250
Conversion of notes
  payable to common
  stock..............     67,570       68            --      329,932           --            --             --          330,000
Conversion of
  preferred stock to
  common stock in the
  Merger.............  2,109,516    2,109            --   17,553,869           --            --             --       17,555,978
Company common stock
  deemed issued in
  the Merger.........  1,184,440    1,184            --    8,905,898           --            --             --        8,907,082
Redemption of Merger
  dissenting
  shares.............         --       --      (527,220)          --           --            --             --         (527,220)
Merger expenses......         --       --            --   (1,135,099)          --            --             --       (1,135,099)
Cancellation of
  treasury stock in
  the Merger.........    (13,438)     (13)       10,000       (9,987)          --            --             --               --
Accrued interest on
  notes receivable
  from
  stockholders.......         --       --            --           --           --            --        (19,062)         (19,062)
Issuance of common
  stock in secondary
  offering...........  2,350,000    2,350            --   21,848,166                                                 21,850,516
Purchase of treasury
  stock..............                        (2,988,343)                                                             (2,988,343)
Net loss.............         --       --            --                 (9,769,255)          --                      (9,769,255)
Foreign currency
  translation........         --       --            --           --           --       (27,098)            --          (27,098)
                       ----------  ------    -----------  ----------   -----------      --------     ---------       ----------
Balance at December
  31, 1995...........  10,303,556  10,304    (3,515,563)  59,955,392   (43,076,663)     (34,619)      (301,575)      13,037,276

                               SOURCE MEDIA, INC.

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                                  (CONTINUED)

                                                                                                      NOTES            TOTAL
                          COMMON STOCK                    CAPITAL IN                   FOREIGN      RECEIVABLE     STOCKHOLDERS'
                       -------------------    TREASURY    EXCESS OF    ACCUMULATED    CURRENCY         FROM       EQUITY (CAPITAL
                        SHARES     AMOUNT      STOCK      PAR VALUE      DEFICIT     TRANSLATION   STOCKHOLDERS     DEFICIENCY)
                       ---------   -------   ----------   ----------   -----------   -----------   ------------   ---------------
Issuance of common
  stock upon exercise
  of stock options...     13,049       13            --       79,699           --            --             --           79,712
Issuance of warrant
  with First Tranche
  Note...............         --       --            --      745,830           --            --             --          745,830
Issuance of note
  receivable to
  stockholder........         --       --            --           --           --            --        (47,998)         (47,998)
Repayment of notes
  receivable and
  accrued interest
  from stockholder
  through surrender
  of common stock....         --       --      (242,078)          --           --            --        242,078               --
Other................         --       --            --      (30,043)          --            --         (5,436)         (35,479)
Net loss.............         --       --            --           --    (9,168,398)          --             --       (9,168,398)
Foreign currency
  translation........         --       --            --           --           --        26,112             --           26,112
                      ----------  --------  -----------  -----------  ------------      -------      ---------      -----------
Balance as of Septem-
  ber 30, 1996
  (unaudited)........ 10,316,605  $10,317   $(3,757,641) $60,750,878  $(52,245,061)     $(8,507)     $(112,931)     $ 4,637,055
                      ==========  =======   ===========  ===========  ============      =======      =========      ===========

                 See Notes to Consolidated Financial Statements

                               SOURCE MEDIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ---------------------------------------    ------------------------
                                    1993          1994           1995          1995          1996
                                 ----------    -----------    ----------    ----------    ----------
                                                                                  (Unaudited)
OPERATING ACTIVITIES
Net loss......................  $(9,918,456)  $(12,857,221)  $(9,769,255)  $(7,620,502)  $(9,168,398)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
Depreciation..................      475,536        732,049       801,339       636,353       645,323
Amortization of intangible
  assets......................    1,655,992      1,684,332     1,031,337       773,503       773,502
Write-down of intangible
  assets......................           --      1,900,000            --            --            --
Warrants issued for services
  provided....................           --        456,250            --            --            --
Provision for losses on
  accounts receivable.........      260,296         32,353       108,123        89,475        86,983
Minority interests in net
  losses......................     (145,745)      (232,891)     (252,689)     (130,411)      (68,823)
Charges relating to financing
  incentives..................    2,025,938             --     1,581,250     1,581,250            --
Other, net....................      227,768        172,036       (28,903)       (7,809)     (157,152)
Changes in operating assets
  and liabilities:
  Trade accounts receivable...     (875,580)       327,849      (198,983)     (136,192)      (59,353)
  Prepaid expenses and other
     current assets...........     (693,371)       254,004      (193,754)      110,927       146,733
  Deferred expenses...........     (513,426)      (397,245)      159,168       (25,445)      121,226
  Trade accounts payable......     (152,793)       568,058      (263,017)      294,395      (387,145)
  Accrued payroll.............     (145,763)      (313,149)       69,651        82,851       (45,685)
  Other accrued liabilities...     (420,884)       558,461       502,025        (2,072)      (70,786)
  Other accrued liabilities to
     related parties..........      473,505       (268,685)     (204,880)     (166,263)           --
  Unearned income.............    1,731,389      1,030,799      (648,722)     (375,557)     (217,434)
                                 ----------   ------------   -----------   -----------   -----------
Net cash used in operating
  activities..................   (6,015,594)    (6,353,000)   (7,307,310)   (4,895,497)   (8,401,009)
INVESTING ACTIVITIES
Capital expenditures..........     (928,174)      (412,438)     (257,888)     (196,598)   (1,449,213)
Proceeds from advance payment
  of note receivable from
  director....................      800,000             --            --            --            --
Funding of note receivable
  from minority stockholder...     (750,000)            --            --            --            --
                                 ----------   ------------   -----------   -----------   -----------
Net cash used in investing
  activities..................     (878,174)      (412,438)     (257,888)     (196,598)   (1,449,213)
FINANCING ACTIVITIES
Proceeds from issuance of debt
  and warrant.................   $2,150,000    $ 1,000,000    $3,050,000    $2,825,000    $5,000,000
Payments on debt..............           --       (200,000)   (4,050,000)   (4,380,000)           --
Payment of fees and expenses
  associated with issuance of
  debt and warrant............           --             --            --            --      (393,891)

                               SOURCE MEDIA, INC.

                                                                               NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  --------------------------------------   -------------------------
                                    1993          1994           1995         1995           1996
                                 -----------    ----------   -----------   -----------   ------------
                                                                                  (Unaudited)
Payments on debt to related
  parties.....................     (473,965)            --            --            --            --
Payments on capital lease
  obligations.................     (361,456)      (164,800)     (176,503)     (129,293)     (151,466)
Proceeds from issuance of
  common stock upon exercise
  of stock options............        6,182          3,465        29,770       574,230        79,712
Proceeds from issuance of
  common stock in secondary
  offering, net of fees and
  expenses....................           --             --    21,850,516            --            --
Purchase of treasury stock....           --             --    (2,988,343)           --            --
Proceeds from issuance of
  preferred stock net of fees
  and expenses................    6,496,019      5,054,787            --            --            --
Cash acquired in the Merger...           --             --     8,891,389     8,891,389            --
Payment of fees and expenses
  associated with Merger......           --             --    (1,135,099)   (1,135,159)           --
Redemption of Merger dissenter
  shares......................           --             --      (527,220)     (527,220)           --
Other.........................           --             --            --            --       (30,043)
                                 -----------   -----------    ----------    -----------  ------------
Net cash provided by financing
  activities..................    7,816,780      5,693,452    24,944,510     6,118,947     4,504,312
Effect of exchange rate
  changes on cash and cash
  equivalents.................       14,483        (35,859)      (27,099)      (33,105)       26,112
                                 -----------   -----------    ----------    -----------  ------------
Net increase (decrease) in
  cash and cash equivalents...      937,495     (1,107,845)   17,352,213       993,747    (5,319,798)
Cash and cash equivalents at
  beginning of period.........      297,360      1,234,855       127,010       127,010    17,479,223
                                 -----------   -----------    ----------    -----------  ------------
Cash and cash equivalents at
  end of period...............   $1,234,855    $   127,010   $17,479,223    $1,120,757   $12,159,425
                                 ==========    ===========    ===========   ==========   ===========
Supplemental Disclosures of
  Cash Flow Information
Cash paid during the period
  for:
  Interest on long-term debt,
     notes payable, and
     capital leases...........   $  287,188    $   417,587    $  354,333    $  346,604    $   33,811
                                 ==========    ===========    ==========    ==========    ==========

                 See Notes to Consolidated Financial Statements

                               SOURCE MEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   COMPANY HISTORY AND DESCRIPTION

     Source Media, Inc. (the Company), through its wholly-owned subsidiary IT Network, Inc. (IT), is a provider of information and services to consumers through the television and telephone. The Company's Interactive Channel, which is in the development stage, is designed to provide a range of on-line information and services to consumers utilizing cable television and telephone lines. Subscribers will be able to use the Interactive Channel's menu-driven navigational system to access desired interactive programming presented in the format of photographic quality, still-frame pictures, text and graphics accompanied by audio. For the past seven years, the Company has been delivering audiotext information to consumers through the touch-tone telephone. Through its On-Line Telephone Business, the Company provides consumers with information on demand, such as news, weather and sports, together with topical information for health, legal and other matters of consumer interest. The financial results of the Company reflect the operations of its On-Line Telephone Business and general, development, advertising and promotion expenses related to the Interactive Channel.

     IT was incorporated on July 19, 1988, as a Colorado corporation and subsequently, on July 23, 1991, reincorporated in Texas. On June 23, 1995, IT merged (the Merger ) into a wholly-owned subsidiary of HB Communications Acquisition Corp. (HBAC). Pursuant to the Merger agreement, IT's outstanding common stock and preferred stock were converted into an aggregate 6,696,992 shares of the Company's common stock. In connection with the Merger, HBAC changed its name to Source Media, Inc. Because the Merger resulted in IT's stockholders having a majority ownership in SMI, the Merger was accounted for as an issuance of IT's shares in exchange for the net assets of SMI. In connection with the Merger, SMI paid $527,000 to redeem 50,500 HBAC common shares held by dissenting stockholders and repaid $4,100,000 of IT debt and related accrued interest. For accounting and financial reporting purposes, the Company has reflected in its consolidated financial statements the assets, liabilities, and equity of IT at their historical book values. Accordingly, the results of operations and financial position of the Company, for periods and dates prior to the Merger, are the historical results of operations and financial position of IT for such period and dates.

     HBAC was formed as a Delaware corporation in January 1993 for the purpose of acquiring a company in the communications industry. To provide the funds for such acquisition, in June 1993, HBAC consummated an initial public offering of units consisting of shares of common stock and warrants to purchase shares of common stock. HBAC incurred a net loss of approximately $392,000 for the year ended December 31, 1994, and reported net income of approximately $177,000 for the three months ended March 31, 1995. As these amounts are not significant if combined with the results of operations of IT, pro forma statement of operations data for these periods have not been presented. At the time of the Merger, HBAC's only monetary asset was cash of approximately $8.9 million.

     The Company has authorized for issuance up to 1,000,000 shares of $.001 par value preferred stock and 50,000,000 shares of $.001 par value common stock. On September 19, 1995 stockholders of the Company approved a 1-for-2 reverse split of its common stock to be effective on October 10, 1995. All historical share and per-share amounts presented herein have been retroactively adjusted to reflect the reverse split. In addition, historical share and per-share amounts presented herein have been retroactively adjusted to reflect the SMI shares issued or issuable to the former IT common stockholders as part of the Merger.

2.   SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company; its wholly-owned subsidiary IT; and IT's majority-owned Canadian subsidiaries, Cableshare Inc., a publicly traded company (Cableshare), and 997758 Ontario Inc. (997758), (collectively, the Company). All material intercom-

                               SOURCE MEDIA, INC.

     pany amounts and transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with the current year presentation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     MINORITY INTERESTS

     Minority interests represent the minority stockholders' proportionate shares of the equity of both Cableshare and 997758. At December 31, 1994 and 1995, the Company owned approximately 51% of Cableshare's capital stock, representing approximately 74% voting control. At December 31, 1994 and 1995, the Company owned 100% of the voting Class X shares of 997758, while an individual owned 100% of the Class Y nonvoting shares of 997758, as more fully discussed in Note 5 -- Stock Options, Warrants and Shares Reserved for Future Issuance.

     CASH AND CASH EQUIVALENTS

     The Company classifies all highly liquid investments with original maturities of three months or less to be cash equivalents.

     MONETARY REVENUE RECOGNITION

     To date, the Company has earned monetary revenues through advertising sponsorships of its On-Line Telephone Business. Monetary revenues are recognized on a straight-line basis over the term of the respective contracts, beginning at the time of the annual distribution of the applicable local Yellow Pages directory, or at the applicable contract start date, if later, and continuing to the end of the term of the respective contracts, which is typically from 3 to 12 months.

     The Company has entered into agreements with certain Regional Bell Operating Companies or their affiliates (RBOCs) whereby the Company agreed to share certain revenues and the RBOCs agreed to bear certain costs. Under the terms of certain of these agreements, the Company's sales force sells certain advertising sponsorships for the Company's interactive telephone programming. In these cases, the Company recognizes the full amount of revenues received, pursuant to sponsorships sold by the Company's sales personnel, as revenue on a straight-line basis and recognizes the RBOCs' costs under such agreements as cost of sales. In other agreements, the RBOCs sales force sells such sponsorships. In these cases, the Company recognizes as revenues only its share of the contract amount as these services are provided.

     NONMONETARY REVENUE RECOGNITION

     In each of its markets, the Company has entered into nonmonetary barter agreements with local television and radio stations. These media sponsors provide the Company with advertising time on their stations and update local news, weather and sports programming on the On-Line Telephone Service in exchange for promotional messages provided in connection with the On-Line Telephone Business and print advertisements in the Company's printed Network Guide. Revenues and cost of sales associated with these nonmonetary barter transactions are included in the Company's consolidated statements of operations at the estimated fair value of the on-air advertisements and information content provided to the Company by Media Sponsors.

     Nonmonetary revenues and cost of sales are recognized on a straightline basis over the terms of the respective contracts. The Company was obligated to provide future services and was entitled to receive

                               SOURCE MEDIA, INC.

     future advertising and information content of $14,967,402 and $9,430,099 at December 31, 1994 and 1995, respectively.

     DEFERRED EXPENSES

     Under its agreements with certain RBOCs, the Company pays the RBOCs fees equal to a percentage of cash collected under monetary contracts with advertisers, as discussed above. Such fees are paid to the RBOCs prior to the end of the contracts with the advertisers, while the related expenses are recognized on a straight-line basis over the length of the advertising contracts. Accordingly, deferred expense represents cumulative fees paid to the RBOCs, under revenue and cost-sharing agreements, in excess of cumulative expenses recognized under the same contracts.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization, including the amortization of assets recorded under capital lease obligations (which is included in depreciation expense), are computed by the straight-line method over the estimated useful lives of the assets. Production equipment and computer and other equipment are depreciated over a five-year period. Furniture and fixtures are depreciated over a seven-year period.

     INTANGIBLE ASSETS

     Goodwill is related to the acquisition of the Cableshare interest and is amortized using the straight-line method over an estimated useful life of five years. Patents are also amortized using the straight-line method over an estimated useful life of five years.

     The Company continually reevaluates the propriety of the carrying value of intangible assets, as well as the amortization periods, to determine whether current events and circumstances warrant adjustment to the carrying value or revisions to estimates of useful lives. To measure any potential impairment of goodwill and patents, the Company periodically compares the carrying value of its investment in Cableshare to its equity ownership percentage of the fair market value of Cableshare. As a result of this periodic evaluation, effective December 31, 1994, the Company recorded a write-down of its patents and goodwill in the amount of $1,900,000.

     UNEARNED INCOME

     Under its monetary contracts with advertisers, the Company typically bills the sponsorship fees before the end of the contracts, while revenue is earned on a straight-line basis over the length of the same contracts. Accordingly, unearned income represents cumulative amounts billed under monetary contracts in excess of cumulative revenues earned under the same contracts.

     TRANSLATION OF FOREIGN CURRENCIES

     The financial positions and results of operations of Cableshare and 997758 are measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the foreign currency translation account in stockholders' equity.

     STOCK OPTIONS

     The Company accounts for employee and director stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees (APB 25) and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants to

                               SOURCE MEDIA, INC.

     employees and directors if the exercise price of the Company's stock option grants is at or above the fair market value of the underlying stock on the date of grant.

     COMPUTATION OF NET LOSS AND SUPPLEMENTAL NET LOSS PER COMMON SHARE

     The computation of net loss per common share in each period is based on the weighted average number of common shares outstanding for each period, after the retroactive adjustment to reflect shares issued to the former IT common stockholders as part of the Merger. Convertible securities and stock options are not included in the net loss per common share calculation for each period because they are anti-dilutive. The common stock held by HBAC stockholders and the common stock issued upon the conversion of the preferred stock of IT are included in the computation from the date of the Merger.

     Supplemental net loss per common share and supplemental weighted average common shares outstanding are provided under the assumption the Merger took place at the beginning of the respective periods indicated. Under this assumption, supplemental weighted average common shares outstanding include
     (1) common shares that would have been outstanding upon the conversion of IT's preferred shares and (2) additional shares equal to that portion of the common shares held by HBAC stockholders assumed to have been issued in order to repay the portion of the $4.1 million of IT debt and related accrued interest outstanding for each period. Supplemental net loss is computed as historical net loss less the impact of interest expense related to the $4.1 million of IT debt and related accrued interest repaid with the proceeds from the Merger.

     EXPENSES RELATED TO DISCONTINUED PUBLIC OFFERING

     Included in Other Income (Expense) during 1994 are expenses of $1,479,000 associated with a discontinued public offering.

     UNAUDITED INTERIM INFORMATION

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

     On April 3, 1996, the Company issued a senior note (the "First Tranche Note") in the principal amount of $5.0 million and a warrant entitling the holder thereof to purchase 500,000 shares of the Company's common stock at a purchase price of $10.21 per share. Additional notes (the "Second Tranche Note") in the aggregate principal amount of up to $5.0 million may be issued on or before April 3, 1997 provided certain conditions are met. On September 30, 1996, the Company issued an additional senior note in the amount of $326,806 for the payment of interest on the First Tranche Note. This note has terms identical to the First Tranche Note. In connection with this transaction, if certain conditions are met and the Company elects to issue the Second Tranche Note, the Company will be obligated to issue a second warrant entitling the holder to purchase up to an additional 500,000 shares of the Company's common stock at a purchase price of $10.21 per share. All notes issued in connection with this transaction are due on March 31, 2001 and bear interest at the rate of 13% per annum through March 31, 1998 and 12% thereafter. On March 31, 2000, the Company must make a prepayment of the notes equal to 33.33% of the then outstanding principal (together with interest accrued to date on such principal amount). Through March 31, 1998, at the option of the Company, interest payments may be made through the issuance of additional notes. The notes are secured by a lien on all of the Company's assets, including its shares of stock in Cableshare, and the Company's licensing agreement with Cableshare. Except for the required prepayment described above, the note agreement provides for a prepayment penalty and customary covenants and events of default. The warrant contains standard anti-dilution provisions, and is

                               SOURCE MEDIA, INC.

     exercisable, in whole or in part, at any time until its expiration on March 31, 2001. The Company also granted the holders of the warrant demand and "piggyback" registration rights covering the shares of the Company's common stock issuable upon exercise of the warrant. The estimated fair market value of the warrant was credited to capital in excess of par value and the senior notes were recorded at a corresponding discount. The discount on the senior notes is being amortized to interest expense using the effective interest rate method over the stated term of the senior notes, resulting in an effective interest rate on the senior notes of 16.2%.

     In April 1996, Cableshare and GTE Corporation and GTE Mainstreet Incorporated (collectively, "GTE") agreed to dismiss all litigation between Cableshare and GTE, and Cableshare and the Company granted a license to GTE, for a fee, of the Cableshare United States patents.

     During July 1996, the Board of Directors of the Company adopted the Employee Stock Purchase Plan (the "Plan"), subject to approval by the Company's stockholders at the 1997 annual meeting. Under the Plan, eligible employees may purchase shares of the Company's common stock at a discount through voluntary monthly payroll deductions, beginning in September 1996. In connection with the Plan, the Company has set aside 100,000 shares of Common Stock held in treasury.

     During June and July 1996, the Board of Directors granted 665,000 stock options to certain officers and managers of the Company under the terms of the 1995 Performance Equity Plan at exercise prices ranging from $8.28 per share to $10.50 per share.

     In September 1996 in Colorado Springs, Colorado, the Company commercially introduced the Interactive Channel, its on-line television programming service which provides a range of on-demand information and services to subscribers utilizing cable television and telephone lines.

     In October 1996, the Company acquired certain audiotext servicing assets from The Reuben H. Donnelly Corporation ("Donnelly") for an aggregate purchase price of $750,000. In connection therewith, the Company executed a services agreement with a three year minimum term. Under the terms of the agreement, Donnelly is obligated to pay the Company a minimum of $3.2 million over the term of the agreement and the Company is assuming Donnelly's operating responsibilities for its audiotext business.

3.   LONG-TERM DEBT AND NOTES PAYABLE

     During March and April 1992 the Company issued convertible notes (Convertible Notes) to a director and outside investors for proceeds of $3,000,000 (stated interest rate of 12%, effective interest rate of 17%). As discussed more fully in Note 9 -- Charges Related to Financing Incentives, in April and May 1993, several of these investors, including the director, converted their Convertible Notes into shares of the Company's common stock. Upon conversion, the Convertible Notes were canceled. Of the original proceeds of $3,000,000, Convertible Notes of $330,000, excluding accrued interest, were outstanding as of December 31, 1994. In September 1995, the remaining investors converted their Convertible Notes into 67,570 shares of the Company's common stock. Upon conversion, the Convertible Notes were canceled.

     During December 1994 the Company entered into two $500,000 demand promissory note agreements (1994 Notes Payable) which bore interest at the rate of 10%, with 21st Century Investments (21st Century), a New York general partnership and Company stockholder. As an inducement to 21st Century to provide the 1994 Notes Payable to the Company, the Company agreed in principle to negotiate and subsequently issue and sell to 21st Century an aggregate $2,000,000 of 10% senior secured notes, together with warrants to purchase up to 537,500 shares of the Company's common stock, to effect certain amendments to the Certificate of Designations relating to the Company's Series A Preferred Stock and Series B Convertible Preferred Stock (Series B Preferred Stock), to amend the terms of certain existing warrants to acquire shares of the Company's common stock that are currently held by an affiliate of 21st Century, and to grant certain registration rights with respect to shares of common stock currently held by 21st Century and its affiliates. During 1995, the Company entered into two loan agreements (collectively,

                               SOURCE MEDIA, INC.

     the 1995 Loan Agreements), at a rate of 10%, with several individuals, institutions and 21st Century, acting as agent (the Lenders). Proceeds from the 1995 Loan Agreements consisted of $3,050,000 and the cancellation of the 1994 Notes Payable in the amount of $1,000,000. Advances under the 1995 Loan Agreements were repaid on the closing date of the Merger (see Note 1 -- Company History and Description ).

4.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On April 9, 1993, the Company issued to three investors an aggregate of 5,000,000 shares of its mandatorily redeemable Series A Preferred Stock in a private placement for proceeds of $10,000,000, consisting of $7,200,000 of cash and the conversion of certain debt and accrued interest. Dividends of $.20 per share per annum were payable quarterly. Dividends were payable in-kind the first year, at the election of the Company, and at the election of each investor the second year and were cumulative in years two through five.

     The Company exercised its option to pay dividends in-kind on its Series A Preferred Stock during 1993 and, in 1995, made changes to the Series A Preferred Stock's Certificate of Designations to allow 1994 and future dividends to be paid in-kind. During 1993, 1994 and 1995, the Company issued 384,454 shares, 557,214 shares, and 289,199 shares, respectively, of Series A Preferred Stock in payment of Series A Preferred Stock dividends of $768,909 ($0.15 per share), $1,117,955 ($0.20 per share), and $564,022
     ($0.10 per share), respectively. The number of shares in-kind issued to satisfy dividend requirements was determined by dividing the calculated dividend amount by the Series A Preferred Stock liquidation preference amount of $2.00 per share.

     In March 1994 a Certificate of Designations was filed authorizing the issuance of 4,545,454 shares of mandatorily redeemable Series B Preferred Stock and the Company issued, to ten investors, an aggregate 2,424,896 shares of Series B Preferred Stock in a private placement for net proceeds of $5,052,916, consisting of $4,865,916 of cash and a $187,000 conversion of a liability to one of its investors. Dividends of $0.22 per share per annum through September 30, 1994, $0.242 per share per annum from October 1, 1994 through March 31, 1995, and $0.264 per share per annum thereafter, were payable in cash quarterly and were cumulative. At December 31, 1994, the Company had dividends in arrears totaling $503,285 which were subsequently paid in-kind.

     See Note 1 -- Company History and Description for a description of the effect of the Merger on such preferred stock.

5.   STOCK OPTIONS, WARRANTS AND SHARES RESERVED FOR FUTURE ISSUANCE

     STOCK OPTIONS

     Effective October 31, 1989, the Company established a qualified incentive employee stock option plan. Options granted in 1989 and 1990 have a term of ten years from the date of grant and vest 33 1/3% at the end of one year from the date defined in the stock option agreements, and 33 1/3% at the end of each of the two years thereafter. During December 1991 and 1993, the Company established additional qualified incentive employee stock option plans whereby granted options have a term of ten years from the date of grant and vest 20% at the end of one year from the date defined in the stock option agreement, and 20% at the end of each of the four years thereafter.

     During 1995, HBAC adopted the 1995 Performance Equity Plan (the Equity
     Plan). The Equity Plan provides for the grant of options to purchase shares of the Company's common stock to employees, officers, directors, and consultants of the Company and its subsidiaries, including IT. The Equity Plan authorizes the granting of awards (stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and/or other stock-based awards, as defined), the exercise of which would allow up to an aggregate of 500,000 shares of the Company's common stock to be acquired. As of

                               SOURCE MEDIA, INC.

     December 31, 1995, there were options outstanding under the Equity Plan to purchase 141,001 shares of Common Stock at an exercise price of $10.37 per share.

     During September 1995, the Board of Directors of the Company adopted the 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the Directors' Plan), subject to approval by the Company's stockholders at the next annual meeting. The Directors' Plan provides for the automatic annual grant to each non-employee director of the Company an option to purchase 3,000 shares of Common Stock. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and will be exercisable at any time from the date of grant until the fifth anniversary thereof. The Directors' Plan provides for the grant of options to purchase up to 150,000 shares of Common Stock. As of December 31, 1995, there were options outstanding under the Directors' Plan to purchase 12,000 shares of Common Stock at an exercise price of $10.89 per share.

                                                 OPTIONS     SHARES                     OPTION OR
                                                AVAILABLE     UNDER      AGGREGATE       EXERCISE
         EMPLOYEE STOCK OPTION ACTIVITY         FOR GRANT    OPTION        PRICE          PRICE
    -----------------------------------------   ---------    -------    -----------    ------------
    Balance at December 31, 1992.............      36,327    172,582    $ 1,422,842    $0.74-$26.79
      Options authorized.....................     268,750         --             --
      Options granted........................     (90,408)    90,408      1,847,580      3.72-26.79
      Options exercised......................          --     (2,688)        (2,000)           0.74
      Options canceled.......................      12,465    (12,465)       (63,275)     0.74-26.79
                                                ---------    -------    -----------
    Balance at December 31, 1993.............     227,134    247,837      3,205,147      0.74-26.79
      Options authorized.....................          --         --             --
      Options granted........................     (70,816)    70,816      1,897,200           26.79
      Options exercised......................          --     (4,583)        (3,465)     0.74-26.79
      Options canceled.......................      45,324    (45,324)      (679,675)          26.79
                                                ---------    -------    -----------
    Balance at December 31, 1994.............     201,642    268,746      4,419,207      0.74-26.79
      Options authorized.....................     500,000         --             --
      Options repriced.......................          --         --     (2,449,709)
      Options granted........................    (220,586)   220,586      2,247,607      9.77-11.50
      Options exercised......................          --    (84,688)      (261,353)      0.74-3.72
      Options canceled.......................      56,035    (56,035)      (684,034)     9.77-26.79
      Options assumed canceled...............    (178,092)        --             --
                                                ---------    -------    -----------
    Balance at December 31, 1995.............     358,999    348,609    $ 3,271,708    $0.74-$11.50
                                                 ========    =======     ==========

     As the Company does not intend to grant any additional options pursuant to the 1989 Plan, the 1991 Plan and the 1993 Plan, all remaining options available for grant under such plans are assumed to be canceled.

     In March 1995 the Board of Directors approved a reduction in the exercise price of certain of the Company's outstanding employee stock options. In total, 145,783 options with exercise prices of $14.88 and $26.79 per share were revised to an exercise price of $9.77 per share, which represented fair market value.

     Options representing 121,384 and 120,809 shares were exercisable at December 31, 1994 and 1995, respectively.

     WARRANTS

     At December 31, 1991, the Company had outstanding warrants to purchase 78,373 shares of its common stock at $11.16 per share under an agreement dated February 1, 1991. The warrants are exercisable at any time up to the expiration date of February 1, 2001. These warrants were subsequently amended whereby the number of shares was increased to 83,085, and the exercise price was decreased to $10.79 per share.

                               SOURCE MEDIA, INC.

     In February 1992 the Company granted a warrant to purchase 10,079 shares of the Company's common stock, exercisable at $24.78 per share, to an individual in return for his guarantee of certain Company indebtedness, which has since been repaid. In February 1993 this warrant was amended to reduce the exercise price of the shares to $18.60 per share in return for an extension of the guarantee. This amended warrant is exercisable at any time up to the expiration date of February 10, 1998.

     On September 24, 1992, the Company's subsidiary, 997758, entered into an agreement with an individual to issue shares of 997758's nonvoting Class Y shares in exchange for Class A Subordinate Voting Shares and Class B Multiple Voting Shares of Cableshare owned by such individual. The individual has the right at any time through February 14, 2000, to exchange any or all of the Class Y shares of 997758 for up to an aggregate of 206,376 shares of the Company's common stock. Each exercise of the exchange rights shall include at least Cdn $150,000 in value of Class Y shares of 997758 being exchanged for the Company's common stock.

     During December 1992, the Company issued a warrant (the Hartford Warrant) to an insurance company to purchase 67,188 shares of common stock of the Company in connection with the purchase of $3,000,000 of convertible Senior Secured Notes, which were subsequently converted into common stock in 1993. The agreement entitled the warrant holder to exercise its warrant at an initial exercise price of $18.60 per share at any time up to the expiration date of December 21, 2002. The Hartford Warrant agreement provides for certain registration rights and the exercise price may be adjusted from time to time upon the occurrence of events enumerated in the agreement. As a result various events, the Hartford Warrant was adjusted to a per-share price of $10.50, and the number of shares issuable upon the exercise of such warrant was increased to 105,282.

     During December 1992 the Company issued a warrant (the Dublind Warrant) to an individual to purchase 94,063 shares of common stock of the Company in consideration for certain financial consulting services provided to the Company. The agreement entitled the warrant holder to exercise its warrant at an initial exercise price of $18.60 per share at any time up to the expiration date of December 21, 2002. The Dublind Warrant agreement provides for certain registration rights and the exercise price may be adjusted from time to time upon the occurrence of events enumerated in the agreement. As a result of various events, the Dublind Warrant was adjusted to a per-share price of $10.50, and the number of shares issuable upon the exercise of such warrant was increased to 147,394.

     As consideration for participation of certain of its partners on an advisory committee through March 31, 1995, a Series B Preferred Stock holder received warrants (the Advisory Warrants) to purchase an aggregate 322,500 shares of the Company's common stock. The warrants were exercisable at prices and times depending upon an initial public offering of the Company's common stock, or conversion of the Company's Series B Preferred Stock. As a result of the issuance of these warrants, the Company recorded approximately $456,000 in selling, general, and administrative expenses in the year ended December 31, 1994.

     In January 1995, in connection with one of the 1995 Loan Agreements, certain of the Lenders received warrants (the 1995 Warrants) to purchase an aggregate of 645,000 shares of the Company's common stock. GKN Securities Corp., the broker of the 1995 Loan Agreements, received $140,000 and warrants (the GKN Warrants) to purchase an aggregate of 75,250 shares of the Company's common stock. In May 1995, certain of the Lenders agreed to cancel the Advisory Warrants and certain of the 1995 Warrants allowing for the purchase of an aggregate of 268,750 shares of the Company's common stock, in exchange for the issuance of warrants (the Funding Warrants) to purchase, either by the tendering of cash or shares of the Company's common stock, up to 1,034,687 shares of the Company's common stock at an exercise price of $7.44 per share, subject to adjustment for antidilution. The remaining 1995 Warrants not converted into Funding Warrants, providing for the purchase of 376,250 shares of Common Stock, as well as the GKN Warrants, were converted into warrants for the purchase of shares of the

                               SOURCE MEDIA, INC.

     Company's common stock at an exercise price of $11.00 per share through June 2000, which may be redeemed by the Company at a price of $0.01 per warrant upon 30 days' notice at any time in the event that the best sales price of the common stock is at least $20.00 per share for 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given (the Public Warrants). The Funding Warrants and the Public Warrants contain provisions providing for certain registration rights.

     On July 13, 1995 the Company entered into an agreement with Hackman, Baring & Co., Incorporated, a stockholder of the Company owned equally by Rhodric Hackman and John Baring, directors of the Company, whereby Hackman, Baring & Co., Incorporated was engaged for a six-month period to act as advisor to the Company in connection with investor relations and future financings. In connection with the public offering of the common stock in December 1995, the Company issued in the first quarter of 1996 to Hackman, Baring & Co., Incorporated warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $11.00 per share, at any time up to June 23, 2000, on which date the warrants will expire. Such warrants have piggyback registration rights and the value of the warrants is de minimis.

     At the time of the Merger, HBAC had reserved for issuance 1,903,302 shares of common stock for various outstanding warrants, including Public Warrants for the purchase of 1,875,000 shares of the Company's common stock. The remaining HBAC warrants are exercisable at prices of $10.60 - $11.00 each through June 1998.

     SHARES RESERVED FOR FUTURE ISSUANCE

     As of December 31, 1995, 4,824,313 common shares were reserved for future issuance, as follows:

                                                                                    NUMBER OF
    SECURITY                                                                     RESERVED SHARES
    --------                                                                     ---------------
    Public Warrants..........................................................       2,326,500
    Other warrants...........................................................       1,433,829
    Employee and director stock options......................................         857,608
    997758 Class Y Stock put rights..........................................         206,376
                                                                                    ---------
                                                                                    4,824,313
                                                                                    =========

6.   NOTES RECEIVABLE FROM STOCKHOLDERS

     In 1993 the Company made a loan, bearing interest at a rate of 10% per annum, of $770,000 to a director and stockholder. Unpaid principal and interest were due May 31, 1995. The director used the proceeds to exercise an option representing 77,400 shares of common stock. In December 1993, the director and stockholder paid the note receivable of $770,000 plus accrued interest of $30,000. In consideration for paying this note prior to the due date, the Company forgave $15,000 of accrued interest. In addition, the Company agreed to pay the director and stockholder $15,000 per month for 24 months, in the aggregate $360,000, of which approximately 31% was related to a note discount and 69% was related to compensation to the director and stockholder for an option which had terminated. In 1993 the Company recorded $341,000 of charges related to financing incentives representing the forgiveness of interest and the discounted value of the monthly payments to the director and stockholder, as discussed in Note 9 -- Charges Related to Financing Incentives.

     On May 20, 1993, the Company loaned $750,000 to the individual holding Class Y shares of 997758, which note is secured by the individual's holdings in 997758 and bears interest at a rate per annum of 2%, payable quarterly. The unpaid principal and interest become due on May 20, 2000. The Company recorded a discount of $292,000 to reflect the difference between the actual interest rate and a reasonable

                               SOURCE MEDIA, INC.

     market rate (10%) and increased goodwill accordingly. The note and accrued interest are reflected as a reduction of minority interests in the accompanying consolidated balance sheet.

     On June 30, 1993, the Company loaned $50,000 to an officer, director, and stockholder. This loan is evidenced by a nonrecourse promissory note, as amended, and bears interest at the rate of 10% per annum, with the principal amount and accrued interest due and payable on May 31, 1997. Payment of the note is secured by a pledge of 6,719 shares of common stock. Amounts outstanding, including accrued interest, are included in stockholders' equity (capital deficiency) in the accompanying consolidated balance sheets.

     In May 1995, the Company loaned $225,000 to an officer and stockholder. Such loan is evidenced by a nonrecourse promissory note bearing interest at the rate of 10% per annum, with principal and accrued interest due May 31, 1997. Payment of the note is secured by a pledge of 24,188 shares of the Company's common stock. Subsequent to year end, the officer and stockholder repaid the note and all accrued interest through a surrender of common stock with a fair market value equal to the outstanding note and accrued interest as of the date of repayment.

7.   LEASES

     The Company leases office space and various office equipment under operating leases. Rent expense was $346,305, $522,093, and $508,349 for the years ended December 31, 1993, 1994, and 1995, respectively.

     The Company leases certain production equipment under capital leases having effective interest rates ranging from 3.7% to 21%, with lease terms that expire through 1997. Assets recorded under capital leases were $454,198 at December 31, 1994 and 1995. Accumulated amortization related to these assets was $111,796 and $197,561 at December 31, 1994 and 1995,
     respectively.

8.   INCOME TAXES

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $28.8 million for United States income tax purposes, that expire in 2003 through 2010, which may be used to reduce future United States taxable income and tax liabilities.

                               SOURCE MEDIA, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                     1994            1995
                                                                  -----------     -----------
    Deferred tax liabilities:
    Tax over book depreciation................................    $  (119,012)    $   (92,502)
    Other, net................................................             --        (302,394)
                                                                  ------------    ------------
    Total deferred tax liabilities............................       (119,012)       (394,896)
    Deferred tax assets:
      Net operating loss carryforwards........................      8,751,919      12,386,189
      Investment tax credits..................................      3,337,000       3,431,000
      Unearned income.........................................      1,776,128       1,555,418
      Accrued compensation....................................        302,540         342,160
      Accrued expenses........................................        150,197          53,754
      Other, net..............................................         28,402          37,729
                                                                  ------------    ------------
    Total deferred tax assets.................................     14,346,186      17,806,250
    Valuation allowance for deferred tax assets...............    (14,227,174)    (17,411,354)
                                                                  ------------    ------------
      Net of valuation allowance..............................        119,012         394,896
                                                                  ------------    ------------
    Net deferred tax asset....................................    $        --     $        --
                                                                  ============    ============

     During the years ended December 31, 1994 and 1995, the Company's valuation allowance for deferred tax assets increased $2,911,168 and $3,184,180, respectively.

     The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes occur. As a result of the Merger, an ownership change occurred that will cause the Company's utilization of net operating losses to be limited to approximately $3.5 million in a given year.

     At December 31, 1995, Cableshare had net operating loss carryforwards for Canadian income tax purposes of approximately Cdn $9.1 million, expiring in 1998 through 2001, which may be used to reduce future Canadian taxable income and tax liabilities of Cableshare. Cableshare also has available at December 31, 1995, subject to Revenue Canada's review, investment tax credits totaling Cdn $4.7 million, expiring in 1997 through 2003. In 1994, Cableshare was reassessed by Revenue Canada for 1988, reducing investment tax credits available to offset income taxes otherwise payable in future years by Cdn $1,900,000 and requiring repayment of Cdn $315,000 of such credits which had been received, together with interest of Cdn $295,000. Cableshare disputes this reassessment and intends to vigorously defend itself against this action; however, such amounts have been recorded as a liability in Cableshare's financial statements.

     At December 31, 1995, Cableshare had net operating loss carryforwards for Ontario Provincial income tax purposes of approximately Cdn $9.6 million, expiring in 1998 through 2002, which may be used to reduce future Ontario taxable income and tax liabilities of Cableshare.

     At December 31, 1995, Cableshare, related to its wholly owned United States subsidiary, had net operating loss carryforwards for United States income tax purposes of approximately $415,000, expiring in 2005 through 2006, which may be used to reduce future United States taxable income and tax liabilities of the subsidiary.

                               SOURCE MEDIA, INC.

     The following table accounts for the difference between the actual tax provisions and the amounts obtained by applying the U.S. federal statutory rates to the net loss:

                                                         1993           1994           1995
                                                      ----------     ----------     ----------
    Tax benefit at statutory rate.................    $(3,372,275)   $(4,371,455)   $(3,321,547)
    Increase in taxes resulting from:
      Benefit of U.S. tax loss not recognized.....      2,235,543      2,956,832      2,789,900
      Foreign losses on which a tax benefit could
         not be recognized........................         51,576        205,000        172,875
      Nondeductible amortization and write-down of
         intangible assets........................        522,119          9,866        350,655
      Nondeductible expenses on which tax benefit
         cannot be recognized.....................        563,037      1,199,757          8,117
                                                      -----------    -----------    -----------
      Actual tax provision........................    $       --     $       --     $       --
                                                      ===========    ===========    ===========

9.   CHARGES RELATED TO FINANCING INCENTIVES

     During April 1993 the Company recorded charges related to financing incentives of $1,523,000 resulting from inducements made to, and accepted by, certain security holders to convert their securities into common stock of the Company at conversion rates more favorable than the respective conversion rates provided in the securities. At that time, $4,436,000 in debt was converted, and warrants for 29,831 shares and options for 77,400 shares, with an aggregate price of approximately $878,000, were exercised for 619,408 shares of the Company's common stock.

                                                        PRINCIPAL                                                 CHARGES
                                                         BALANCE       INCENTIVE       SHARES       AGGREGATE    RELATED TO
                                                       PLUS ACCRUED     SHARES      CONVERTED OR    EXERCISE     FINANCING
                                                         INTEREST       OFFERED      EXERCISED        PRICE      INCENTIVES
                                                       ------------    ---------    ------------    ---------    ----------
     Convertible Notes..............................    $3,419,000      119,621        608,247      $     --     $  957,000
     Notes payable to related parties...............     1,017,000          990        344,640            --          8,000
     Stock options and warrants.....................            --       33,250        199,500       878,000        558,000
                                                        ----------      -------      ---------      --------     ----------
                                                        $4,436,000      153,861      1,152,387      $878,000     $1,523,000
                                                        ==========      =======      =========      ========     ==========

     Had this conversion taken place on January 1, 1993, the effect would have been to decrease the Company's 1993 net loss per common share to $2.51.

     As part of the conversion of $2,700,000 of the Convertible Notes, the Company agreed to pay the former holders thereof, including a director and stockholder, equivalent interest (the Equivalent Interest) of approximately $81,000 per quarter, until such time as the Company effected a public offering of its common stock. In December 1993 the Company recorded charges related to financing incentives of $162,000 associated with such equivalent interest payments to the former holders of Convertible Notes. For the years ended December 31, 1994, and 1995, the Company recorded additional equivalent interest payments in the amounts of $256,500 and $162,000, respectively. Such amounts are included in interest expense in the accompanying consolidated financial statements.

     In December 1993 the Company recorded charges related to financing incentives of $341,000 related to payment of a $770,000 note receivable from a director and stockholder prior to the original due date as discussed in Note 6 -- Notes Receivable from Stockholders.

                               SOURCE MEDIA, INC.

10. COMMITMENTS AND CONTINGENCIES

     Various noteholders, warrant holders, stockholders, and the holder of Class Y shares of 997758 have registration rights, under certain conditions, which may require the Company to file a registration statement.

     In February 1996, the Company entered into an agreement with Cableshare which grants to the Company the exclusive right to market Cableshare's patents and software in the deployment and operation of the Interactive Channel for a one-year period, renewable annually upon the mutual agreement of the parties. The license also commits Cableshare to develop a new set-top box, a UNIX-based headend and user-friendly applications and production system. The Company will pay $4.75 million for the development projects, of which $2.9 million has already been paid through March 15, 1996, and Cableshare will receive an agreed payment for equipment sold as a result of the Company's marketing of the Interactive Channel. The new license replaces the Company's obligation under the previous license to make payments and achieve subscriber levels.

     In January 1994 a former officer and director and significant stockholder of Cableshare and certain of his relatives, who are also stockholders of Cableshare, filed a lawsuit in Ontario, Canada in the Ontario Court (General Division) against the Company and several of its officers individually, two of whom have served on the Board of Directors of Cableshare. The plaintiffs are seeking, among other things, Cdn $8,000,000 in damages for reduced value of their holdings of Cableshare stock, caused by the actions of the defendants and Cdn $6,000,000 in damages for losses of stock options caused by the actions of the defendants. Also in January 1994, the former officer and director of Cableshare filed a claim of wrongful termination, seeking Cdn $350,000 in damages. Although the ultimate outcome of these actions cannot be determined at this time, management believes the claims are without merit and intends to vigorously defend its positions. In addition, management believes the ultimate outcome of these actions will not have a material impact on the consolidated financial condition or results of operations of the Company.

     Prior to December 31, 1994, Cableshare notified GTE that GTE may be infringing on one or more of Cableshare's U.S. patents. In March 1995, GTE filed an action in U.S. District Court seeking a declaratory judgment that, among other things, GTE did not infringe upon Cableshare's patents and that Cableshare's patents are invalid. On June 1, 1995, Cableshare filed an action in United States District Court alleging that GTE is infringing Cableshare's patents. In January 1996, GTE and the Company agreed in principle to a settlement that would resolve this litigation. Currently, the tentative settlement would involve a license, for a fee, of the Cableshare United States patents in connection with the dismissal of the lawsuits. There can be no assurances that the parties will execute settlement documents or that these lawsuits will be finally dismissed. If these lawsuits are not dismissed, management believes the GTE claims are without merit and intends to vigorously support Cableshare in defending Cableshare's position. In addition, management believes that the outcome of these actions will not have a material impact on the consolidated financial condition or results of operations of the Company. See Note 2 -- Significant Accounting Policies: Unaudited Financial Information.

     The Company is party to ordinary routine litigation and other claims incidental to its business, none of which is expected to have a material adverse effect on the Company's results of operations or financial position.

11. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS AND RBOC CANCELLATION

     The Company performs ongoing credit evaluations of its customers and does not require collateral. Overall, concentrations of credit risk with respect to receivables, except for the customers discussed below, are limited because of the large number of customers in the Company's customer base, the relatively small dollar amount of individual customer balances and their dispersion across many different industries and geographic areas. The Company maintains reserves for potential credit losses, and such

                               SOURCE MEDIA, INC.

     losses have been within management's expectations. For the years ended December 31, 1994 and 1995, no customer accounted for greater than 10% of monetary revenues, except as discussed below. As of December 31, 1994 and 1995, no customer represented more than 10% of the Company's accounts receivable, except as discussed below.

     In April 1995, an RBOC, Ameritech Advertising Services (Ameritech), terminated its agreement with the Company which allowed the Company to distribute information regarding its interactive telephone service through the Ameritech's Yellow Pages product. By letter dated December 1995, Ameritech informed the Company that the Company would not be required to provide services to Ameritech after February 1, 1996. On February 5, 1996, the Company filed suit against Ameritech in District Court in Dallas, Texas, alleging, among other claims, that Ameritech breached its agreement with the Company, that Ameritech converted property and business owned by the Company and that Ameritech breached its fiduciary responsibility to the Company. During 1994 and 1995, the Company generated approximately $1,827,000 and $1,898,000 in monetary revenues, or 22% and 20%, respectively, of total monetary revenues for 1994 and 1995, and approximately $6,482,000 and $5,975,000 in nonmonetary revenues, or 29% and 37%, respectively, of total nonmonetary revenues for 1994 and 1995, through contracts with advertisers and media sponsors related to sponsorships of the Company's printed menu of audiotext topics distributed in the Ameritech's Yellow Pages.

     During 1994 and 1995, the Company generated approximately $764,000 and $1,084,000 in monetary revenues, or 9% and 12%, respectively, of total monetary revenues for 1994 and 1995, through sales of services called Consumer Tips to Ameritech. As of December 31, 1994 and 1995, balances due from Ameritech represented 15% and 24% of the Company's accounts receivable, respectively.

12. SEGMENT REPORTING

     For financial reporting purposes, the Company operates in two business segments:

     On-line telephone -- The Company's On-Line Telephone Business provides advertiser-sponsored interactive programming via the telephone in markets throughout the United States.

     On-line television -- The Company's on-line television product, the Interactive Channel, is designed to provide a broad range of interactive programming via the television.

     Corporate assets consist primarily of cash and cash equivalents.

                               SOURCE MEDIA, INC.

     The following are operating results and certain other information by business segment:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1993         1994        1995
                                                               -------     --------     -------
                                                                        (in thousands)
    Net revenues:
      On-line telephone....................................    $25,122     $ 30,093     $25,283
      On-line television...................................         61          850           3
                                                               -------     --------     -------
                                                               $25,183     $ 30,943     $25,286
                                                               =======     ========     =======
      Operating loss:
      On-line telephone....................................    $(3,237)    $ (2,633)    $  (756)
      On-line television...................................     (2,172)      (6,659)     (5,819)
      Corporate expenses...................................     (2,396)      (2,039)     (1,753)
                                                               -------     --------     -------
                                                               $(7,805)    $(11,331)    $(8,328)
                                                               =======     ========     =======
    Identifiable assets:
      On-line telephone....................................    $ 5,945     $  4,363     $ 4,120
      On-line television...................................      6,068        3,729       2,596
      Corporate assets.....................................      1,235          127      17,479
                                                               -------     --------     -------
                                                               $13,248     $  8,219     $24,195
                                                               =======     ========     =======
    Depreciation and amortization:
      On-line telephone....................................    $   342     $    470     $   458
      On-line television...................................      1,790        1,943       1,374
                                                               -------     --------     -------
                                                               $ 2,132     $  2,413     $ 1,833
                                                               =======     ========     =======
    Additions to property and equipment:
      On-line telephone....................................    $   881     $    300     $    17
      On-line television...................................        448          217         241
                                                               -------     --------     -------
                                                               $ 1,329     $    517     $   258
                                                               =======     ========     =======

                               SOURCE MEDIA, INC.

     Foreign net revenues, operating loss, and identifiable assets of all consolidated foreign subsidiaries located outside the United States and its territories, and possessions as of and for the years ended December 31, 1993, 1994, and 1995, are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               1993         1994        1995
                                             -------     --------     -------
                                                      (in thousands)
    Net revenues:
      United States......................... $25,123     $ 30,098     $25,286
      Canada................................      60          845          --
      Transfers between geographic areas....   1,104          665       2,423
      Adjustments and eliminations..........  (1,104)        (665)     (2,423)
                                             -------     --------     -------
                                             $25,183     $ 30,943     $25,286
                                             =======     ========     =======
    Operating loss:
      United States......................... $(5,633)    $ (6,955)    $(7,069)
      Canada................................  (1,960)      (2,940)       (508)
      Adjustments and eliminations..........    (212)      (1,436)       (751)
                                             -------     --------     -------
                                             $(7,805)    $(11,331)    $(8,328)
                                             =======     ========     =======
    Identifiable assets:
      United States......................... $ 7,197     $  5,150     $21,402
      Canada................................   6,051        3,069       2,793
                                             -------     --------     -------
                                             $13,248     $  8,219     $24,195
                                             =======     ========     =======

                                AUDITORS' REPORT

To the Board of Directors of
  CABLESHARE INC.

     We have audited the consolidated balance sheets of Cableshare Inc. as at March 31, 1995 and March 31, 1996 and the consolidated statements of earnings, deficit and changes in financial position for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1995 and March 31 1996 and the results of its operations and changes in its financial position for each of the three years in the period ended March 31, 1996 in accordance with generally accepted accounting principles.

KPMG
Chartered Accountants

London, Canada
May 23, 1996

                      COMMENTS BY AUDITOR FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in
Note 1 to the financial statements. Our report to the Board of Directors dated May 23, 1996 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

KPMG
Chartered Accountants

London, Canada
May 23, 1996

                                CABLESHARE INC.

                          CONSOLIDATED BALANCE SHEETS
                               (CANADIAN DOLLARS)

                                                                       AS AT
                                                      ----------------------------------------
                                                              MARCH 31,
                                                      -------------------------
                                                         1995           1996        SEPT. 30,
                                                      ----------     ----------        1996
                                                                                    ----------
                                                                                    (Unaudited)
ASSETS
Current Assets
  Cash and term deposits..........................    $   36,280     $  306,499     $  398,932
  Accounts receivable.............................       325,636        680,655        494,464
  Inventory.......................................        17,089        102,062          7,982
  Prepaid expenses................................        70,364        342,439        151,366
                                                      ----------     ----------     ----------
                                                         449,369      1,431,655      1,052,744
                                                      ----------     ----------     ----------
Equipment (note 3)
  Cost............................................     2,379,499      2,658,746      2,853,608
  Less accumulated depreciation...................     1,766,898      2,037,340      2,242,036
                                                      ----------     ----------     ----------
                                                         612,601        621,406        611,572
                                                      ----------     ----------     ----------
                                                      $1,061,970     $2,053,061     $1,664,316
                                                      ==========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Account payable and accrued liabilities.........    $  560,937     $1,687,353     $1,443,353
  Unearned revenue................................        10,500         78,200         20,202
  Income taxes payable (note 4)...................       710,431        782,079        816,593
  Current portion of capital lease obligations
     (note 5).....................................        44,086         58,078         41,715
                                                      ----------     ----------     ----------
                                                       1,325,954      2,605,710      2,321,863
                                                      ----------     ----------     ----------
Capital lease obligations (note 5)................        47,334         42,363         37,389
Shareholders' equity (deficit)
  Capital stock (note 6)..........................     8,462,606      8,462,606      8,569,896
  Deficit.........................................    (8,793,479)    (8,977,852)    (9,184,536)
  Foreign currency translation adjustment.........        19,555        (79,766)       (80,296)
                                                      ----------     ----------     ----------
                                                        (311,318)      (595,012)      (694,936)
Contingencies (note 7)
Commitment (note 8)
                                                      ----------     ----------     ----------
                                                      $1,061,970     $2,053,061     $1,664,316
                                                      ==========     ==========     ==========

          See accompanying notes to Consolidated Financial Statements.

                                CABLESHARE INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                               (CANADIAN DOLLARS)

                                                                          SIX MONTHS ENDED SEPT.
                                          YEARS ENDED MARCH 31,                    30,
                                   -----------------------------------    ----------------------
                                     1994         1995         1996         1995         1996
                                   ---------    ---------    ---------    ---------    ---------
                                                                               (unaudited)
Revenue
  Software development, systems
     and support.................. $1,958,560   $1,285,486   $3,986,384   $1,638,786   $2,821,386
  Royalty and licensing...........     16,000    1,408,497      544,000            0            0
                                   ------------ ------------ ------------ ------------ ------------
                                    1,974,560    2,693,983    4,530,384    1,638,786    2,821,386
                                   ------------ ------------ ------------ ------------ ------------
Expenses
  Research and development........  1,097,355      687,871    2,061,276      817,389    1,622,806
  Costs of goods..................    538,237      136,177       13,344       13,344      300,348
  Operating and administration....    499,646    2,543,815    2,614,763      804,896    1,104,916
                                   ------------ ------------ ------------ ------------ ------------
                                    2,135,238    3,367,863    4,689,383    1,635,629    3,028,070
                                   ------------ ------------ ------------ ------------ ------------
Income (Loss) before income
  taxes...........................   (160,678)    (673,880)    (158,999)       3,157     (206,684)
Income taxes (note 4).............          0       49,068       25,374            0            0
                                   ------------ ------------ ------------ ------------ ------------
Income (Loss) for the period......   (160,678)    (722,948)    (184,373)       3,157     (206,684)
                                   ============ ============ ============ ============ ============
Income (Loss) per share........... $    (0.01)   $   (0.05)   $   (0.01)   $    0.00    $   (0.01)

                                CABLESHARE INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT
                               (CANADIAN DOLLARS)

                                                                          SIX MONTHS ENDED SEPT.
                                          YEARS ENDED MARCH 31,                    30,
                                   -----------------------------------    ----------------------
                                     1994         1995         1996         1995         1996
                                   ---------    ---------    ---------    ---------    ---------
Deficit, beginning of period....   $7,909,853   $8,070,531   $8,793,479   $8,793,479   $8,977,852
Loss (income) for the period....      160,678      722,948      184,373       (3,157)     206,684
                                   ----------   ----------   ----------   ----------   ----------
Deficit, end of period..........   $8,070,531   $8,793,479   $8,977,852   $8,790,322   $9,184,536
                                   ==========   ==========   ==========   ==========   ==========

          See accompanying notes to Consolidated Financial Statements

                                CABLESHARE INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                               (CANADIAN DOLLARS)

                                                                             SIX MONTHS ENDED SEPT.
                                             YEARS ENDED MARCH 31,                    30,
                                      -----------------------------------    ----------------------
                                        1994         1995         1996         1995         1996
                                      ---------    ---------    ---------    --------     ---------
                                                                                  (unaudited)
Cash provided by (used in)
Operations
  Income (loss) for the period....... $(160,678)   $(722,948)   $(184,373)   $  3,157     $(206,684)
  Items not involving cash:
     Depreciation....................   212,500      269,892      272,789     105,174       204,696
     Gain (loss) on disposal of
       equipment.....................   (15,090)           0       21,464           0             0
  Change in non-cash operating
     working capital.................  (200,503)     660,177      553,697     (26,561)      203,860
                                      ---------    ---------    ---------    ---------    ---------
                                       (163,771)     207,121      663,577      81,770       201,872
                                      ---------    ---------    ---------    ---------    ---------
Investments
  Additions to equipment.............   (44,293)    (492,333)    (304,778)    (47,847)     (194,862)
  Proceeds from disposal of
     equipment.......................    20,295            0        1,720           0             0
                                      ---------    ---------    ---------    ---------    ---------
                                        (23,998)    (492,333)    (303,058)    (47,847)     (194,862)
                                      ---------    ---------    ---------    ---------    ---------
Financing
  Proceeds of capital leases.........         0      115,372       44,293      12,444        11,981
  Repayment of capital leases........         0      (23,952)     (35,272)    (27,265)      (33,318)
  Issue of capital stock.............   128,047        2,755            0           0       107,290
                                      ---------    ---------    ---------    ---------    ---------
                                        128,047       94,175        9,021     (14,821)       85,953
                                      ---------    ---------    ---------    ---------    ---------
Increase (decrease) in cash..........   (59,722)    (191,037)     369,540      19,102        92,963
Effect of currency translation on
  cash flow..........................    32,620        9,708      (99,321)        (18)         (530)
                                      ---------    ---------    ---------    ---------    ---------
                                        (27,102)    (181,329)     270,219      19,084        92,433
Cash and term deposits, beginning of
  period.............................   244,711      217,609       36,280      36,280       306,499
                                      ---------    ---------    ---------    ---------    ---------
Cash and term deposits, end of
  period............................. $ 217,609    $  36,280    $ 306,499    $ 55,364     $ 398,932
                                      =========    =========    =========    =========    =========

          See accompanying notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               (CANADIAN DOLLARS)

1.   BASIS OF PRESENTATION AND ECONOMIC DEPENDENCE

     These financial statements have been prepared on the basis of accounting principles generally accepted in Canada as applicable to a going concern. The company's future operations will depend on its ability to generate revenue, equity financing or support from various sources, including its parent company, IT Network, Inc., of Dallas, Texas, during the coming fiscal year to cover its operating expenditures.

     The company earned revenue of $3,986,384 during 1996 (1995, $2,027,000; 1994, $1,390,000) from the sale of hardware, software licensing and development agreements to IT Network, Inc. and was charged $57,030 during 1996 (1995, $74,000; 1994, $0) by IT Network, Inc. for expense reimbursements. At March 31, 1996, the accounts receivable included a balance owing from IT Network, Inc. of $109,953 (1995, $274,231). All transactions with IT Network, Inc. were undertaken at prevailing market rates.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The Company's main activity is research and development of technology in the field of interactive television and related areas.

     The accompanying financial statements are prepared in accordance with generally accepted accounting principles in Canada, are stated in Canadian dollars, and conform in all material respects to generally accepted accounting principles in the United States. The consolidated financial statements for the six months ended September 30, 1996 and 1995 are unaudited, but in the opinion of management reflect all adjustments, consisting of normal recurring accruals, which are necessary for a fair presentation of the financial position, results of operations, and changes in financial position for the interim periods presented.

     (a)  PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Cableshare Inc. and its wholly-owned subsidiaries.

     (b)  FOREIGN CURRENCY TRANSLATION

        The subsidiaries located in the United States, the Netherlands and Barbados are considered to be self-sustaining operations. Their financial statements are translated to Canadian currency as follows:

        (i) assets and liabilities at the rate of exchange on the balance sheet date;

        (ii)  revenue and expense items at rates in effect during the year; and,

        (iii) the resulting exchange gains and losses are deferred and included as a separate component of shareholders' equity.

     (c)  INVENTORY

        Inventory is carried at the lower of cost and net realizable value.

                               (CANADIAN DOLLARS)

     (d)  EQUIPMENT

        Equipment is stated at cost. Depreciation is provided on the straightline basis for data processing equipment, research equipment, and rental systems and on the declining balance basis for office equipment and demonstration equipment, using the following annual rates:

         ASSET                                                                        RATE
         -----                                                                        ----
         Data processing equipment..............................................         15%
         Research equipment.....................................................    15 - 25%
         Office equipment.......................................................         20%
         Demonstration equipment................................................         20%
         Rental Systems.........................................................         40%

     (e)  REVENUE

        Revenue from the sale of goods and services is recognized upon the delivery of the goods and rendering of the services. Revenue from the licensing of software is recognized upon delivery where the company has no significant continuing obligations, and otherwise upon the earlier of acceptance by the customer or discharge of all significant obligations. Upon recognition of revenue from the licensing of software, the estimated cost of remaining obligations, which are not significant, is accrued. Advance payments by customers are recorded as deferred revenue until earned.

     (f)  INVESTMENT TAX CREDITS

        As a high technology company, Cableshare is entitled by law to use various investment tax credits to reduce federal income taxes which would be otherwise payable. Such credits are related to amounts expended for qualified scientific research and development, including equipment related thereto. The investment tax credits earned and utilized during the year are reflected as reductions of the related expense and equipment.

3.   EQUIPMENT

                                                                                1996         1995
                                                             ACCUMULATED      NET BOOK     NET BOOK
                                                 COST        DEPRECIATION      VALUE        VALUE
                                               ---------     ------------     --------     --------
    Data processing equipment..............   $  427,334      $   407,676     $ 19,658     $ 11,832
    Research equipment.....................    1,214,920          901,601      313,319      267,767
    Office equipment.......................      588,817          465,431      123,386      137,342
    Demonstration equipment................      223,852          164,612       59,240       72,607
    Rental Systems.........................      203,823           98,020      105,803      123,053
                                              ----------       ----------     --------     --------
                                              $2,658,746      $ 2,037,340     $621,406     $612,601
                                              ==========       ==========     ========     ========

4.   INCOME TAXES

     Income taxes expense consists entirely of withholding tax on intercompany royalty payments, which is not recoverable, and income taxes at normal rates on the income of subsidiaries in the Netherlands and Barbados.

     The potential tax savings from investment tax credits and losses carried forward as outlined below have not been recorded in the accounts.

     REASSESSMENT OF PRIOR YEAR

     The company was reassessed for 1988, reducing investment tax credits available to offset income taxes otherwise payable in future years by $1.9 million and requiring repayment of an additional $315,000 of

                               (CANADIAN DOLLARS)

     such credits which had been received in cash. The liability of $780,000 at September 30, 1996 (1995, $690,000) includes accumulated interest of $465,000 at September 30, 1996 (1995, $375,000). The company has appealed the reassessment.

     CANADIAN INCOME TAXES

     At March 31, 1996, the company has losses carried forward for income tax purposes. These losses carried forward may be used to reduce future years' income for tax purposes. The company also has available, subject to Revenue Canada's review, investment tax credits. Investment tax credits apply only to federal income taxes otherwise payable. The losses carried forward and investment tax credits expire approximately as follows:

                                                          FEDERAL                                PROVINCIAL
                                     -------------------------------------------------     ----------------------
                                     LOSSES CARRIED FORWARD     INVESTMENT TAX CREDITS     LOSSES CARRIED FORWARD
                                     ----------------------     ----------------------     ----------------------
    1997.........................          $       --                 $2,800,000                $         --
    1998.........................           5,400,000                    200,000                   5,800,000
    1999.........................           1,500,000                    700,000                   1,500,000
    2000.........................             300,000                    300,000                     400,000
    2001.........................             100,000                    300,000                     100,000
    2002.........................           1,800,000                    200,000                   1,800,000
    2003.........................             400,000                    200,000                     400,000
                                            ---------                  ---------                  ----------
                                           $9,500,000                 $4,700,000                $ 10,000,000
                                            =========                  =========                  ==========

     UNITED STATES FEDERAL INCOME TAXES

     The company has losses carried forward for income tax purposes totalling $37,000 U.S. These losses carried forward may be used to reduce future years' income for tax purposes and expire approximately as follows:

    2006.........................................................................    $ 1,000
    2009.........................................................................     14,000
    2011.........................................................................     22,000
                                                                                        ----
                                                                                     $37,000
                                                                                        ====

5.   CAPITAL LEASE OBLIGATIONS

     The company has capital lease obligations for office and research equipment requiring the following future minimum payments:

                                                                           1995         1996
                                                                         --------     --------
    1996.............................................................    $ 56,128     $     --
    1997.............................................................      43,377       68,581
    1998.............................................................       8,086       30,517
    1999.............................................................          --       18,344
                                                                          -------      -------
    Total minimum future lease payments..............................     107,591      117,442
    Amounts representing interest at rates from 11.89% to 18.22%.....      16,171       17,001
                                                                          -------      -------
                                                                           91,420      100,441
    Less current portion.............................................      44,086       58,078
                                                                          -------      -------
                                                                         $ 47,334     $ 42,363
                                                                          =======      =======

     Interest paid on capital lease obligations was $21,814 (1995, $4,888; 1994, nil).

                               (CANADIAN DOLLARS)

6.   CAPITAL STOCK

     AUTHORIZED

     An unlimited number of Class A subordinate voting shares without par value carrying one vote per share.

     An unlimited number of Class B multiple voting shares without par value carrying twenty votes per share. The Class B shares are convertible on a share-for-share basis into Class A shares at any time at the option of the holder. In certain circumstances during a take-over bid, the Class B multiple voting shares may lose their vote entitlement in order to protect the rights of Class A subordinate voting shareholders.

     ISSUED

                                                             NUMBER OF SHARES
                                                          ----------------------
                                                           CLASS A      CLASS B       AMOUNT
                                                          ---------     --------     ---------
    Balance, March 31, 1994...........................    11,662,597    2,555,080    $8,459,851
    Employee options exercised........................        5,740           --         2,755
    Class B shares converted..........................        5,000       (5,000)           --
    Balance, March 31, 1995...........................    11,673,337    2,550,080    8,462,606
    Class B shares converted..........................      104,563     (104,563)           --
    Balance, March 31, 1996...........................    11,777,900    2,445,517    8,462,606

     During 1996, the company granted options to purchase 285,000 Class A subordinate voting shares at prices ranging from $0.89 to $1.08, exercisable at various dates to 2005. No options were granted during 1995.

     At March 31, 1996, options to purchase a total of 679,817 Class A subordinate voting shares were outstanding at prices ranging from $0.39 to $1.52 exercisable at various dates to October, 2005.

7.   CONTINGENCIES

     In January, 1994 a former officer and director of the company filed a claim for wrongful termination seeking $350,000 in damages. The company believes the allegations are without merit, has vigorously defended this suit and awaits the judgment of the court. In January, 1994 the same person also commenced an action in which several persons are defendants who are, or have been, officer or directors of the company. The company may be obliged to pay up to $100,000 in costs to defend these persons.

8.   COMMITMENT

     The company is committed to operating lease payments for its office premises requiring future payments approximately as follows:

    1997........................................................................    $145,000
    1998........................................................................     140,000
    1999........................................................................     142,000
    2000........................................................................      36,000
                                                                                    --------
                                                                                    $463,000
                                                                                    ========

                               (CANADIAN DOLLARS)

9.   GEOGRAPHIC SEGMENTED INFORMATION

     The company carries on business in two geographic segments as follows:

                                                           CANADA      OUTSIDE CANADA      TOTAL
                                                         ----------    --------------    ----------
    FOR THE YEAR ENDED MARCH 31, 1996
    Gross income......................................   $4,055,678      $  474,706      $4,530,384
    Earnings (loss) for the year......................     (599,436)        415,063        (184,373)
    Total Assets......................................    2,023,272          29,789       2,053,061
    FOR THE YEAR ENDED MARCH 31, 1995
    Gross income......................................    1,019,641       1,674,342       2,693,983
    Earnings (loss) for the year......................   (1,935,540)      1,212,592        (722,948)
    Total Assets......................................    1,011,154          50,816       1,061,970
    FOR THE YEAR ENDED MARCH 31, 1994
    Gross income......................................      920,949       1,053,611       1,974,560
    Earnings (loss) for the year......................     (206,686)         46,008        (160,678)
    Total Assets......................................    1,001,130         447,516       1,448,646

     Included in gross income of the Canadian segment is revenue from customers in the United States in the amount of $4,055,678 for fiscal 1996 (1995, $996,143; 1994, $919,086).

10. COMPARATIVE FIGURES

     Certain 1995 and 1994 figures have been reclassified to conform with the financial statement presentation adopted in 1996.

11. UNAUDITED INTERIM INFORMATION

     During the six months ended September 30, 1995 and 1996, the company earned revenue from the sale of hardware, software licensing and development agreements to IT Network, and was charged for expenses as follows:

                                                                        REVENUE       EXPENSES
                                                                       ----------     --------
    Six months ended September 30, 1995............................    $1,638,786     $ 57,030
    Six months ended September 30, 1996............................     2,821,386       91,086
    Accounts receivable balance from IT Network:
      As of September 30, 1995.....................................                   $580,519
      As of September 30, 1996.....................................                    401,655

     Equipment cost and accumulated depreciation were as follows at September 30, 1996:

                                                                         ACCUMULATED      NET BOOK
                                                            COST         DEPRECIATION      VALUE
                                                         -----------     ------------     --------
    Data processing equipment........................    $   507,543      $   417,577     $ 89,966
    Research equipment...............................      1,318,167        1,042,601      275,566
    Office equipment.................................        600,223          479,230      120,993
    Demonstration equipment..........................        223,852          170,612       53,240
    Rental systems...................................        203,823          132,016       71,807
                                                         -----------       ----------     --------
                                                         $ 2,853,608      $ 2,242,036     $611,572
                                                         ===========       ==========     ========

                               (CANADIAN DOLLARS)

     The Class A shares and Class B shares outstanding as of September 30, 1996, were as follows:

                                                             NUMBER OF SHARES
                                                          ----------------------
                                                           CLASS A      CLASS B       AMOUNT
                                                          ---------     --------     ---------
    Balance, March 31, 1996...........................    11,777,900    2,445,517    $8,462,606
    Employee options exercised........................      163,188           --       107,290
    Class B shares converted..........................       18,000      (18,000)           --
    Balance, September 30, 1996.......................    11,959,088    2,427,517    8,569,896

     Geographic segmented information for the six months ended September 30, 1995 and 1996, was as follows:

                                                          CANADA      OUTSIDE CANADA      TOTAL
                                                         ---------    --------------    ---------
    FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995
    Gross income......................................   $1,638,786      $      0       $1,638,786
    Earnings (loss) for the year......................       9,491         (6,334)          3,157
    Total Assets......................................   1,274,048         49,932       1,323,980
    FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
    Gross income......................................   2,821,386              0       2,821,386
    Loss for the year.................................    (201,235)        (5,449)       (206,684)
    Total Assets......................................   1,613,792         50,524       1,664,316

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by Source Media, Inc. (the "Registrant" or the "Company") in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions, are as follows:

    SEC Registration Fee......................................  $3,139.37
    NASD Filing Fee...........................................     N/A
    Nasdaq Listing Fee........................................      *
    Blue Sky Qualification Fees and Expenses..................      *
    Accounting Fees and Expenses..............................      *
    Legal Fees and Expenses...................................      *
    Transfer Agent and Registrar Fees.........................      *
    Printing and Engraving Expenses...........................      *
    Miscellaneous.............................................      *
                                                                ---------
              Total...........................................  $   *
                                                                =========

---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Eighth of the Company's Certificate of Incorporation (Exhibit 3.1 hereto) and
Section 5.1 of the Company's Bylaws (Exhibit 3.2 hereto) provide for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's Bylaws permit it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Immediately prior to the Merger, on June 23, 1995, HBAC issued 250,000 shares of HBAC common stock to GKN Securities Corp. and certain related persons in exchange for 207,113 Unit Purchase Options

("UPOs") that were issued in connection with HBAC's initial public offering in 1993. Each of the UPOs entitled the holder, upon the exercise thereof and payment of the applicable exercise price, to receive one shares of HBAC common stock and two warrants having terms similar to the Public Warrants. The 250,000 shares of common stock were issued in reliance on the exemption provided by
Section 3(a)(9) of the Securities Act. The transaction involved the exchange of a security with an existing security holder of HBAC, and no commission was paid or given directly or indirectly for soliciting such exchange. In connection with the Merger, HBAC changed its name to Source Media, Inc. As a result of the Reverse Split effected on October 10, 1995, such 250,000 shares were combined into a total of 125,000 shares.

     On April 3, 1996, Source issued a warrant to purchase 500,000 shares of its common stock to Northstar Advantage High Total Return Fund ("Northstar"). The warrant was issued in reliance on Section 4(2) of the Securities Act. Northstar is an accredited investor, and the warrant may not be transferred without an opinion that such transfer would not violate federal or state securities laws.

     Pursuant to the Arrangement Agreement (the "Arrangement Agreement") dated November 13, 1996 between Source and Cableshare Inc. ("Cableshare"), Source has agreed to issue up to 1,428,955 shares of its common stock to holders of Cableshare's Class A Shares and Class B Shares, if such holders elect to receive Source common stock pursuant to the Arrangement Agreement instead of exchangeable shares of Cableshare. The transactions contemplated by the Arrangement Agreement will be approved by the Ontario Court of Justice (General Division) pursuant to Section 182 of the Business Corporations Act (Ontario). The Source common stock to be issued in connection with the Arrangement Agreement will be issued without registration in reliance on Section 3(a)(10) of the Securities Act. A letter has been submitted on Source's behalf requesting that the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") confirm that it would not recommend any enforcement action to the Commission if the transactions contemplated by the Arrangement Agreement are consummated as described therein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         3.1         -- Restated Certificate of Incorporation, as amended (filed as Exhibit
                        3.1 to the Company's Registration Statement on Form S-1, as amended
                        (No. 33-97564), and incorporated herein by reference).
         3.2         -- Bylaws (filed as Exhibit 3.2 to HBAC's Registration Statement on Form
                        S-1, as amended (No. 33-62606), and incorporated herein by reference).
         4.1         -- Form of Common Stock Certificate (filed as Exhibit 4.1 to the
                        Company's Registration Statement on Form S-1 (No. 33-97564), and
                        incorporated herein by reference).
         5.1+        -- Opinion of Thompson & Knight, P.C., with respect to the validity of the Source Common Shares.
         8.1++       -- Opinion of Thompson & Knight, P.C. regarding tax matters.
         8.2++       -- Opinion of Heenan Blaikie, Barristers and Solicitors, regarding tax matters.
        10.1         -- Master Agreement between IT Network, Inc. and Pacific Bell Directory, dated December 16, 1992, as amended (filed as Exhibit 10.18 to HBAC's
                        Registration Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).
        10.2         -- Master AudioText Agreement between IT Network, Inc. and BellSouth, dated May 1, 1993 (filed as Exhibit 10.22 to HBAC's Registration
                        Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).
        10.3         -- Sales Agency Agreement by and between US West Marketing Resources
                        Group, Inc. and IT Network, Inc., dated July 6, 1995 (filed as
                        Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1995, and incorporated herein by reference).

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.4*        -- Development and Licensing Agreement (dated as of April 1, 1995 between IT Network, Inc., Source Media, Inc., Cableshare Inc., Cable
                        Share International Inc., Cableshare (U.S.) Limited and Cableshare
                        B.V. (filed as Exhibit 10.22 to the Company's Annual Report on Form
                        10-K for the Year Ended December 31, 1995, and incorporated herein by reference).

        10.5         -- Interactive Television License Agreement between IT Network, Inc.,
                        Cableshare (U.S.) Limited and Cableshare Inc., dated June 11, 1992
                        (filed as Exhibit 10.40 to HBAC's Registration Statement on Form S-4
                        (No. 33-90482), and incorporated herein by reference).

        10.6         -- Interactive Channel Distribution Agreement dated November 16, 1995 between IT Network, Inc. and Cablevision Systems Corporation (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed
                        January 30, 1996, and as amended on March 19, 1996, and incorporated herein by reference).

        10.7         -- Interactive Cable Agreement between IT Network, Inc. and Sammons
                        Communications, Inc., dated June 4, 1993 (filed as Exhibit 10.53 to
                        HBAC's Registration Statement on Form S-4 (No. 33-90482), and
                        incorporated herein by reference).

        10.8         -- Contribution Agreement between National Research Council Canada and
                        Cableshare Inc. (filed as Exhibit 10.54 to HBAC's Registration
                        Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).

        10.9         -- Letter of Understanding between IT Network, Inc. and Pacific Bell
                        Directory dated August 25, 1994 (filed as Exhibit 10.55 to HBAC's
                        Registration Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).

        10.10        -- Note Agreement dated as of March 28, 1996 between Northstar Advantage
                        High Total Return Fund and the Company (filed as Exhibit 10.1 to the
                        Company's Quarterly Report on Form 10-Q for the Quarter Ended March
                        31, 1996, and incorporated herein by reference).

        10.11        -- 13% Senior Secured Note Due March 31, 2001 (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        March 31, 1996, and incorporated herein by reference)

        10.12        -- Stock Purchase Warrant dated April 13, 1996 between Northstar
                        Advantage High Total Return Fund and the Company (filed as Exhibit
                        10.3 to the Company's Quarterly Report on Form 10-Q for the Quarter
                        Ended March 31, 1996, and incorporated herein by reference).

        10.13        -- Registration Rights Agreement dated April 3, 1996 between Northstar
                        Advantage High Total Return Fund and the Company (filed as Exhibit
                        10.4 to the Company's Quarterly Report on Form 10-Q for the Quarter
                        Ended March 31, 1996, and incorporated herein by reference).

        10.14        -- Sales Agency Agreement dated May 20, 1996 between The Reuben H.
                        Donnelley Corporation and IT Network, Inc. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        June 30, 1996, and incorporated herein by reference).

        10.15        -- License Agreement dated June 6, 1996 between WinStar New Media Co.,
                        Inc. and the Company (filed as Exhibit 10.2 to the Company's
                        Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996,
                        and incorporated herein by reference).

        10.16*       -- Charter Affiliation Agreement between Century Communications
                        Corporation and the Company (filed as Exhibit 10.1 to the Company's
                        Current Report on Form 8-K filed April 23, 1996, and incorporated herein by reference).

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.17*       -- Services Agreement dated October 21, 1996 between The Reuben H.
                        Donnelley Corporation and IT Network, Inc. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        September 30, 1996, and incorporated herein by reference.
        10.18+       -- Arrangement Agreement dated November 13, 1996 between the Company and
                        Cableshare.
        10.19+       -- Form of Plan of Arrangement.
        10.20+       -- Form of Support Agreement between the Company and Cableshare.
        10.21+       -- Form of Voting and Exchange Trust Agreement among the Company,
                        Cableshare and [TRUSTEE].
        21           -- Subsidiaries.
        23.1+        -- Consent of Ernst & Young LLP.
        23.2+        -- Consent of KPMG, Chartered Accountants.
        23.3+        -- Consent of Thompson & Knight, P.C. (included in Exhibit 5.1).
        23.4++       -- Consent of Thompson & Knight, P.C. (to be included in Exhibit 8.1)
        23.5+        -- Consent of Heenan, Blaikie, Barristers & Solicitors.

---------------

 + Filed herewith.

++ To be filed by amendment.

 * Confidential treatment has been requested for certain portions of this Exhibit. Accordingly, those portions have been omitted from the filed copy and filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules:

     All schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant also hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, if for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Source Media, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 26, 1996.

                                            SOURCE MEDIA, INC.

                                            By: /s/ TIMOTHY P. PETERS
                                                -------------------------------
                                                     Timothy P. Peters,
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Source Media, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Timothy P. Peters and Michael
G. Pate, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
By:      /s/  TIMOTHY P. PETERS                Chief Executive Officer and    November 26, 1996
   ------------------------------------------    Chairman of the Board
              Timothy P. Peters                  (principal executive
                                                 officer)

By:      /s/  MICHAEL G. PATE                  Chief Financial Officer and    November 26, 1996
   ------------------------------------------    Treasurer (principal
               Michael G. Pate                   financial and accounting
                                                 officer)

By:        /s/  JOHN J. REED                   President and Director         November 26, 1996
   ------------------------------------------
                John J. Reed

By:      /s/  W. SCOTT BEDFORD                 Chief Operating Officer and    November 26, 1996
   ------------------------------------------    Director
              W. Scott Bedford

By:       /s/  JOHN F. BARING                  Director                       November 26, 1996
   ------------------------------------------
               John F. Baring

By:      /s/  ALAN M. FLAHERTY                 Director                       November 26, 1996
   ------------------------------------------
              Alan M. Flaherty

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
By:     /s/  JAMES L. GREENWALD                Director                       November 26, 1996
   ------------------------------------------
             James L. Greenwald

By:     /s/  RHODRIC C. HACKMAN                Director                       November 26, 1996
   ------------------------------------------
             Rhodric C. Hackman

By:     /s/  DAVID L. KUYKENDALL               Director                       November 26, 1996
   ------------------------------------------
             David L. Kuykendall

By:     /s/  MICHAEL J. MAROCCO                Director                       November 26, 1996
   ------------------------------------------
             Michael J. Marocco

                               INDEX TO EXHIBITS

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         3.1         -- Restated Certificate of Incorporation, as amended (filed as Exhibit
                        3.1 to the Company's Registration Statement on Form S-1, as amended
                        (No. 33-97564), and incorporated herein by reference).
         3.2         -- Bylaws (filed as Exhibit 3.2 to HBAC's Registration Statement on Form
                        S-1, as amended (No. 33-62606), and incorporated herein by reference).
         4.1         -- Form of Common Stock Certificate (filed as Exhibit 4.1 to the
                        Company's Registration Statement on Form S-1 (No. 33-97564), and
                        incorporated herein by reference).
         5.1+        -- Opinion of Thompson & Knight, P.C., with respect to the validity of the Source Common Shares.
         8.1++       -- Opinion of Thompson & Knight, P.C. regarding tax matters.
         8.2++       -- Opinion of Heenan Blaikie, Barristers and Solicitors, regarding tax matters.
        10.1         -- Master Agreement between IT Network, Inc. and Pacific Bell Directory, dated December 16, 1992, as amended (filed as Exhibit 10.18 to HBAC's
                        Registration Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).
        10.2         -- Master AudioText Agreement between IT Network, Inc. and BellSouth, dated May 1, 1993 (filed as Exhibit 10.22 to HBAC's Registration
                        Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).
        10.3         -- Sales Agency Agreement by and between US West Marketing Resources
                        Group, Inc. and IT Network, Inc., dated July 6, 1995 (filed as
                        Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1995, and incorporated herein by reference).
        10.4*        -- Development and Licensing Agreement (dated as of April 1, 1995 between IT Network, Inc., Source Media, Inc., Cableshare Inc., Cable
                        Share International Inc., Cableshare (U.S.) Limited and Cableshare
                        B.V. (filed as Exhibit 10.22 to the Company's Annual Report on Form
                        10-K for the Year Ended December 31, 1995, and incorporated herein by reference).
        10.5         -- Interactive Television License Agreement between IT Network, Inc.,
                        Cableshare (U.S.) Limited and Cableshare Inc., dated June 11, 1992
                        (filed as Exhibit 10.40 to HBAC's Registration Statement on Form S-4
                        (No. 33-90482), and incorporated herein by reference).
        10.6         -- Interactive Channel Distribution Agreement dated November 16, 1995 between IT Network, Inc. and Cablevision Systems Corporation (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed
                        January 30, 1996, and as amended on March 19, 1996, and incorporated herein by reference).
        10.7         -- Interactive Cable Agreement between IT Network, Inc. and Sammons
                        Communications, Inc., dated June 4, 1993 (filed as Exhibit 10.53 to
                        HBAC's Registration Statement on Form S-4 (No. 33-90482), and
                        incorporated herein by reference).
        10.8         -- Contribution Agreement between National Research Council Canada and
                        Cableshare Inc. (filed as Exhibit 10.54 to HBAC's Registration
                        Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).
        10.9         -- Letter of Understanding between IT Network, Inc. and Pacific Bell
                        Directory dated August 25, 1994 (filed as Exhibit 10.55 to HBAC's
                        Registration Statement on Form S-4 (No. 33-90482), and incorporated herein by reference).

      EXHIBIT
       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.10        -- Note Agreement dated as of March 28, 1996 between Northstar Advantage
                        High Total Return Fund and the Company (filed as Exhibit 10.1 to the
                        Company's Quarterly Report on Form 10-Q for the Quarter Ended March
                        31, 1996, and incorporated herein by reference).
        10.11        -- 13% Senior Secured Note Due March 31, 2001 (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        March 31, 1996, and incorporated herein by reference)
        10.12        -- Stock Purchase Warrant dated April 13, 1996 between Northstar
                        Advantage High Total Return Fund and the Company (filed as Exhibit
                        10.3 to the Company's Quarterly Report on Form 10-Q for the Quarter
                        Ended March 31, 1996, and incorporated herein by reference).
        10.13        -- Registration Rights Agreement dated April 3, 1996 between Northstar
                        Advantage High Total Return Fund and the Company (filed as Exhibit
                        10.4 to the Company's Quarterly Report on Form 10-Q for the Quarter
                        Ended March 31, 1996, and incorporated herein by reference).
        10.14        -- Sales Agency Agreement dated May 20, 1996 between The Reuben H.
                        Donnelley Corporation and IT Network, Inc. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        June 30, 1996, and incorporated herein by reference).
        10.15        -- License Agreement dated June 6, 1996 between WinStar New Media Co.,
                        Inc. and the Company (filed as Exhibit 10.2 to the Company's
                        Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996,
                        and incorporated herein by reference).
        10.16*       -- Charter Affiliation Agreement between Century Communications
                        Corporation and the Company (filed as Exhibit 10.1 to the Company's
                        Current Report on Form 8-K filed April 23, 1996, and incorporated herein by reference).
        10.17*       -- Services Agreement dated October 21, 1996 between The Reuben H.
                        Donnelley Corporation and IT Network, Inc. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
                        September 30, 1996, and incorporated herein by reference.
        10.18+       -- Arrangement Agreement dated November 13, 1996 between the Company and
                        Cableshare.
        10.19+       -- Form of Plan of Arrangement.
        10.20+       -- Form of Support Agreement between the Company and Cableshare.
        10.21+       -- Form of Voting and Exchange Trust Agreement among the Company,
                        Cableshare and [TRUSTEE].
        21           -- Subsidiaries.
        23.1+        -- Consent of Ernst & Young LLP.
        23.2+        -- Consent of KPMG, Chartered Accountants.
        23.3+        -- Consent of Thompson & Knight, P.C. (included in Exhibit 5.1).
        23.4++       -- Consent of Thompson & Knight, P.C. (to be included in Exhibit 8.1)
        23.5+        -- Consent of Heenan, Blaikie, Barristers & Solicitors.

---------------

 + Filed herewith.

++ To be filed by amendment.

 * Confidential treatment has been requested for certain portions of this Exhibit. Accordingly, those portions have been omitted from the filed copy and filed separately with the Securities and Exchange Commission.